     As filed with the Securities and Exchange Commission on March 6, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    Form S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                --------------

                       LANDRY'S SEAFOOD RESTAURANTS, INC.
             (Exact name of registrant as specified in its charter)

                                --------------

       Delaware                       5812                74-0405386
    (State or other       (Primary Standard Industrial (I.R.S. Employer
     jurisdiction          Classification Code Number)Identification No.)
  of incorporation or
     organization)

                              1400 Post Oak Blvd.
                                   Suite 1010
                              Houston, Texas 77056
                                 (713) 850-1010
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                              Steven L. Scheinthal
                         Vice President Administration,
                         General Counsel and Secretary
                              1400 Post Oak Blvd.
                                   Suite 1010
                              Houston, Texas 77056
                                 (713) 850-1010
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             Paul T. Schnell, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                         New York, New York 10036-6522
                                 (212) 735-3000

   Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement is declared effective in connection with the merger described in the Proxy Statement/Prospectus forming a part of this Registration Statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of Each Class of                       Proposed Maximum    Proposed Maximum        Amount of
    Securities To Be        Amount To Be     Offering Price Per  Aggregate Offering   Registration Fee
       Registered          Registered (1)           Unit              Price (2)              (3)
------------------------------------------------------------------------------------------------------
Common Stock, par value
 $0.01 per share........     10,131,472              n/a             $58,142,600         $15,349.65
------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) The number of shares of the Registrant's common stock issuable in connection with the merger in exchange for shares of common stock of Rainforest Cafe, Inc. ("Rainforest") is based on the sum of (x) the product of (i) 23,300,000 (an estimate of the aggregate number of shares of Rainforest common stock outstanding prior to the merger), (ii) 0.65 (based on an exchange for 65% of the number of shares of stock determined in (i) above) and (iii) 0.5816 (based on an exchange ratio of 0.5816th of a share of Registrant's common stock for each share of Rainforest common stock) and
    (y) the product of (i) 3,500,000 (an estimate of the number of shares of Rainforest common stock subject to employee options and other employee plans outstanding prior to the merger), (ii) 0.65 and (iii) 0.5816.
(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, (the "Securities Act"), the registration fee has been calculated based on a price of $4.00 per share of Rainforest common stock (the average of the high and low price per share of Rainforest common stock on the NASDAQ National Market on March 2, 2000) and an estimate of the maximum number of shares of Rainforest common stock that may be exchanged (26,800,000) less an estimate of the aggregate cash amount payable by the Registrant to holders of Rainforest common stock in the transaction ($49,057,400). Although this Registration Statement also constitutes the Proxy Statement for Rainforest for purposes of the Rainforest special meeting, pursuant to Rule 14a-6(j) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), the fee which would otherwise be required under Rule 14a-6(i) of the Exchange Act need not be paid.
(3) This fee has been calculated pursuant to Section 6(b) of the Securities
    Act, as the product of 0.000264 and $58,142,600.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LOGO OF RAINFOREST CAFE, INC.]     [LOGO OF LANDRY'S SEAFOOD RESTAURANTS, INC.]

            Special Meeting of Shareholders of Rainforest Cafe, Inc.

                          YOUR VOTE IS VERY IMPORTANT

Dear Rainforest Shareholders:

   The Board of Directors of Rainforest Cafe, Inc. and the Board of Directors of Landry's Seafood Restaurants, Inc. have approved a transaction whereby Rainforest will merge with and into a wholly owned subsidiary of Landry's. The Boards of Rainforest and Landry's believe that the combination of Rainforest and Landry's will create a stronger, more diverse restaurant company. The size, strength and experience of the combined company would represent an opportunity for enhanced valuation of the existing business brands. Additionally, the increased cash flow resulting from the merger will provide the shareholders of the combined company with a new degree of diversification and could supply the combined company with greater resources to pursue future growth opportunities.

   In the merger, each share of Rainforest common stock outstanding immediately prior to the merger will be converted and exchanged, pursuant to an election by each Rainforest shareholder, into 0.5816th of a share of Landry's common stock or the right to receive $5.23 in cash (in each case, subject to proration). The Rainforest common stock that will be converted into Landry's common stock will equal, as nearly as practicable, 65% of all outstanding shares of Rainforest common stock, and the Rainforest common stock that will be converted into cash will equal, as nearly as practicable, 35% of all outstanding shares of Rainforest common stock. If Rainforest shareholders, in the aggregate, elect to receive stock for more than 65% of their shares or cash for more than 35% of their shares, Rainforest shareholders electing such oversubscribed consideration will receive, on a pro rata basis, the alternative consideration for the excess.

   The Board of Directors of Rainforest has unanimously approved the merger agreement and the merger and believes that the merger agreement and the merger are fair to you and in your best interest and recommends that you vote FOR the approval of the merger proposal and the adjournment proposal described herein.

   The merger cannot be completed unless holders of a majority of shares of Rainforest common stock approve the merger proposal. Rainforest has scheduled a special meeting of its shareholders to vote on the merger proposal. You are cordially invited to attend the special meeting of Rainforest shareholders. Whether or not you plan to attend this meeting, IT IS IMPORTANT THAT YOUR SHARES BE VOTED. Please take the time to vote electronically via the Internet, by telephone or by completing and mailing the enclosed proxy card to Rainforest. If you submit a proxy (through any of the foregoing means) without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger proposal and the adjournment proposal. If your shares are held in "street name," you must instruct your broker on how to vote your shares. If you fail to vote or fail to instruct your broker to vote your shares, the effect will be the same as a vote against the merger proposal. The date, time and place of the special meeting of Rainforest shareholders is as follows:

                       [ Date ]
                       [ Time ]
                       [ Hotel and Hotel's Street Address ]
                       [ City / State / Zip ]

   This Proxy Statement/Prospectus provides you with detailed information about the merger agreement and the proposed merger. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

     [/s/ Kenneth W. Brimmer ]              [/s/ Tilman J. Fertitta ]
     Kenneth W. Brimmer                     Tilman J. Fertitta
     President and Director                 Chairman of the Board,
     Rainforest Cafe, Inc.                  Chief Executive Officer and
                                            President
                                            Landry's Seafood Restaurants, Inc.

 Shareholders are urged to consider those matters set forth in "Risk Factors"
 beginning on page [      ] of this Proxy Statement/Prospectus. Neither the
 United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.


   This Proxy Statement/Prospectus is dated [     ], and is first being mailed
to Rainforest shareholders on or about [      ].

                             RAINFOREST CAFE, INC.
                             720 South Fifth Street
                            Hopkins, Minnesota 55343
                                 (612) 945-5400

                  NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                       To Be Held on               , 2000

To the Shareholders of Rainforest Cafe, Inc.:

   A special meeting of shareholders of Rainforest Cafe, Inc., a Minnesota
corporation, will be held on            , 2000, at   :00   .m. (local time) at
                    for the following purposes:

  1. To consider and vote upon the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 9, 2000, by and among Landry's Seafood Restaurants, Inc., a Delaware corporation, LSR Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Landry's, and Rainforest, a copy of which is attached as Annex A to the accompanying Proxy Statement/Prospectus, and the merger contemplated thereby. This proposal is referred to in the accompanying Proxy Statement/Prospectus as the "merger proposal."

  2. To adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the merger at the originally scheduled time of the special meeting. This proposal is referred to in the accompanying Proxy Statement/Prospectus as the "adjournment proposal."

   Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the votes entitled to be cast by holders of Rainforest common stock. Approval of the adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of Rainforest common stock present (by proxy or voting ballot) at the special meeting. Shareholders of record of Rainforest at the close of business on
            , 2000 are entitled to notice of, and to vote at, the special meeting and at any and all adjournments or postponements thereof.

   Under Minnesota law, shareholders of Rainforest are eligible to exercise dissenters' rights in connection with the merger. A shareholder that does not vote in favor of the merger proposal and complies with other necessary procedural requirements will have the right to dissent from the merger and to seek appraisal of the fair value of shares if the merger is completed. For a description of dissenters' rights and the procedures to be followed to assert them, shareholders should review Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act. A copy of these provisions is included as Annex C to the accompanying Proxy Statement/Prospectus.

   THE RAINFOREST BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE MERGER PROPOSAL AND THE ADJOURNMENT PROPOSAL.

                                          By Order of the Board of Directors
                                          [SIGNATURE]

                                          Kenneth W. Brimmer
                                          Secretary

   Shareholders are urged, whether or not they plan to attend the special meeting, to sign, date and mail the enclosed proxy card in the postage-paid envelope provided or, alternatively, to vote electronically via the Internet or by telephone. If a shareholder who has returned a proxy or has voted via the Internet or by telephone attends the special meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the special meeting.

                      REFERENCES TO ADDITIONAL INFORMATION

   This document incorporates important business and financial information about Rainforest and Landry's from documents filed with the Securities and Exchange Commission ("SEC") that have not been included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

 Landry's Seafood Restaurants, Inc.               Rainforest Cafe, Inc.
 1400 Post Oak Boulevard, Suite 1010             720 South Fifth Street
        Houston, Texas 77056                    Hopkins, Minnesota 55343
           (713) 850-1010                            (612) 945-5400

   Please request documents by [five business days prior to the Rainforest special meeting], 2000. If you request any incorporated documents, we will mail the documents you request by first class mail, or another equally prompt means, by the next business day after we receive your request.

   See "WHERE YOU CAN FIND MORE INFORMATION" for more information about the documents referred to in this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1

SUMMARY...................................................................   5
  The Companies...........................................................   5
  Reasons for the Merger..................................................   5
  Board Recommendation to Rainforest Shareholders.........................   6
  The Meeting.............................................................   6
  Shareholder Vote Required to Approve the Merger.........................   6
  Risk Factors............................................................   6
  The Merger..............................................................   6
  Comparative Market Price Information....................................   9
  Listing and Trading of Landry's Common Stock............................   9

SELECTED HISTORICAL FINANCIAL DATA FOR LANDRY'S...........................  10

SELECTED HISTORICAL FINANCIAL DATA FOR RAINFOREST.........................  11
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA......................  12

COMPARATIVE PER SHARE MARKET PRICE........................................  13

COMPARATIVE PER SHARE DATA................................................  14

RISK FACTORS..............................................................  15

THE RAINFOREST SPECIAL MEETING............................................  19
  Date, Time and Place of the Special Meeting.............................  19
  Matters for Consideration...............................................  19
  Record Date; Quorum.....................................................  19
  Votes Required..........................................................  19
  Share Ownership of Management and Certain Shareholders..................  19
  Voting and Revocation of Proxies........................................  20
  Solicitation of Proxies.................................................  21

THE MERGER................................................................  22
  Background of the Transaction...........................................  22
  Reasons for the Merger..................................................  24
  Rainforest's Reason for the Merger and Board Recommendation.............  25
  Recommendation of the Rainforest Board of Directors.....................  27
  Opinion of Financial Advisor to Rainforest..............................  27
  Interests of Officers and Directors in the Transaction..................  33
  Completion and Effectiveness of the Merger..............................  34
  Structure of the Merger and Conversion of Rainforest Common Stock.......  34
  Certain Federal Income Tax Considerations...............................  35
  Accounting Treatment....................................................  37
  Regulatory Approvals....................................................  37
  Restrictions on Sales of Shares of Rainforest Common Stock by Affiliates
   of Landry's and Rainforest.............................................  38
  Listing on the New York Stock Exchange of Landry's Common Stock to be
   Issued in the Merger...................................................  38
  Delisting and Deregistration of Rainforest Common Stock after the
   Merger.................................................................  38
  Dissenters' Rights......................................................  38

THE MERGER AGREEMENT......................................................  41
  Structure of the Merger.................................................  41
  The Effective Time......................................................  41
  Merger Consideration....................................................  41
  Election Procedure; Issuance of Landry's Common Stock and Payment of
   Cash...................................................................  41

                                                                          Page
                                                                          ----
  Treatment of Stock Options.............................................  43
  Dissenting Shares......................................................  43
  Representations and Warranties.........................................  43
  Certain Covenants of Rainforest........................................  44
  No Solicitation........................................................  45
  Certain Covenants of Landry's..........................................  46
  Conditions to the Merger...............................................  46
  Termination and Abandonment............................................  47
  Termination Fee........................................................  48
  Amendment and Modification; Expenses...................................  48

THE STOCKHOLDER AGREEMENTS...............................................  49

THE EMPLOYEE TERMINATION, CONSULTING AND NON-COMPETITION AGREEMENTS......  50
BENEFICIAL OWNERSHIP OF RAINFOREST.......................................  51

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION.............  52

  Unaudited Pro Forma Condensed Combined Balance Sheet...................  53

  Unaudited Pro Forma Condensed Combined Statements of Income............  54

  Notes to Unaudited Pro Forma Condensed Combined Financial Statements...  55

COMPARATIVE RIGHTS OF HOLDERS OF RAINFOREST CAPITAL STOCK AND
 LANDRY'S CAPITAL STOCK..................................................  57

PROPOSALS OF SHAREHOLDERS FOR THE 2000 ANNUAL MEETING....................  68

LEGAL MATTERS............................................................  68

EXPERTS..................................................................  68

WHERE YOU CAN FIND MORE INFORMATION......................................  68

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  69

Annex AAgreement and Plan of Merger...................................... A-1

Annex BOpinion of U.S. Bancorp Piper Jaffray............................. B-1

Annex CSection 302A.471 and Section 302A.473 of the Minnesota Business
 Corporation Act......................................................... C-1

                    QUESTIONS AND ANSWERS ABOUT THE MERGER
Q: Why are we proposing the merger?

A: Our companies are proposing the merger because we believe the combined company will have the size and strength that is necessary to achieve an enhanced valuation of the existing business lines and allow the combined company to pursue future growth opportunities more effectively. The combined company will also have a greater degree of diversification than either company would have alone.

Q: What will happen in the merger?

A: Subject to approval by Rainforest shareholders and other closing conditions, all of the outstanding shares of Rainforest common stock (other than shares owned by Landry's and other than shares as to which dissenters' rights have been properly perfected) will be cancelled in exchange for the right to receive the merger consideration, and Rainforest will be merged with and into LSR Acquisition Corp., a wholly-owned subsidiary of Landry's, with LSR continuing as the surviving corporation after the merger. Landry's expects to change the name of LSR following the merger to Rainforest Cafe (or a comparable name).

Q: What will I receive in the merger?

A: For each share of Rainforest common stock for which you so elect, you will receive 0.5816th of a share of Landry's common stock or $5.23 in cash (in each case, subject to proration). The shares of Rainforest common stock that will be converted into shares of Landry's common stock (other than shares owned by Landry's and other than shares as to which dissenters' rights have been properly perfected) will equal, as nearly as practicable, 65% of all outstanding shares of Rainforest common stock, and the shares of Rainforest common stock to be converted into the right to receive cash will equal, as nearly as practicable, 35% of all outstanding shares of Rainforest common stock.

   If Rainforest shareholders, in the aggregate, elect to receive shares of Landry's common stock for more than 65% of their shares or cash for more than 35% of their shares, the shareholders electing such oversubscribed consideration will receive, on a pro rata basis, the alternative consideration for the excess.

   For example:

   If Rainforest shareholders, in the aggregate, elect to receive consideration in the form of shares of Landry's common stock for 75% of their shares, the number of shares of Landry's common stock received by each Rainforest shareholder electing stock as merger consideration will be reduced on a pro rata basis so that the total number of shares of Rainforest common stock converted into shares of Landry's common stock will equal 65%.

   Please note that the receipt of cash instead of stock may result in certain different federal income tax consequences to you. See "THE MERGER--Certain Federal Income Tax Considerations."

   We will not issue fractional shares. Instead, you will receive cash in lieu of any fractional share of Landry's common stock to which you are entitled. The amount of cash will be based upon the $5.23 cash consideration amount.

   For example:

   A Rainforest shareholder whose 100 shares of Rainforest common stock have been converted into shares of Landry's common stock would be entitled to receive 58.16 shares of Landry's common stock. After the consummation of the merger, however, the Rainforest shareholder would receive 58 shares of Landry's common stock and a check in an amount equal to $0.83 (i.e., the product determined by multiplying 0.16 and $5.23).

Q: What will be the trading value of the securities I receive?

A: The marketplace will determine the prices at which shares of Landry's common stock trade following the merger. Landry's common stock is listed and traded on the New York Stock Exchange under the symbol "LNY."

Q: Who will own Rainforest after the merger?

A: After the merger, Rainforest will be owned by Landry's.

Q: What will Rainforest option holders receive as a result of the merger?

A: As a result of the merger, all options to purchase shares of Rainforest common stock which are outstanding and unexercised at the time of the merger (other than up to 1,611,250 options held by senior management which, if not exercised by the effective time of the merger, will be cancelled at such time) will become fully vested and exercisable by virtue of their terms and will be converted into rights to acquire shares of Landry's common stock having the same terms and conditions as the Rainforest options, but the number of shares acquirable upon exercise of these options will decrease and the exercise price per share will increase, in each case, to reflect the exchange ratio of 0.5816th of a share of Landry's common stock for each share of Rainforest common stock.

  For example:

  An option to purchase 100 shares of Rainforest common stock at an exercise price of $10.00 per share prior to the effective date of the merger will become an option to purchase 58.16 shares of Landry's common stock at an exercise price of $17.19 per share from and after the effective date of the merger.

Q: When will the merger occur?

A: We plan to complete the merger as soon as possible after the special meeting, subject to the satisfaction or waiver of the conditions to the merger and all necessary regulatory approvals. Although we cannot predict exactly when all conditions will be satisfied and all regulatory approvals obtained, we hope to complete the merger sometime in the second quarter of 2000.

Q: What do I need to do now?

A: This Proxy Statement/Prospectus contains important information regarding the merger agreement and the merger, as well as information about Rainforest and Landry's. It also contains important information about what the management and the board of directors of Landry's and Rainforest considered in evaluating the merger. We urge you to read this Proxy Statement/Prospectus carefully, including its Annexes, and to consider how the merger affects you as a shareholder.

Q: How do I vote?

A: Just indicate on your proxy card how you want to vote your shares of Rainforest common stock and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. You also have the ability to vote electronically via the Internet or by telephone as is indicated on your proxy card. The board of directors of Rainforest unanimously recommends a vote FOR the approval of the merger proposal and the adjournment proposal.

Q: Can I change my vote?

A: Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in several different ways.

    . First, you can send a written notice stating that you would like to revoke your proxy to Rainforest at the address listed below.

    . Second, you can complete a new proxy card and send it to Rainforest and the new proxy card will automatically replace any earlier dated proxy card that you returned to Rainforest.

    . Third, you can attend the special meeting and vote in person.

    . Fourth, telephone votes and votes submitted electronically via the Internet may be revoked in the same manner as indicated above and may also be revoked by subsequent telephone votes until 12:00 noon, New York City time, on [1 business day prior to special meeting], 2000 or subsequent Internet votes until 12:00 noon, Central time, on [1 business day prior to special meeting], 2000.

  You should send any notice of revocation or your completed new proxy card to Rainforest at the following address:

  Rainforest Cafe, Inc.
  c/o Norwest Shareowner Services
  161 North Concord Exchange
  South St. Paul, MN 55075

Q: If my shares are held in "street" name by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided by your broker. Without instructions, any of your shares held in "street" name by your broker will not be voted and the effect will be the same as a vote against the merger proposal.

Q: When should I send in my stock certificates?

A: In order to receive the merger consideration as promptly as possible following the closing of the merger, whether you are electing to receive cash and/or shares of Landry's common stock, the exchange agent must receive your validly completed election form/letter of transmittal together with your Rainforest stock certificates by 5:00 p.m., New York City time, on
   [     ], 2000. After this deadline, you may not make any elections with respect to the consideration you wish to receive in the merger.

Q: How do I specify if I want cash or shares of Landry's common stock?

A: You must complete the enclosed election form/letter of transmittal and specify the number of your shares of Rainforest common stock that you wish to be converted into cash and/or shares of Landry's common stock in the merger. The election form/letter of transmittal must be sent, together with your stock certificates for shares of Rainforest common stock, to the exchange agent at the address below:

  Rainforest Cafe, Inc.
  c/o American Stock Transfer & Trust Company
  40 Wall Street, 46th Floor
  New York, NY 10005
  (800) 937-5449, ext. 6820

  If Rainforest shareholders, in the aggregate, elect to receive shares of Landry's common stock for more than 65% of the outstanding shares of Rainforest common stock, the right to receive shares of Landry's common stock will be subject to proration and a portion of the merger consideration received by such Rainforest shareholders will be in the form of cash instead.

  If Rainforest shareholders, in the aggregate, elect to receive cash for more than 35% of the outstanding shares of Rainforest common stock, the right to receive cash will be subject to proration and a portion of the merger consideration received by such Rainforest shareholders will be in the form of shares of Landry's common stock instead.

  Please note that the receipt of cash instead of stock may result in certain different federal income tax consequences to you. See "THE MERGER--Certain Federal Income Tax Considerations."

Q: Can I revoke my election?

A: Yes. You can revoke your election for any or all of your shares of
   Rainforest common stock by giving written notice to the exchange agent prior
   to 5:00 p.m., New York City time, on [     ], 2000 or, by withdrawing your
   shares of Rainforest common stock (or withdrawing your guarantee of delivery of your shares) prior to the deadline listed above. After this deadline, you may not revoke any elections you have made with respect to the consideration you wish to receive in the merger.

Q: Can I make partial elections?

A: Yes. The election form/letter of transmittal provides for an election to be made for cash and/or shares of Landry's common stock with respect to all of your shares of Rainforest common stock. You may elect to receive shares of Landry's common stock for some of your shares of Rainforest common stock and cash for the remainder. Just complete and mail the enclosed election form/letter of transmittal, together with your stock certificates for shares of Rainforest common stock, to the exchange agent prior to the deadline listed above. Elections to receive cash and/or shares of Landry's common stock are subject to proration among Rainforest shareholders in the event of oversubscription for either.

Q: What if I fail to make an election?

A: If you fail to make an election, you will receive shares of Landry's common stock and/or cash so that 65% of the outstanding shares of Rainforest common stock are converted into Landry's common stock and 35% of the outstanding shares of Rainforest common stock are converted into cash. In the event that Rainforest shareholders have elected to receive stock for more than 65% of the outstanding shares of Rainforest common stock and you have failed to make an election, you will only receive cash for your shares of Rainforest common stock. Alternatively, in the event that Rainforest shareholders have elected to receive cash for more than 35% of the outstanding shares of Rainforest common stock and you have failed to make an election, you will only receive stock for your shares of Rainforest common stock.

Q: Will I receive any dividends following the merger?

A: The declaration and amounts of future dividends of Landry's, if any, will be in the discretion of the Landry's board of directors. Nonetheless, on October 26, 1999, Landry's announced that it intended to pay a $0.10 dividend with respect to fiscal 2000 in four quarterly installments, the first of which has yet to be declared.

Q: What are the tax consequences of the merger to me?

A: The tax consequences of the merger to you will depend on, among other things, whether you receive solely cash, solely shares of Landry's common stock or a combination of cash and shares of Landry's common stock in exchange for your shares of Rainforest common stock. We explain the material
   tax consequences of the merger starting on page [    ].

  The tax consequences of the merger to you will depend entirely upon your own financial and tax situation. You should consult your tax and legal advisors for a full understanding of the tax consequences of the merger to you.

Q: What risks are associated with the merger?

A: In addition to the other information in this Proxy Statement/Prospectus, the risk factors identified under the caption "Risk Factors" beginning on page [
         ] should be considered carefully in evaluating the merger.

  You should also review the factors considered by the Landry's board of directors and the Rainforest board of directors and the analyses of the financial advisor to Rainforest. See "THE MERGER--Reasons for the Merger" beginning on page [ ], and "THE MERGER--Opinion of Financial Advisor to Rainforest" beginning on page [ ].

Q: What is the adjournment proposal?

A: Approval of the adjournment proposal would permit the adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Q: Who should I call with questions?

A: If you would like additional copies of this Proxy Statement/Prospectus or a new proxy card or if you have questions about the merger, you should contact the following proxy solicitor:

    Innisfree M&A Incorporated

    By mail:

    Innisfree M&A Incorporated
    501 Madison Avenue, 20th Floor
    New York, NY 10022

    By telephone, toll free, at:

    (888) 750-5834

    You can also call the Investor Relations Department of Rainforest at
    (612) 945-5400.

                                    SUMMARY

   The following summary highlights aspects of the merger we believe are important to you. To better understand the merger agreement and the merger and for a more complete description of its terms, you should carefully read this entire document and the documents to which we have referred you. See "Where You
Can Find More Information" on page [    ]. References in this Proxy
Statement/Prospectus to "Landry's" and "Rainforest" include their respective subsidiaries unless the context otherwise requires.

The Companies

Landry's Seafood Restaurants, Inc.
1400 Post Oak Blvd., Suite 1010
Houston, Texas 77056
(713) 850-1010

Landry's owns and operates full-service, mid-priced, casual dining, seafood restaurants located in 26 states, under the names "Joe's Crab Shack," "Landry's Seafood House," and "Crab House." As of March 1, 2000, the Company operated 153 full service restaurants, including 99 Joe's Crab Shack division restaurants, 39 Landry's Seafood House division restaurants and 15 Crab House restaurants. In addition, Landry's operates three limited-menu take-out service units. Landry's believes its restaurants appeal to a broad range of customers by offering generous portions of fresh seafood and excellent service in a high-energy environment at an attractive price-value relationship.

Rainforest Cafe, Inc.
720 South Fifth Street
Hopkins, Minnesota 55343
(612) 945-5400

Rainforest Cafe, Inc. owns, operates, and licenses themed restaurant/retail facilities under the name "Rainforest Cafe--A Wild Place to Shop and Eat(R)." As of March 1, 2000, Rainforest owned and operated 27 restaurants in the United States and licensed ten restaurants outside of the United States. Rainforest Cafe restaurants range in size from the initial 15,000 square foot restaurant which opened on October 3, 1994 in the Mall of America in Bloomington, Minnesota, to the 34,000 square foot restaurant located at Disney's Animal Kingdom at Walt Disney World in Orlando, Florida.

In addition to operations in the United States, Rainforest has entered into seven exclusive license agreements to develop up to 28 restaurants, of which ten are currently open, over the next ten years in the United Kingdom and Ireland, Mexico, Canada, France, and certain cities in Asia and South America.

Reasons for the Merger

Landry's Reasons for the Merger

Some of Landry's reasons for the merger include:

  . the combination of Landry's and Rainforest will create a stronger, more diversified restaurant company and the increased cash flow could provide the shareholders of the combined company with greater resources to pursue future growth opportunities

  . combining Landry's and Rainforest may strengthen Landry's current market position in the restaurant industry

  . adding the Rainforest Cafe brand to Landry's existing business will allow
    Landry's to continue its expansion in the "theme" restaurant industry

Rainforest's Reasons for the Merger

Some of Rainforest's reasons for the merger include:

  . current institutional investor sentiment seems to favor larger capitalized companies that can provide greater investment liquidity, and the merger with Landry's can create a large, well capitalized upper-tier restaurant company

  . Landry's management and personnel have experienced rapid growth, Landry's operations are performing very well and the financial trends for Landry's are significantly positive

  . the merger of the two companies will eliminate the pressure to grow the

    Rainforest Cafe concept through expansion, and the combined company's management can focus on improving the performance of the existing Rainforest Cafe restaurant operations

Board Recommendation to Rainforest Shareholders

The Rainforest board of directors has unanimously approved the merger agreement and the merger and believes that the merger agreement and the merger are fair to you and in the best interests of Rainforest and its shareholders and recommends that you vote FOR the approval of the merger proposal and the adjournment proposal.

The Meeting (see pages [   ] to [   ])

The special meeting will be held at [ , Minnesota] on [     , 2000] at [     ],
local time.

Shareholder Vote Required to Approve the Merger (see pages [   ] to [   ])

To approve the merger proposal, the holders of at least a majority of the outstanding shares of Rainforest common stock on the record date must vote in favor of the merger proposal. To approve the adjournment proposal, the affirmative vote of the holders of a majority of the shares of Rainforest common stock present (by proxy or by voting ballot) at the special meeting is required.

Pursuant to stockholder agreements entered into between Landry's and each of Lyle Berman and Steven L. Schussler, Messrs. Berman and Schussler have agreed to vote their shares of Rainforest common stock (totaling approximately 11.6% of the total outstanding shares of Rainforest common stock) in favor of the merger proposal and the adjournment proposal.

Risk Factors

This Proxy Statement/Prospectus includes, or incorporates by reference, certain additional factors related to the operations and strategies of Landry's and Rainforest generally and the merger and the merger's effects on the companies specifically. Shareholders should read carefully the section entitled "Risk
Factors" beginning on page [   ].

You should also review the factors considered by the Landry's board of directors and the Rainforest board of directors and the analyses of the financial advisor to Rainforest. See "THE MERGER--Reasons for the Merger" beginning on page [ ] and "THE MERGER--Opinion of Financial Advisor to Rainforest" beginning on page [ ].

The Merger (see pages [   ] to [   ])

The Merger

As soon as practicable after we receive Rainforest shareholder approval, Landry's will acquire, by means of a merger, all of the outstanding shares of Rainforest common stock (other than shares held by Landry's and other than shares as to which dissenters' rights have been properly perfected) in exchange for, at each Rainforest shareholder's election, the issuance of shares of Landry's common stock and/or cash. Rainforest shareholders will receive 0.5816th of a share of Landry's common stock for each share of Rainforest common stock for which they elect to receive stock or $5.23 in cash for each share of Rainforest common stock for which they elect to receive cash (in each case, subject to proration in the event of oversubscription).

The Rainforest common stock that will be converted into Landry's common stock will equal, as nearly as practicable, 65% of all outstanding shares of Rainforest common stock, and the Rainforest common stock that will be converted into the right to receive cash will equal, as nearly as practicable, 35% of all outstanding shares of Rainforest common stock. If Rainforest shareholders, in the aggregate, elect to receive shares of Landry's common stock for more than 65% of their shares of Rainforest common stock, or cash for more than 35% of their shares of Rainforest common stock, the shareholders electing the oversubscribed consideration will receive, on a pro rata basis, the alternative consideration with respect to the excess.

Based on the number of shares of Rainforest common stock currently outstanding, Rainforest shareholders, in the aggregate, would receive approximately 8,800,000 shares of Landry's common stock or approximately 26% of the shares of Landry's common stock that will be outstanding immediately after the merger and approximately $42,600,000 in cash in exchange for Rainforest common stock. The actual share numbers, aggregate cash amount and percentages may differ slightly based upon changes in the number of shares of Rainforest common stock and Landry's common stock outstanding as of the date the merger is completed.

The merger agreement is attached as Annex A to this Proxy Statement/Prospectus. We encourage you to read this document carefully as it is the legal document that governs the merger.

Interests of Officers and Directors in the Transaction (see pages [      ] and
[      ]).

Certain officers and directors of Landry's and Rainforest may have interests in the merger that are different from or in addition to your interests as a shareholder.

For example, each of four executive officers/directors of Rainforest (Lyle Berman, Kenneth Brimmer, Steven Schussler and Ercument Ucan) is party to an employee termination, consulting and non-competition agreement with Landry's which becomes effective only upon consummation of the merger. In consideration of the consulting, non-competition, and other provisions contained in these agreements (including cancellation of up to 1,611,250 options to acquire shares of Rainforest common stock at the effective time of the merger if they are not exercised by such time), each such person would be paid an aggregate amount of $1.5 million by Landry's following the closing of the merger.

In addition, as a result of the merger, all options to purchase shares of Rainforest common stock (other than up to 1,611,250 options held by senior management which, if not exercised by the effective time of the merger, will be cancelled at such time) will vest and become fully exercisable options to purchase shares of Landry's common stock. As of [to come], approximately [2,186,626] options are held by directors and executive officers of Rainforest.
The exercise price of          of such options held by directors and executive
officers of Rainforest exceeded the market price of Rainforest common stock on
(             )[the latest practical date prior to mailing]. The number of shares of Landry's common stock acquirable upon exercise of these options will decrease and the exercise price per share of Landry's common stock will be increased to reflect the exchange ratio of 0.5816th of a share of Landry's common stock for each share of Rainforest common stock.

For example:

An option to purchase 100 shares of Rainforest common stock at an exercise price of $10.00 per share prior to the effective date of the merger will become an option to purchase 58.16 shares of Landry's common stock at an exercise price of $17.19 per share after the effective date of the merger.

Conditions to the Merger (see page [     ])

Before we can complete the merger, a number of conditions must be met, including the following:

  . the expiration or termination of the relevant waiting period applicable under the Hart-Scott-Rodino Act

  . the approval of the merger proposal by holders of a majority of outstanding shares of Rainforest common stock

  . the absence of any law, court order or injunction prohibiting the merger

  . the receipt by Rainforest of all governmental consents and all material third party contractual consents

  . no material adverse change in the business of Landry's and Rainforest having occurred

  . the receipt by both Landry's and Rainforest of tax opinions from their respective counsel that the merger will qualify as a tax-free reorganization

  . the employee termination, consulting and non-competition agreements with each of Lyle Berman, Kenneth Brimmer, Steven Schussler and Ercument Ucan being in full force and effect

No Solicitation (see page [      ] )

Rainforest has agreed that it will not initiate any discussions regarding a business combination with any other party while the merger agreement is in effect.

Termination of the Merger Agreement (see page [  ])

Landry's and Rainforest can mutually agree to terminate the merger agreement before the merger is completed, and either Landry's or Rainforest can terminate the merger agreement if any of the following occurs:

  . the merger is not completed by August 31, 2000, subject to certain limitations

  . the requisite approval of the merger proposal by the Rainforest shareholders is not obtained

  . a court or other governmental authority permanently prohibits the merger

Landry's can terminate the merger agreement under certain additional circumstances, including if:

  . Rainforest breaches, in any material respect, any of its representations, warranties or covenants as set forth in the merger agreement, which breach is not cured

  . the board of directors of Rainforest withdraws or modifies its approval or recommendation of the merger in such a way that is adverse to Landry's, or fails to reconfirm its approval or recommendation of the merger after being asked to do so, or recommends certain competing business combinations

  . if Rainforest has not received any one or more material third party consents by April 21, 2000 (or a subsequent date if Rainforest does not deliver certain notices to Landry's on a timely basis)

Rainforest can terminate the merger agreement under certain additional circumstances, including if Landry's shall have breached, in any material respect, any of its representations, warranties or covenants as set forth in the merger agreement, which breach is not cured.

Additionally, if by April 21, 2000 (or a subsequent date if Rainforest does not deliver certain notices to Landry's on a timely basis), Landry's does not waive all material third party consents which Rainforest has not received by such date, the merger agreement will terminate automatically on April 22, 2000 without any action on the part of any party thereto.

Please refer to pages [    ] and [    ] for more information regarding Landry's
and Rainforest's rights to terminate the merger agreement.

Termination Fees (see page [  ])

The merger agreement requires Rainforest to pay Landry's a termination fee of $1 million if the merger agreement terminates under certain circumstances following Rainforest becoming aware of a competing takeover proposal for Rainforest.

Certain Federal Income Tax Considerations of the Merger (see page [       ] )

The obligations of Rainforest, LSR and Landry's to consummate the merger are subject to the receipt by Rainforest and Landry's of the opinions of their respective counsel to the effect that, on the basis of the facts, representations, assumptions and agreements set forth or referred to therein, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). If the merger so qualifies, then, in general,
(i) a shareholder who exchanges shares of Rainforest common stock solely for cash will recognize capital gain or loss equal to the difference between the amount of cash received and the adjusted basis in the shares of Rainforest common stock surrendered therefor, (ii) a shareholder who exchanges shares of Rainforest common stock solely for shares of Landry's common stock will not recognize any gain or loss except with respect to cash received in lieu of a fractional share of Landry's common stock and (iii) a shareholder who exchanges shares of Rainforest common stock for a combination of cash and shares of Landry's common stock will recognize gain equal to the lesser of (a) the excess of the sum of the cash and the fair market value of the shares of Landry's common stock received over the tax basis in the shares of Rainforest common stock exchanged and

(b) the amount of cash received, but will not recognize loss. Certain exceptions and/or other considerations may apply to the above. See "THE MERGER
- Certain Federal Income Tax Considerations."

Accounting Treatment (see page [      ])

The merger will be accounted for using the purchase method of accounting.

Opinion of Financial Advisor of Rainforest (see pages [  ] and [  ]).

In reaching their decision to approve the merger, Rainforest's board of directors considered an opinion from its financial advisor, U.S. Bancorp Piper Jaffray. This opinion is attached as Annex B to this Proxy Statement/Prospectus and you are encouraged to carefully read it in its entirety.

U.S. Bancorp Piper Jaffray will be entitled to a fee of approximately $250,000 for rendering its opinion and providing other investment banking services to Rainforest in connection with the merger. The financial advisor's opinion is based on information available to the financial advisor on the date of its opinion. Events occurring after that date could materially affect the assumptions used in preparing its opinion and could alter its opinion if the opinion were rendered as of a different date.

Dissenters' Rights (see page [     ])

Under Minnesota law, Rainforest shareholders have the right to dissent from the merger and obtain payment for the fair value of their shares of Rainforest common stock in connection with the merger. A full discussion of these
dissenters' rights is included on pages [    ] through [    ] and the relevant
provisions of the Minnesota Business Corporation Act are included as Annex C to this Proxy Statement/Prospectus.

Comparative Market Price Information (see page [  ])

Shares of Rainforest common stock ("RAIN") are listed on the NASDAQ National Market and shares of Landry's common stock ("LNY") are listed on the New York Stock Exchange. On February 8, 2000, the last full trading day prior to the public announcement of the proposed merger, Landry's common stock closed at $10.125 per share and Rainforest common stock closed at $4.0625 per share.

On [      ], 2000, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last sale price as reported on the New
York Stock Exchange for Landry's common stock was $[      ] per share and the
last sale reported on the NASDAQ National Market for Rainforest common stock
was $     per share. We urge you to obtain current market quotations.

Listing and Trading of Landry's Common Stock (see page [  ]) .

Shares of Landry's common stock received by Rainforest shareholders in the merger will be listed on the New York Stock Exchange. After completion of the merger, shares of Landry's common stock will continue to be traded on the New York Stock Exchange, but shares of Rainforest common stock will no longer be listed on the NASDAQ National Market.

                SELECTED HISTORICAL FINANCIAL DATA FOR LANDRY'S

   The following selected historical financial data for each of the years ended December 31, 1999, December 31, 1998, December 31, 1997, December 31, 1996 and December 31, 1995 have been derived from Landry's audited consolidated financial statements. This information is only a summary and should be read together with Landry's historical financial statements and related notes contained in its Annual Reports on Form 10-K and other information that has been filed with the SEC and incorporated by reference.

                                            Years ended December 31,
                                  ---------------------------------------------
                                    1999     1998      1997     1996     1995
                                  -------- --------  -------- -------- --------
                                    (in thousands, except per share amounts)
Revenues:
  Restaurant..................... $438,986 $399,548  $311,673 $232,597 $149,737
  Processing plant...............       --       --        --    3,510    7,884
                                  -------- --------  -------- -------- --------
    Total........................  438,986  399,548   311,673  236,107  157,621

Net income:
  Before store closings,
   special/merger charges and
   accounting change.............   17,305   27,701    27,430   18,647   11,048
  Accounting change..............       --   (3,382)       --       --       --
                                  -------- --------  -------- -------- --------
Net income before store closing
 and special/merger charges......   17,305   24,319    27,430   18,647   11,048
Net income per common share--
 Basic:
  Before store closings,
   special/merger charges and
   accounting change.............     0.65     0.94      1.07     0.80     0.58
  Accounting change..............       --    (0.11)       --       --       --
                                  -------- --------  -------- -------- --------
  Net income before store closing
   and special/merger charges....     0.65     0.83      1.07     0.80     0.58
Net income per common share--
 Diluted:
  Before store closings,
   special/merger charges and
   accounting change.............     0.64     0.93      1.03     0.77     0.57
  Accounting change..............       --    (0.11)       --       --       --
                                  -------- --------  -------- -------- --------
  Net income before store closing
   and special/merger charges....     0.64     0.82      1.03     0.77     0.57

Net income.......................   15,373     (330)   27,430    1,505   11,048
Net income per common share--
 Basic...........................     0.58    (0.01)     1.07     0.06     0.58
Net income per common share--
 Diluted.........................     0.57    (0.01)     1.03     0.06     0.57

Total assets.....................  469,726  489,949   382,281  281,199  187,866

Long term debt................... $     60 $ 35,153  $ 50,235 $    221 $ 16,204

               SELECTED HISTORICAL FINANCIAL DATA FOR RAINFOREST

   The following selected historical financial data for the years ended January 2, 2000, January 3, 1999, December 28, 1997, December 29, 1996 and December 31, 1995 have been derived from Rainforest's audited consolidated financial statements. This information is only a summary and should be read together with Rainforest's historical financial statements and related notes contained in its Annual Reports on Form 10-K and other information that has been filed with the SEC and incorporated by reference.

                                                  Years ended
                         --------------------------------------------------------------
                         Jan 2, 2000 Jan 3, 1999 Dec 28, 1997 Dec 29, 1996 Dec 31, 1995
                         ----------- ----------- ------------ ------------ ------------
                                    (in thousands, except per share amounts)
Revenues:
  Restaurant............  $209,326    $164,742     $ 83,650     $ 37,088     $ 9,979
  Retail................    50,094      47,019       23,791       10,868       3,472
  Licensing fees and
   royalties............     3,270       2,131          633          750          --
                          --------    --------     --------     --------     -------
                           262,690     213,892      108,074       48,706      13,451
Net income:
  Before special
   charges, accounting
   change and
   extraordinary item...    10,682      14,654       13,720        5,924       1,169
  Accounting change and
   extraordinary item...        --      (3,916)          --           --      (1,053)
                          --------    --------     --------     --------     -------
  Net income before
   special charges......    10,682      10,738       13,720        5,924         116

Net income per common
 share--Basic:
  Before special
   charges, accounting
   change and
   extraordinary item...      0.44        0.58         0.53         0.29        0.10
  Accounting change and
   extraordinary item...        --       (0.16)          --           --       (0.09)
                          --------    --------     --------     --------     -------
  Net income before
   special charges......      0.44        0.42         0.53         0.29        0.01

Net income per common
 share--Diluted:
  Before special
   charges, accounting
   change and
   extraordinary item...      0.43        0.57         0.51         0.27        0.10
  Accounting change an
   extraordinary item...        --       (0.15)          --           --       (0.09)
                          --------    --------     --------     --------     -------
  Net income before
   special charges......      0.43        0.42         0.51         0.27        0.01

Net income..............     5,694      10,738       12,293        5,924         116
Net income per common
 share--Basic...........      0.24        0.42         0.47         0.29        0.01
Net income per common
 share--Diluted.........      0.23        0.42         0.46         0.27        0.01

Total assets............  $261,716    $255,527     $246,100     $222,701     $31,209

Long term debt..........        --          --           --           --          --

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

   The following selected unaudited pro forma combined financial data has been derived from and should be read with the Unaudited Pro Forma Condensed Combined Financial Statements and related notes on pages 52 to 56. This information is based on the historical consolidated balance sheets and related consolidated statements of income of Landry's and Rainforest giving effect to the merger using the purchase method of accounting for business combinations. The following pro forma data is based on preliminary estimates, available information and certain assumptions, and may be revised as additional information becomes available. This information is for illustrative purposes only. The companies may have performed differently had they been combined. The selected unaudited pro forma financial data may not be indicative of what the combined company will experience after the merger.

                                                                 Year ended
                                                              December 31, 1999
                                                              -----------------
                                                               (in thousands,
                                                              except per share
                                                                  amounts)
Revenues:
  Restaurant................................................      $644,376
  Retail....................................................        49,134
  Licensing fees and royalties..............................         3,270
                                                                  --------
                                                                  $696,780




Net income..................................................      $ 28,316
Net income per common share--Basic..........................          0.79
Net income per common share--Diluted........................          0.79
Net income before special charges...........................        35,233
Net income before special charges per common share--Basic:..          0.99
Net income before special charges per common share--
 Diluted:...................................................          0.98
Total assets................................................       625,369
Long term debt..............................................      $     60

                       COMPARATIVE PER SHARE MARKET PRICE

   Landry's common stock is listed on the New York Stock Exchange ("NYSE") and Rainforest's common stock is listed on the NASDAQ National Market ("NASDAQ"). Landry's ticker symbol on the NYSE is "LNY" and Rainforest's ticker symbol on the NASDAQ is "RAIN." The following table shows, for the periods indicated, the high and low of the last reported closing prices per share of Landry's common stock and Rainforest common stock, as reported on the NYSE and NASDAQ, respectively.

                                                      Landry's     Rainforest
                                                    Common Stock  Common Stock
                                                    ------------- -------------
                                                     High   Low    High   Low
                                                    ------ ------ ------ ------
1997
  First Quarter.................................... $23.25 $15.38 $16.67 $12.50
  Second Quarter...................................  24.25  12.88  18.83  11.75
  Third Quarter....................................  31.00  20.50  21.92  14.17
  Fourth Quarter...................................  34.38  17.50  25.42  18.67

1998
  First Quarter.................................... $31.69 $21.25 $22.00 $10.75
  Second Quarter...................................  31.13  16.50  17.75  13.25
  Third Quarter....................................  19.00   6.56  14.13   5.75
  Fourth Quarter...................................   9.50   5.18   7.69   5.38

1999
  First Quarter.................................... $ 8.13 $ 4.66 $ 6.25 $ 4.75
  Second Quarter...................................  10.88   6.06   5.75   4.50
  Third Quarter....................................   9.00   6.75   7.06   4.88
  Fourth Quarter...................................   9.50   7.13   5.31   3.13

2000
  First Quarter (through [to come], 2000).......... $      $      $      $

   The Rainforest share prices above have been adjusted to account for a 3 for 2 stock split on January 16, 1998.

   Landry's has historically not paid dividends on its common stock. Nonetheless, on October 26, 1999, Landry's announced that it intended to pay a $0.10 dividend with respect to fiscal 2000 in four quarterly installments, the first of which has yet to be declared.

   On February 8, 2000, the last full trading day before the public announcement of the proposed merger, the last reported closing price of Landry's common stock was $10.125 per share, the last reported closing price of Rainforest common stock was $4.0625 per share and the last reported closing price of Rainforest common stock on an equivalent basis was $5.8887. The last reported closing price of Rainforest common stock on an equivalent basis is equal to the closing price of a share of Landry's common stock on that date multiplied by the exchange ratio of 0.5816.

   On [     ], 2000, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last reported closing price of Landry's common stock was $[ ] per share and the last reported closing price of Rainforest common stock was $[ ] per share. We urge you to obtain current market quotations prior to making any decision with respect to the merger.

                           COMPARATIVE PER SHARE DATA

   Set forth below are the net income, cash dividends and book value per common share data separately for Landry's and Rainforest on a historical basis, for Landry's (post merger) on a pro forma combined basis and on a pro forma combined basis per Rainforest equivalent share. The exchange ratio for the business combination is 0.5816th of a share of Landry's common stock for each share of Rainforest common stock.

   The Landry's pro forma data was derived by combining the historic consolidated financial information of Landry's and Rainforest using the purchase method of accounting for business combinations as described under "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page
     .

   The Rainforest equivalent share pro forma information shows the effect of the merger from the perspective of an owner of Rainforest common stock. The information was computed by multiplying the Landry's pro forma information by the exchange ratio of 0.5816.

   The information below should be read together with the historical financial statements and related notes contained in the annual reports and other information of Landry's and Rainforest that have been filed with the SEC and incorporated by reference. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. This information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                                   Year ended
                                                                  December 31,
                                                                      1999
                                                                  ------------
Landry's Historic per Common Share Data:
  Net income before store closing and special charges--basic.....    $ 0.65
  Net income before store closing and special charges--diluted...      0.64
  Cash Dividends.................................................        --
  Book Value.....................................................     15.20

Landry's Pro Forma Combined per Landry's Common Share Data:
  Net income before store closing and special charges--basic.....    $ 0.99
  Net income before store closing and special charges--diluted...      0.98
  Cash Dividends.................................................        --
  Book Value.....................................................     13.32

Rainforest Historic per Common Share Data:
  Net income before store closing and special charges--basic.....    $ 0.44
  Net income before store closing and special charges--diluted...      0.43
  Cash Dividends.................................................        --
  Book Value.....................................................      8.70

Landry's Pro Forma Combined per Rainforest Equivalent Common
 Share Data:
  Net income before store closing and special charges--basic.....    $ 0.58
  Net income before store closing and special charges--diluted...      0.57
  Cash Dividends.................................................        --
  Book Value.....................................................      7.75

                                  RISK FACTORS

   The following risk factors, in addition to the other information contained or incorporated by reference in this Proxy Statement/Prospectus, should be carefully considered before you vote.

Since the exchange ratio is fixed and the closing of the merger will not occur until after the special meeting, you cannot be sure of the value of the Landry's common stock you will receive on the effective date of the merger.

   The exchange ratio is fixed at 0.5816th of a share of Landry's common stock for each share of Rainforest common stock. As a result, if you receive shares of Landry's common stock for any of your shares of Rainforest common stock, the value of the Landry's common stock received by you on the effective date of the merger may be greater or less than the value of the shares of Rainforest common stock for which it is being exchanged or the value of the cash being paid in the merger.

You may not receive the form of consideration that you have elected.

   Your ability to receive either shares of Landry's common stock or cash for each share of Rainforest common stock you own is subject to the condition that 35% of the aggregate consideration paid by Landry's will be in the form of cash and the remaining 65% will be in the form of shares of Landry's common stock. If Rainforest shareholders, in the aggregate, elect to receive Landry's common stock for more than 65% of their shares or cash for more than 35% of their shares, the shareholders electing the oversubscribed consideration will receive, on a pro rata basis, the alternative consideration with respect to the excess. If proration results, you may not necessarily receive the type of consideration specified in your election. In the event that Rainforest shareholders have elected to receive stock for more than 65% of the outstanding shares of Rainforest common stock and you have failed to make an election, you will only receive cash for your shares of Rainforest common stock. Alternatively, in the event that Rainforest shareholders have elected to receive cash for more than 35% of the outstanding shares of Rainforest common stock and you have failed to make an election, you will only receive stock for your shares of Rainforest common stock. The tax consequences of the merger to you will depend upon the form of consideration received as well as your own financial and tax situation. See "THE MERGER--Structure of the Merger and Conversion of Rainforest Common Stock" and "THE MERGER--Certain Federal Income Tax Considerations."

Landry's acquisition may not be successful.

   Landry's and Rainforest have each entered into the merger agreement expecting that the proposed merger will result in long-term synergistic benefits to both companies. There can be no assurance that this will occur. The difficulties of this integration may be increased by the geographic separation of the companies and their employees, as well as the companies' ability to retain key personnel after the merger.

   Moreover, there can be no assurance that Rainforest Cafe restaurants will perform in accordance with Landry's management's expectations or that the combined company will not encounter unanticipated problems or liabilities in connection with any of the Rainforest Cafe restaurants. Many of the Rainforest Cafe restaurants will be in geographic markets in which Landry's has limited or no previous operating experience. Additionally, many Rainforest Cafe restaurants have experienced a decline in sales after their initial period of opening. There can be no assurance that Landry's will be successful in operating Rainforest Cafe restaurants, that such restaurants will be operated profitably or that Landry's can reverse or minimize the declining sales trend.

A number of material third party consents are required in connection with the merger.

   Landry's obligation to consummate the merger is conditioned upon Rainforest's receipt of a number of material third party consents to the merger, which condition may be waived by Landry's with respect to one or more of such consents. If Landry's waives one or more material third party consents and such consents are not obtained, any person entitled to give such a consent may object to the merger or the other transactions contemplated by the merger agreement which could result in adverse financial and legal consequences to the combined company.

Rainforest and its Board of Directors are defendants in certain lawsuits challenging the merger.

   Rainforest and its Board of Directors were named as defendants in two purported class action lawsuits, filed on December 23, 1999 and January 13, 2000, respectively, in Hennepin County District Court in Minneapolis. On February 26, 2000, these plaintiffs amended their original complaints, alleging a breach of the board's fiduciary duties in connection with their consideration of the merger. Additionally, the plaintiffs may seek to permanently enjoin the merger, and seek compensatory damages for the alleged wrongs. Rainforest denies these allegations in their entirety and intends to defend itself vigorously.

   Under Minnesota law, Rainforest is required, subject to certain exceptions and exclusions, to indemnify its current and former officers and directors in connection with lawsuits of this nature. Under the merger agreement, Landry's has also agreed to indemnify these individuals for a period of six years for these types of claims. Accordingly, prior to the merger, Rainforest will bear the cost of defending itself, its current and former directors and officers, and for any settlement or judgment in these lawsuits and, after the merger, Landry's will bear the cost of defending Rainforest and its current and former directors and officers, for any settlement or judgment of such matters. Although these lawsuits are in their early stages, and Rainforest and after the merger Landry's plan to defend themselves vigorously, there can be no assurance that the costs of defense and any settlement or judgment will not have a material adverse effect on Rainforest or Landry's or their combined results of operations.

You should consider the tax considerations relating to the merger.

   The merger is intended to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The obligation of each of Landry's and Rainforest to consummate the merger is subject to the condition that it shall have received an opinion of its counsel, dated the effective date of the merger, to the effect that if the merger is consummated in accordance with the merger agreement, the merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. However, opinions of counsel are not binding on the Internal Revenue Service (the "IRS"), and no ruling from the IRS regarding the tax treatment of the merger has been sought. Accordingly, there is no assurance that the IRS will not take a position contrary to one or more of the positions reflected in such counsels' opinions or that these positions will be upheld by a court if challenged by the IRS. If the merger does not constitute a reorganization within the meaning of Section 368(a) of the Code, holders of Rainforest common stock will recognize gain or (subject to certain limitations) loss in an amount equal to the difference between (i) the fair market value of the consideration received by such holders in the merger and (ii) their adjusted tax basis in the shares of Rainforest common stock being exchanged.

Loss of key employees.

   Four executive officers of Rainforest (Messrs. Berman, Brimmer, Schussler and Ucan) will terminate their employment with Rainforest at the effective time of the merger. Although each of them will provide certain limited consulting services to Landry's following the effective time of the merger, the loss of these officers and other employees of Rainforest may have an adverse effect on the business of the combined company following the merger.

   Landry's believes that the development of its business has been, and will continue to be, dependent on Tilman J. Fertitta, the Chief Executive Officer, President, and Chairman of the Board of Landry's, and other key employees. The loss of services of Mr. Fertitta and other key employees of Landry's may have an adverse effect upon the combined company's business and development.

Many restaurants have a limited operating history.

   A significant number of restaurants of the combined company will have been open for less than two years. Consequently, the earnings achieved to date by these restaurants may not be indicative of future operating results.

Landry's restaurants are geographically concentrated in the South.

   A majority of Landry's restaurants are concentrated in the southern half of the United States. Accordingly, the combined company's results of operations may be adversely affected by economic conditions in those regions. Also, adverse publicity in the south relating to Landry's restaurants could have a more pronounced adverse effect on the combined company's overall sales than might be the case if the combined company's restaurants were more broadly dispersed. While Landry's maintains business interruption insurance, there can be no assurance that if a severe hurricane or other natural disaster should affect the combined company's geographical areas of operations, Landry's would be able to maintain its current level of operations or profitability.

Certain types of seafood experience fluctuations in supply availability.

   Landry's utilizes several seafood suppliers and has not experienced any difficulty in obtaining adequate supplies of fresh seafood on a timely basis. However, Landry's dependence on frequent deliveries of fresh seafood and produce subjects it to the risk of possible shortages or interruptions in supply caused by adverse weather or other conditions which could adversely affect the availability and cost of such items. In addition, some types of seafood have been subject to adverse publicity due to certain levels of contamination at their source, which can adversely affect both supply and market demand. Landry's maintains an in-house inspection program for its seafood purchases and in the past has not experienced any detriment from contaminated seafood. However, Landry's can make no assurances that in the future either seafood contamination or inadequate supplies of seafood might not have a significant and materially adverse effect on Landry's operations and profitability.

The restaurant industry is affected by a number of trends, as well as by competition.

   The restaurant industry is affected by changes in consumer tastes and by national, regional, and local economic conditions and demographic trends. The performance of individual restaurants may be affected by factors such as traffic patterns, demographic considerations and the type, number, and location of competing restaurants. The restaurant industry is intensely competitive based on the type and quality of food offered, location, and other factors. The combined company would have many well established competitors with substantially greater financial resources and longer histories of operation, including competitors already established in regions into which the combined company may expand, as well as competitors planning to expand in the same regions.

Rainforest has restaurant leases with significant base rents which are, in many instances, non-cancellable.

   Rainforest has entered into long-term leases relating to each of its existing domestic restaurants and has entered into leases with respect to certain of its planned domestic restaurants. These leases are or will be non-cancellable by Rainforest (except in limited circumstances) and have or will have annual base rents ranging from $200,000 to $1.3 million (except for leases related to certain restaurants). If an existing or future restaurant does not perform at a profitable level and the decision is made to close the restaurant, which may be deemed a default under such restaurant's lease, Landry's may nonetheless be committed to perform Rainforest's obligations under the applicable lease which would include, among other things, payment of the respective base rent for the balance of the respective lease term. The leases related to the Downtown Disney Marketplace and Disney's Animal Kingdom restaurants are cancellable by the landlord at any time upon sixty days notice and payment of Rainforest's unamortized value of leasehold improvements and an amount equal to the net operating income generated by such restaurant for the previous lease year. A material amount of Rainforest's historical cash flow has come from Rainforest Cafe restaurants located at Disney properties. With regard to certain of Rainforest's leases, in the event the tenant fails to achieve specified gross sales by a certain date, such leases may be terminated by the landlord. If such a termination were to occur at these locations, Landry's would lose a Rainforest Cafe restaurant without necessarily receiving an adequate return on the original investment made by Rainforest.

There are a number of risks associated with the international operations of Rainforest.

   Rainforest has license agreements pursuant to which its licensees will develop restaurants in the United Kingdom, Ireland, Mexico, Canada, Japan, Southeast Asia, South America, France and Hong Kong, and Landry's intends to enter into other license agreements after the merger. Rainforest's concept is relatively untested outside of the United States, and no assurance can be given that any international location will be successful. The success of these restaurants is also dependent to substantial extent on the reputation that Rainforest has established, and this reputation may be affected by the performance of certain licensee-owned restaurants over which Landry's will have limited control. Any international operations relating to Rainforest will also be subject to certain external business risks such as exchange rate fluctuations, political instability and a significant weakening of a local economy in which a foreign restaurant is located. In addition, it may be more difficult to register and protect Rainforest's intellectual property rights in certain foreign countries.

The restaurant industry is subject to extensive regulation.

   The restaurant industry is subject to extensive state and local government regulation relating to the sale of food and alcoholic beverages and to sanitation, public health, fire and building codes. Termination of the liquor or other required licenses for any restaurant would adversely affect the revenues of that restaurant. Restaurant operating costs are also affected by other government actions that are beyond Landry's control, including workers' compensation insurance rates, and unemployment and other taxes. Difficulties or failures in obtaining required licensing or other regulatory approvals could delay or prevent the opening of a new restaurant. In addition, changes in other laws and regulations which govern Landry's and Rainforest relationships with their respective employees, such as minimum wage requirements, overtime and working conditions and citizenship requirements may also adversely affect the combined company's operations.

Risks associated with forward looking statements.

   This Proxy Statement/Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Shareholders are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of Landry's to continue its expansion strategy (including the consummation of the merger), changes in costs of food, retail merchandise, labor, and employee benefits, the ability of Landry's to continue to acquire prime locations at acceptable lease or purchase terms, as well as general market conditions, competition, and pricing. Although Landry's believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this Proxy Statement/Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Landry's or any other person that the objectives and plans of Landry's will be achieved. Our forward-looking statements may be identified by words such as "believes," "expects," "anticipates," "intends," "estimates" or similar expressions.

                         THE RAINFOREST SPECIAL MEETING

Date, Time and Place of the Special Meeting

   This Proxy Statement/Prospectus is being furnished to Rainforest shareholders in connection with the solicitation of proxies by Rainforest from holders of shares of Rainforest common stock for use at a special meeting to be
held at [     , Minnesota], at [  :00 [ ].m. (local time) on [     ], 2000 and
at any adjournments or postponements thereof.

Matters for Consideration

   At the special meeting, Rainforest shareholders will be asked to consider and vote upon the merger proposal and, if necessary, the adjournment proposal.

   Approval of the merger proposal by the shareholders of Rainforest is a condition to Rainforest's participation in the merger. Approval of the adjournment proposal will permit the adjournment of the meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal.

   THE RAINFOREST BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND BELIEVES THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO YOU AND IN THE BEST INTERESTS OF RAINFOREST AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER PROPOSAL AND THE ADJOURNMENT PROPOSAL.

   Other than the merger proposal and the adjournment proposal, Rainforest does not expect to ask the shareholders of Rainforest to vote on any other matters at the special meeting.

Record Date; Quorum

   The Rainforest board of directors has fixed the close of business on
[     ], 2000 as the record date for the determination of the holders of shares of Rainforest common stock entitled to receive notice of and to vote at the special meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the votes entitled to be cast by holders of all the outstanding shares of Rainforest common stock entitled to vote at the special meeting is necessary to constitute a quorum at the special meeting.

Votes Required

   Each Rainforest shareholder of record as of the record date is entitled to one vote at the special meeting for each share of Rainforest common stock held. The affirmative vote of the holders of a majority of the shares of Rainforest common stock outstanding on the record date is required to approve the merger proposal. The affirmative vote of the holders of a majority of the shares of Rainforest common stock present (by proxy or voting ballot) at the special meeting is required to approve the adjournment proposal.

   On the record date, there were [ ] shares of Rainforest common stock outstanding and entitled to vote at the special meeting and approximately [ ] record holders of shares of Rainforest common stock.

Share Ownership of Management and Certain Shareholders

   As of the close of business on the record date, Landry's and its directors and executive officers and their affiliates held 100 shares of Rainforest common stock (collectively representing less than 0.01% of the voting power of Rainforest common stock). Landry's and its executive officers and directors have indicated that they will vote for approval of the merger proposal and the adjournment proposal.

   As of the close of business on the record date, Rainforest's directors and executive officers and their affiliates may be deemed to be the beneficial owners of [ ] shares of Rainforest common stock (collectively representing approximately [ ]% of the voting power of Rainforest common stock). Of these shares of Rainforest common stock, Messrs. Berman and Schussler held [2,798,702] shares (collectively representing approximately [11.6%] of the voting power of Rainforest common stock). Pursuant to stockholder agreements entered into with Landry's, Messrs. Berman and Schussler have agreed to vote for approval of the merger proposal and the adjournment proposal. The other executive officers and directors of Rainforest have indicated that they will also vote for approval of the merger proposal and the adjournment proposal.

Voting and Revocation of Proxies

   Shares of Rainforest common stock represented by a proxy properly signed and received at or prior to the special meeting, unless subsequently revoked, will be voted in accordance with the instructions given therewith. If a proxy is submitted without indicating any voting instructions, shares of Rainforest common stock represented by the proxy will be voted for the merger proposal and the adjournment proposal.

   Instead of submitting your proxy vote with the paper proxy card, you may be able to vote by telephone or electronically via the Internet. Votes submitted by telephone must be received by 12:00 noon, New York City time, on [1 business day prior to special meeting], 2000. Votes submitted electronically via the Internet must be received by 12:00 noon, Central time, on [1 business day prior to special meeting], 2000. To submit your vote by telephone, you should call
(800) 240-6326, have your proxy card in hand, enter your company control number, which is indicated on your proxy card, and follow the instructions provided to you when you call. To submit your vote electronically via the Internet, visit www.eproxy.com/rain/, have your proxy card in hand and follow the instructions to enter your company control number, which is indicated on your proxy card, and to create an electronic voting instruction form. These instructions are also contained on the accompanying proxy card.

   Abstentions may be specified with respect to the merger proposal and the adjournment proposal. Shares of Rainforest common stock represented at the special meeting for which proxies have been received, but with respect to which holders of shares have abstained on any matter, will be treated as present at the special meeting for purposes of determining whether or not a quorum is present for the transaction of all business.

   For voting purposes at the special meeting, shares of Rainforest common stock voted in favor of the merger proposal and the adjournment proposal and shares of Rainforest common stock in respect of which proxies not containing voting instructions have been received will be counted as votes in favor of the merger proposal and the adjournment proposal. The failure to submit a proxy or the abstention from voting will have the same effect as a vote against the merger proposal. The failure to submit a proxy will not have the same effect as a vote for or against the adjournment proposal. If, however, you execute a proxy and affirmatively abstain from voting on the adjournment proposal, the effect will be the same as a vote against the adjournment proposal.

   Under Minnesota law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the special meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining whether or not a quorum is present for the transaction of business. Shares represented by proxies that reflect abstentions or "broker non-votes" will have the same effect as votes against the merger proposal and the adjournment proposal.

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Rainforest, prior to or at the special meeting, or by voting in person at the special meeting. Telephone votes may be revoked in the same manner as is indicated in the foregoing sentence and may also be revoked by subsequent telephonic votes at any time before 12:00 noon, New York City time, on

        , 2000. Votes submitted electronically via the Internet may be revoked in the same manner as is indicated in the first sentence of this paragraph and may also be revoked by subsequent Internet votes at any time before 12:00 noon,
Central time, on           , 2000. All written notices of revocation and other
communications with respect to revocation of Rainforest proxies should be addressed to Rainforest Cafe, Inc., c/o Norwest Shareowner Services, 161 North Concord Exchange Street, South St. Paul, Minnesota 55075. Attendance at the special meeting will not, without the submission of a properly completed ballot, constitute a revocation of a proxy or a previous vote via telephone or electronically via the Internet.

Solicitation of Proxies

   Rainforest will bear its own costs of solicitation of proxies and the cost of preparing, printing and mailing this Proxy Statement/Prospectus to its shareholders. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. In addition to solicitation by mail, directors, officers and employees of Landry's and Rainforest, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Rainforest, personally or by telephone, telecopy or telegram or other forms of communication. In addition, Rainforest has retained Innisfree M&A Incorporated to assist in the solicitation of proxies. The fees to be paid to such firm for such services by Rainforest are not expected to exceed $15,000, plus reasonable out-of-pocket costs and expenses.

   YOU SHOULD NOT SEND ANY STOCK CERTIFICATES REPRESENTING SHARES OF RAINFOREST COMMON STOCK WITH YOUR PROXY. INSTEAD, STOCK CERTIFICATES SHOULD BE SENT WITH YOUR ELECTION FORM/LETTER OF TRANSMITTAL TO THE ADDRESS SPECIFIED THEREON.

                                   THE MERGER

Background of the Transaction

   Throughout 1999, the board of directors of Rainforest periodically evaluated various strategic initiatives with a view toward increasing shareholder value and improving its stock price which had fallen dramatically from its all-time high.

   On December 22, 1999, Rainforest entered into a merger agreement with Lakes Gaming, Inc., pursuant to which Rainforest was to have merged with and into a wholly owned subsidiary of Lakes Gaming. Following that merger, Rainforest would have been a wholly owned subsidiary of Lakes Gaming. Lyle Berman, the Chairman of the Board and Chief Executive Officer of Rainforest, is also the Chairman of the Board and Chief Executive Officer of Lakes Gaming. Because of Mr. Berman's membership on both companies' boards of directors, the Rainforest board of directors formed a special committee of its members to negotiate with Lakes Gaming and appointed Kenneth Brimmer as Chairman of the special committee.

   The management of Landry's continually reviews its position within the restaurant industry with the objective of determining what alternatives are available to further enhance shareholder value. The announcement of Rainforest/Lakes Gaming transaction attracted Landry's management attention because Rainforest is a well-known themed restaurant chain.

   During the week of January 3, 2000, Landry's consulted with Skadden, Arps, Slate, Meagher & Flom LLP, its special counsel, in connection with its consideration of a transaction with Rainforest.

   On January 11, 2000, Tilman J. Fertitta, President and Chief Executive Officer of Landry's, sent a letter to the special committee of the Rainforest board of directors expressing Landry's interest in exploring a transaction with Rainforest. On the next day after speaking with representatives of Lakes Gaming, Mr. Brimmer telephoned Mr. Fertitta to discuss a possible transaction between the parties.

   On January 18, 2000, U.S. Bancorp Piper Jaffray, financial advisor to Rainforest, telephoned Landry's on behalf of Rainforest to discuss specific financial aspects of a possible transaction between Landry's and Rainforest. On the next day, Landry's sent a limited due diligence request to U.S. Bancorp Piper Jaffray.

   On January 24, 2000, Rainforest and Lakes Gaming terminated their merger agreement and entered into a mutual termination agreement providing for the termination of their December 22, 1999 merger agreement, the payment by each party of their respective costs and expenses incurred in connection with the terminated merger agreement, and for Rainforest's possible payment of a $2 million fee to Lakes Gaming in the event Rainforest consummates a business combination with a third party prior to July 24, 2000. In addition, the entire Landry's board was informed of the potential transaction with Rainforest and the board approved going forward with negotiations with Rainforest.

   On January 26, 2000, Mr. Fertitta, Steven L. Scheinthal, Landry's Vice President of Administration and General Counsel, and Paul S. West, Landry's Vice President of Finance and Chief Financial Officer, traveled to Minnesota to meet with Mr. Berman and Mr. Brimmer to begin negotiations on a possible transaction between Landry's and Rainforest.

   On the next day, Messrs. Fertitta, Scheinthal and West met with Mr. Brimmer and other Rainforest executives and employees in an effort to determine the potential synergies between Landry's and Rainforest's businesses and the potential benefits of a merger between Landry's and Rainforest.

   On January 29 and 30, telephone discussions and negotiations continued between Messrs. Fertitta, Berman and Brimmer.

   On January 31, 2000, Landry's sent a proposal to Rainforest, outlining terms for a proposed transaction with Rainforest, and negotiations between Messrs. Fertitta, Berman and Brimmer continued. As negotiations progressed, on February 1, 2000, Landry's sent a revised due diligence request to Rainforest.

   On February 2, 2000, a Landry's due diligence team arrived at Rainforest's corporate headquarters to begin a three day due diligence investigation. In addition, on February 2, Skadden, Arps, forwarded a first draft of the merger agreement to Landry's for review by Landry's executives, and the Landry's board approved Banc of America Securities LLC as financial advisor to Landry's for purposes of issuing a fairness opinion in connection with the potential merger with Rainforest. Banc of America Securities LLC was formally retained the next day as financial advisor to Landry's and to give the fairness opinion to Landry's.

   On February 3, 2000, Landry's and Rainforest entered into a customary confidentiality agreement with respect to the diligence information exchanged between them.

   On February 3, 2000, a draft merger agreement was distributed to all parties involved in the potential merger in order to begin the process of negotiating the details of the agreement. Also on February 3, the form of stockholder agreement and employee termination, consulting and non-competition agreement (the "non-competition agreement") were distributed to all relevant parties in order to begin the process of negotiating the details of such agreements.

   On February 4, 2000, representatives of Rainforest arrived at Landry's corporate headquarters in Houston, Texas in order to perform a due diligence review of Landry's. Later during the day, Landry's due diligence team completed its review of Rainforest and returned to Houston.

   On February 6, 2000, in order to determine the feasability of effecting a business combination between Landry's and Rainforest, Mr. Fertitta and Mr. Brimmer had extensive telephone conversations regarding Rainforest's financial performance and operating results. In addition, Rainforest completed its due diligence review of Landry's and returned to Minneapolis.

   Representatives of Landry's and Rainforest met in Minneapolis from February 7th through the 9th to finalize negotiations relating to the merger agreement, the stockholder agreements and the non-competition agreements.

   On February 7, 2000, there was a telephonic meeting of the Landry's board of directors to update the directors on the negotiations with Rainforest and the state of the proposed transaction, Banc of America Securities LLC delivered its fairness opinion to the Landry's board and Mr. Scheinthal made a presentation to the Landry's board on the terms and conditions of the proposed merger agreement, stockholder agreements and non-competition agreements.

   On February 8, 2000, there was a meeting of the Rainforest board of directors at Rainforest corporate headquarters in Hopkins, Minnesota to update the directors on the negotiations with Landry's, and the Rainforest board received a financial presentation from and the fairness opinion of U.S. Bancorp Piper Jaffray. A representative of Maslon Edelman Borman & Brand LLP, counsel to Rainforest, was also in attendance and summarized the merger agreement, and advised the Rainforest board of its fiduciary duties under Minnesota law in connection with its consideration of the merger.

   By February 9, 2000, the parties came to agreement on all remaining open issues relating to the merger agreement, stockholder agreements and non-competition agreements.

   At a special meeting of Landry's board of directors held on February 9, 2000, Mr. Fertitta reviewed the changes of the terms of the proposed merger agreement, stockholder agreements and non-competition agreements since the February 7th meeting. Following this presentation by Mr. Fertitta, and a discussion regarding the terms and conditions of the aforementioned agreements, Landry's board of directors approved the merger agreement and the merger, the stockholder agreements and the non-competition agreements.

   At a special telephone meeting of the Rainforest board of directors held on February 9, 2000 to consider the merger, Mr. Brimmer updated the board on the resolution of the remaining open issues. After due consideration, the Rainforest board of directors unanimously approved the merger agreement and the merger and determined that the merger agreement and the merger were fair to and in the best interest of Rainforest and its shareholders and determined to recommend to Rainforest shareholders the approval of the merger proposal and the adjournment proposal. In addition, by separate action, a committee of all of the non-employee Rainforest directors, voting in accordance with applicable provisions of Minnesota anti-takeover statutes, unanimously approved the merger agreement and the merger and the stockholder agreements to be signed concurrently with the merger agreement.

   On February 9, 2000, following approval by their boards, Landry's and Rainforest exchanged executed merger agreements, and the relevant parties exchanged executed stockholder agreements and non-competition agreements, and each of Landry's and Rainforest issued a press release relating to the proposed merger immediately thereafter which followed the closing of trading of the NYSE and NASDAQ.

   Shortly following public announcement of the Landry's/Rainforest transaction, Rainforest received an unsolicited inquiry from a third party relating to its interest in exploring a possible transaction with Rainforest. Based on the nonsolicitation provisions of the Landry's/Rainforest merger agreement, Rainforest responded that it was not in a position to discuss the inquiry.

Reasons for the Merger

 Landry's Reasons for the Merger

   Landry's board of directors believes that the combined company following the merger would have the potential to realize long-term positive operating and financial results and would be in a stronger competitive position than either company alone. Landry's board of directors has identified additional potential mutual benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include the following:

  . the combination of Landry's and Rainforest will create a stronger, more diversified restaurant company, and the increased cash flow could provide the shareholders of the combined company with greater resources to pursue future growth opportunities

  . combining Landry's and Rainforest may strengthen Landry's current market position in the restaurant industry

  . adding the Rainforest Cafe brand to Landry's existing business will allow
    Landry's to continue its expansion in the "theme" restaurant industry

  . the Rainforest Cafe concept is superior to other less successful "theme" restaurants and includes elements that create ongoing and continued consumer interest

  . Rainforest has developed a nationally and internationally recognized brand name and restaurant concept with a limited number of restaurants

  . the creative and innovative forces in the combined company have the potential to create a dynamic and powerful element in the restaurant industry

  . the high profile locations of several Rainforest Cafe restaurants

  . several Rainforest Cafe restaurants operate at extremely high volumes with stable revenues and nearly all Rainforest Cafe restaurants generate positive cash flow and, based upon the purchase price, can generate a positive return on Landry's investment

  . the combined company will have the opportunity for cost savings and the realization of synergies

   In the course of deliberations, Landry's board of directors reviewed with Landry's management and outside advisors a number of additional factors relevant to the merger, including:

  . historical information concerning Landry's and Rainforest's respective business, financial performance and condition, operations, management and competitive position, including public reports concerning results of operations during the most recent fiscal year for each company filed with the SEC

  . Landry's management's view as to the financial condition, results of operations and business of Landry's and Rainforest before and after giving effect to the merger based on management due diligence and publicly available earnings estimates

  . current financial market conditions and historical market prices, volatility and trading information with respect to shares of Landry's common stock and Rainforest common stock

  . the impact of the merger on Landry's shareholders, customers and employees

  . the analyses and presentations of Banc of America Securities LLC, financial advisor to Landry's

  . the terms and conditions of the merger agreement, the stockholder agreements and the non-competition agreements

   Landry's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  . the difficulties Rainforest management has had in growing Rainforest's business and the possibility that a change in management would not serve to reverse this trend

  . the decline in sales of many Rainforest Cafe restaurants after their initial period of opening

  . the decline in popularity of the "theme" restaurant business generally

  . the risks that the potential benefits sought in the merger might not be fully realized

  . the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger

  . the other risks described under "Risk Factors" beginning on page [ ] of this Proxy Statement/Prospectus

   Landry's board of directors believed that these risks were outweighed by the potential benefits of the merger.

   The foregoing discussion is not exhaustive of all factors considered by Landry's board of directors. Each member of Landry's board may have considered different factors, and Landry's board evaluated these factors as a whole and did not quantify or otherwise assign relative weights to factors considered.

Rainforest's Reasons for the Merger and Board Recommendation

   Rainforest's board of directors believes that the combined company following the merger would have the potential to realize long-term positive operating and financial results and would be in a stronger competitive position than either company alone. Rainforest's board of directors has identified the following additional potential mutual benefits of the merger that it believes will contribute to the success of the combined company:

  . institutional investor sentiment seems to currently favor larger capitalized companies that can provide greater investment liquidity, and the merger with Landry's can create a large, well capitalized upper-tier restaurant company

  . Landry's management and personnel have experienced rapid growth, Landry's operations are performing very well and the financial trends for Landry's are significantly positive

  . Rainforest management believes that the Rainforest Cafe concept can draw on Landry's 20 years of strong restaurant and general business acumen, expertise and leadership

  . the combined companies can effectively achieve substantial synergies of efforts and cost savings

  . the merger of the two companies will eliminate the pressure to grow the Rainforest Cafe concept through expansion, and the combined company's management can focus on improving the performance of the existing Rainforest Cafe restaurant operations

  . Rainforest's shareholders will have the opportunity to participate in the potential for growth of the combined company after the merger

  . the merger may enhance the opportunity for potential realization of a long-term and positive presence in the extremely competitive restaurant industry

  . the exchange ratio in the merger represented a significant premium over the closing price for Rainforest common stock on February 8, 2000, the last trading day preceding the day on which Landry's and Rainforest entered into the merger agreement

   In the course of deliberations, the Rainforest board reviewed with Rainforest's management and outside advisors a number of additional factors relevant to the merger, including:

  . historical information concerning Landry's and Rainforest's respective businesses, financial performance and condition, operations, management and competitive position, including public reports concerning results of operations during the most recent fiscal year for each company filed with the SEC

  . Rainforest management's view as to the financial condition, results of operations and businesses of Landry's and Rainforest before and after giving effect to the merger based on management due diligence and publicly available earnings estimates

  . current financial market conditions and historical market prices, volatility and trading information with respect to Landry's common stock and Rainforest common stock

  . the consideration to be received by Rainforest shareholders in the merger and an analysis of the market value of the Landry's common stock to be issued in exchange for 65% of the shares of Rainforest common stock in light of comparable merger transactions

  . the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable

  . Rainforest management's view as to the potential for other third parties to enter into strategic relationships with or to acquire Rainforest

  . the impact of the merger on Rainforest's shareholders, customers and employees

  . the analyses and presentations of U.S. Bancorp Piper Jaffray, financial advisor to Rainforest, and its written opinions to the effect that, as of February 8, 2000 and based upon and subject to the various considerations set forth in its opinion, the consideration proposed to be paid by Landry's was fair from a financial point of view to Rainforest's shareholders

  . the terms and conditions of the stockholder agreements and the non-competition agreements

   Rainforest's board of directors also considered the terms of the merger agreement regarding Rainforest's rights to consider and negotiate other strategic transaction proposals, as well as the possible effects of the provisions regarding termination fees. In addition, Rainforest's board of directors noted that the merger is expected to be tax-free to Rainforest and may be partially tax-free to its shareholders. Rainforest's board of directors also considered various alternatives to the merger, including remaining as an independent company.

   Rainforest's board of directors believed that these factors, including its review of the terms of the merger agreement, supported its unanimous recommendation of the merger when viewed together with the risks and potential benefits of the merger.

   Rainforest's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  . the risks that the potential benefits sought in the merger might not be fully realized

  . the possibility that the merger might not be completed and the effect of public announcement of the merger on Rainforest's ability to attract and retain key management personnel

  . the substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger

  . the other risks described under "Risk Factors" beginning on page [ ] of this Proxy Statement/Prospectus

   Rainforest's board of directors believed that these risks were outweighed by the potential benefits of the merger.

   The foregoing discussion is not exhaustive of all factors considered by Rainforest's board of directors. Each member of Rainforest's board may have considered different factors, and Rainforest's board evaluated these factors as a whole and did not quantify or otherwise assign relative weights to factors considered.

Recommendation of the Rainforest Board of Directors

   The Rainforest Board of Directors has unanimously approved the merger agreement and the merger and believes that the merger agreement and the merger are fair to you and in the best interest of Rainforest and its shareholders and recommends that Rainforest shareholders vote for the approval of the merger proposal and the adjournment proposal.

Opinion of Financial Advisor to Rainforest

   Rainforest retained U.S. Bancorp Piper Jaffray to render to the board of directors an opinion as to the fairness, from a financial point of view, of the aggregate consideration to be received by Rainforest shareholders in the merger.

   On February 8, 2000, U.S. Bancorp Piper Jaffray delivered to the board of directors of Rainforest its opinion, that as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be received by Rainforest shareholders in the proposed merger was fair, from a financial point of view, to those shareholders. A copy of the U.S. Bancorp Piper Jaffray written opinion is attached to this Proxy Statement/Prospectus as Annex B and is incorporated by reference into this Proxy Statement/Prospectus.

   While U.S. Bancorp Piper Jaffray rendered its opinion and provided certain analyses to the Rainforest board of directors, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the Rainforest board of directors as to the specific form or amount of the consideration to be received by Rainforest shareholders in the proposed merger, which was determined through negotiations between Rainforest and Landry's. Nor does the opinion of U.S. Bancorp Piper Jaffray address the relative amounts of cash or stock any shareholder may have the right to elect or may receive. U.S. Bancorp Piper Jaffray's written opinion, which was directed to the Rainforest board of directors, addresses only the fairness, from a financial point of view, of the proposed aggregate consideration to be received by Rainforest shareholders in the proposed merger, does not address Rainforest's underlying business decision to participate in the merger and does not constitute a recommendation to any Rainforest shareholder as to how a shareholder should vote with respect to the merger.

   In arriving at its opinion, U.S. Bancorp Piper Jaffray's review included:

  . a draft of the merger agreement dated February 3, 2000 and oral statements from Rainforest concerning the aggregate amount of cash and Landry's stock proposed to be exchanged in the merger

  . selected financial, operating and business information related to Landry's and Rainforest

  . publicly available market and securities data of Landry's, Rainforest and of selected public companies deemed comparable to Landry's and Rainforest

  . to the extent publicly available, financial information relating to selected transactions deemed comparable to the merger

  . internal financial information of Rainforest and Landry's prepared for financial planning purposes and furnished by Rainforest and Landry's management

   In addition, U.S. Bancorp Piper Jaffray visited the headquarters of Rainforest and conducted discussions with members of senior management of both Landry's and Rainforest concerning the financial condition, current operating results and business outlook of Landry's, Rainforest and the combined company following the merger.

   In delivering its opinion to the board of directors of Rainforest, U.S. Bancorp Piper Jaffray prepared and delivered to the Rainforest board written materials containing various analyses and other information material to the opinion. A summary of the analyses contained in the materials follows.

 Implied Consideration

   Giving effect to the aggregate amounts of cash and Landry's common stock to be exchanged in the merger, the resulting implied value of Landry's common stock and cash consideration of $5.49 per share of Rainforest common stock (based on the closing trading price for Landry's common stock on February 7, 2000 of $9.69) and the outstanding shares of Rainforest common stock and common stock equivalents, U.S. Bancorp Piper Jaffray calculated the aggregate implied value of the stock and cash consideration payable in the merger to holders of shares of Rainforest common stock to be approximately $131.2 million. U.S. Bancorp Piper Jaffray also calculated that shareholders of Rainforest would be issued an aggregate of 26.4% of the total Landry's common stock and common stock equivalents outstanding immediately after the merger. U.S. Bancorp Piper Jaffray also calculated the implied "company value" (equity value plus debt less cash) of Rainforest to be $96.7 million.

 Rainforest Market Analysis

   U.S. Bancorp Piper Jaffray reviewed the stock trading history of Rainforest common stock. U.S. Bancorp Piper Jaffray presented the recent common stock trading information contained in the following table:

      Closing price on February 7, 2000.................................. $4.00
      30 calendar day closing average....................................  4.10
      60 calendar day closing average....................................  3.94
      90 calendar day closing average....................................  4.12
      180 calendar day closing average...................................  4.92
      52 week high trade.................................................  7.44
      52 week low trade..................................................  3.13

   U.S. Bancorp Piper Jaffray also presented selected price and volume distribution data of Rainforest against the comparable group described below.

   In considering the prevailing market for Rainforest common stock, U.S. Bancorp Piper Jaffray noted that Rainforest has a small market capitalization, limited trading volume, limited institutional sponsorship and diminishing research sponsorship. Further, U.S. Bancorp Piper Jaffray noted that Rainforest restaurants have been experiencing negative same store sales, a history of earnings shortfalls and declining store operating profitability.

 Rainforest Comparable Company Analysis

   U.S. Bancorp Piper Jaffray compared financial information and valuation ratios relating to Rainforest to corresponding data and ratios from nine publicly traded companies deemed comparable to Rainforest. This group included Avado Brands Inc., Cooker Restaurant, Dave & Busters Inc., Il Fornaio America Corp., Landry's, Lone Star Steakhouse Saloon, Rare Hospitality Int'l Inc., Roadhouse Grill Inc. and Uno Restaurant Corp. This group was selected from companies with a market capitalization greater than $12.3 million and less than $350 million that operate in the casual-dining, restaurant industry and were restaurant companies otherwise deemed comparable by U.S. Bancorp Piper Jaffray.

  This analysis produced multiples of selected valuation data as follows:

                                                         Comparable Companies
                                                        -----------------------
                                          Rainforest(1) Low  Mean  Median High
                                          ------------- ---- ----- ------ -----
Company value to latest twelve months
 revenue(2)..............................      0.4x     0.4x  0.6x  0.6x   0.8x
Comparable value to estimated 1999
 revenue(2)..............................      0.4x     0.3x  0.6x  0.6x   0.8x
Company value to estimated 2000
 revenue(2)..............................      0.3x     0.3x  0.5x  0.6x   0.7x
Company value to latest twelve months
 earnings before interest, taxes,
 depreciation and amortization...........      2.8x     2.7x  5.0x  5.1x   6.5x
Company value to latest twelve months
 earnings before interest and taxes......      6.2x     4.6x  8.8x  8.9x  10.5x
Share price to estimated 1999 net income
 per share(2)............................     12.5x     7.8x 11.9x 10.9x  16.0x
Share price to estimated 2000 net income
 per share(2)............................     15.9x     5.9x  9.8x 10.2x  13.1x

--------
(1) Based on an implied value of merger consideration as described above under "Implied Consideration."
(2) Estimates of revenue and net income for Rainforest are based on a January 3 fiscal year end and for comparable companies are based on a calendar year.

 Merger and Acquisition Analysis

   U.S. Bancorp Piper Jaffray reviewed 20 merger and acquisition transactions (the "Comparable Transactions") that it deemed comparable to the merger. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

  . transactions with a company value greater than $18.6 million

  . transactions which were not repurchases or spin-offs

  . transactions in which the target company operates in the restaurant industry which were deemed comparable by U.S. Bancorp Piper Jaffray

   U.S. Bancorp Piper Jaffray compared the resulting multiples of selected valuation data to multiples for Rainforest derived from the implied value payable in the merger.

                                                       Comparable Transactions
                                                       ------------------------
                                            Rainforest  Low  Mean  Median High
                                            ---------- ----- ----- ------ -----
Company value to latest twelve months
 revenue...................................    0.4x     0.2x  0.7x  0.6x   1.3x
Company value to latest twelve months
 earnings before interest, taxes,
 depreciation and amortization.............    2.8x     4.2x  6.0x  6.0x   8.8x
Company value to latest twelve months
 earnings before interest and taxes........    6.2x     6.1x 12.1x 12.1x  18.7x
Equity value to latest twelve months net
 income....................................   10.9x    13.0x 20.5x 19.5x  32.6x

 Premiums Paid Analysis

   U.S. Bancorp Piper Jaffray reviewed publicly available information for two groups of selected completed transactions including control acquisitions in the restaurant industry, as well as acquisitions with similar parameters outside of the restaurant industry, to determine the implied premiums payable in the transactions over recent trading prices. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

   Restaurant Industry Transactions

  . transactions with a company value greater than $18.6 million

  . transactions that were completed between January 1, 1997 and February 7,
    2000

   Non-Restaurant Industry Specific Transactions

  . transactions with a company value greater than $25 million

  . transactions that did not involve financial institutions

  . transactions that were completed between January 1, 1999 and February 7,
    2000

   The table below shows a comparison of premiums paid in these transactions to the premium that would be paid to Rainforest shareholders based on the implied value payable in the merger. The premium calculations for Rainforest common stock are based upon an assumed announcement date of February 8, 2000.

                        Restaurant Industry Transactions

                                             Implied Premium (Discount)
                                         -------------------------------------
                                                    Comparable Transactions
                                                    --------------------------
                                         Rainforest  Low    Mean  Median High
                                         ---------- -----   ----  ------ -----
      One day before announcement.......    37.3%   (33.3%) 29.9%  15.9% 132.0%
      One week before announcement......    35.1    (35.5)  33.0   16.6  169.8
      One month before announcement.....    37.3     (7.7)  44.8   28.1  176.2

                 Non-Restaurant Industry Specific Transactions

                                             Implied Premium (Discount)
                                         -------------------------------------
                                                    Comparable Transactions
                                                    --------------------------
                                         Rainforest  Low    Mean  Median High
                                         ---------- -----   ----  ------ -----
      One day before announcement.......    37.3%   (72.7%) 30.7%  25.0% 384.8%
      One week before announcement......    35.1    (74.7)  38.6   32.5  379.0
      One month before announcement.....    37.3    (71.0)  50.5   42.8  386.3

 Pro Forma Analysis

   U.S. Bancorp Piper Jaffray analyzed pro forma effects resulting from the impact of the merger on the projected earnings per share of the combined company at and for the fiscal years ending 2000, 2001, 2002, 2003 and 2004 using management estimates for Rainforest and publicly available analyst estimates for Landry's. Considering certain synergies that management estimates the combined company may realize following consummation of the transaction, U.S. Bancorp Piper Jaffray determined that the merger could be accretive in 2000, 2001, 2002, 2003 and 2004 to the projected stand-alone earnings per share of Landry's.

 Rainforest Discounted Cash Flow Analysis

   U.S. Bancorp Piper Jaffray performed a discounted cash flow analysis for Rainforest in which it calculated the present value of the projected hypothetical future cash flows of Rainforest using internal financial planning data prepared by Rainforest management. U.S. Bancorp Piper Jaffray estimated a range of theoretical values for Rainforest based on the net present value of its implied annual cash flows and a terminal value for Rainforest in 2004 calculated based upon a multiple of EBITDA (i.e., earnings before interest, taxes, depreciation and amortization). U.S. Bancorp Piper Jaffray applied a range of discount rates of 19% to 23% and a range of terminal value multiples of 3.0x to 5.0x of forecasted 2004 EBITDA. This analysis yielded the following results:

      Per Share Equity Value of Rainforest
      ------------------------------------
      Low.............................................................    $5.18
      Mid.............................................................     5.96
      High............................................................     6.86
      Aggregate Equity Value of Rainforest (in thousands)
      ---------------------------------------------------
      Low............................................................. $123,073
      Mid.............................................................  142,398
      High............................................................  164,592

 Analysis of Landry's Common Stock

   U.S. Bancorp Piper Jaffray reviewed general background information concerning Landry's, including recent financial and operating results and outlook, the price performance of Landry's common stock over the previous twelve months relative to a comparable company group, and the stock price and volume over selected periods. U.S. Bancorp Piper Jaffray also reviewed the stock trading history of Landry's common stock at the dates or for the periods indicated below.

      Closing price on February 7, 2000.................................. $9.69
      30 calendar day closing average....................................  8.78
      60 calendar day closing average....................................  8.77
      90 calendar day closing average....................................  8.69
      180 calendar day closing average...................................  8.35
      52 week high trade................................................. 10.88
      52 week low trade..................................................  4.66

   In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the Rainforest board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, did not assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

   The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Rainforest, Landry's or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Rainforest and Landry's were compared and other factors that could affect the public trading value of the companies.

   For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by Rainforest and Landry's or otherwise made available to it and did not assume responsibility for the independent verification of that information. U.S. Bancorp Piper Jaffray relied upon statements of the management of Rainforest and Landry's that the information provided to it by Rainforest and Landry's was prepared on a reasonable basis, the financial planning data and other business outlook information reflects the best currently available estimates of management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

   For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the merger will be treated as a purchase for accounting purposes. U.S. Bancorp Piper Jaffray also assumed that, in the course of obtaining the necessary regulatory approvals and consents for the merger, no restrictions will be imposed that have a material adverse effect on the contemplated benefits of the merger to Rainforest and its shareholders.

   In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Rainforest or Landry's, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray made no physical inspection of the properties or assets of Rainforest or Landry's. U.S. Bancorp Piper Jaffray was not authorized to solicit, and did not solicit, any other party relative to a possible business combination with Rainforest. U.S. Bancorp Piper Jaffray analyzed Rainforest as a going concern and accordingly expressed no opinion as to the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Rainforest or Landry's common stock have traded or at which the shares of Rainforest, Landry's or the combined company may trade at any future time. U.S. Bancorp Piper Jaffray undertook no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either Rainforest or Landry's or their respective affiliates are a party or may be subject, and made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising from any such matters. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Except as provided in the engagement letter between Rainforest and U.S. Bancorp Piper Jaffray dated December 16, 1999, as amended February 8, 2000, U.S. Bancorp Piper Jaffray has not undertaken to, and is not obligated to, affirm or reissue its opinion or otherwise comment on any events occurring after the date it was given.

   U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The Rainforest board of directors selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the restaurant industry. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Rainforest and Landry's for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

   Under the terms of the engagement letter between Rainforest and U.S. Bancorp Piper Jaffray dated December 16, 1999, as amended February 8, 2000, Rainforest paid U.S. Bancorp Piper Jaffray a retainer fee of $50,000, and $250,000 upon rendering its opinion with respect to the contemplated transaction between Rainforest and Lakes Gaming. The engagement letter also required Rainforest to pay U.S. Bancorp Piper

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Jaffray a fee equal to the sum of $400,000 plus 2.0% of the product of the amount (if any) by which the per share price to be received by Rainforest shareholders exceeds $5.00 per share multiplied by the number of fully diluted shares of Rainforest. This fee however was to be reduced by the retainer fee paid for the rendering of the fairness opinion. In contemplation of the Landry's transaction, the engagement letter was amended and Rainforest has agreed to pay U.S. Bancorp Piper Jaffray $150,000 upon rendering its opinion and $50,000 if the merger is consummated prior to August 31, 2001. Whether or not the merger with Landry's is consummated, Rainforest has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by Rainforest.

Interests of Officers and Directors in the Transaction

   In considering the recommendations of the Rainforest board of directors with respect to the merger proposal and the adjournment proposal, the holders of shares of Rainforest common stock should be aware that certain members of management and of the Rainforest board of directors have interests in the transaction that may be different from, or in addition to, the interests of the holders of shares of Rainforest common stock, generally. Landry's board of directors and the Rainforest board of directors were aware of such interests and considered them, among other matters, in approving the merger agreement, the merger and the related transactions.

   Each of Lyle Berman, Kenneth Brimmer, Steven Schussler and Ercument Ucan is party to an employee termination, consulting and non-competition agreement with Landry's (each of which is only effective upon consummation of the merger). In consideration of the consulting, non-competition and other provisions of the agreement (including cancellation of most or all of their options to acquire shares of Rainforest common stock at the effective time of the merger if they have not exercised their options by such time), each of the above-named individuals will be paid an aggregate amount of $1.5 million, $1.4 million of which is payable at the effective time of the merger and the balance of $100,000 is payable ninety days following the effective time. See "THE EMPLOYEE TERMINATION, CONSULTING AND NON-COMPETITION AGREEMENTS."

   In addition, upon consummation of the merger, all outstanding Rainforest options to purchase shares of Rainforest common stock will vest by virtue of their terms and become fully exercisable options to acquire shares of Landry's common stock.

   As of [to come], 2000, the latest practicable date prior to the printing of this Proxy Statement/Prospectus, Messrs. Berman, Brimmer, Schussler and Ucan held 750,000, 300,000, 164,000 and 511,250 options to purchase shares of Rainforest common stock, respectively. The average exercise price of such options held by Messrs. Berman, Brimmer, Schussler and Ucan was $[to come], $[to come], $[to come] and $[to come], respectively. Messrs. Berman, Brimmer, Schussler and Ucan are each party to an employee termination, consulting and non-competition agreement with Landry's, pursuant to which all options held by them which are not exercised by the effective time of the merger will be cancelled at such time (other than 76,500 and 75,000 options with respect to Messrs. Schussler and Ucan, respectively). As of February 8, 2000, the last trading day prior to the announcement of the proposed merger transaction, the closing market price of Rainforest common stock was $4.0625, and the exercise price of 39,000 and 386,250 options held by Messrs. Schussler and Ucan, respectively, was at or below the closing price of Rainforest common stock on such date. The average exercise price of such "in the money" options of Messrs. Schussler and Ucan were $[to come] and $[to come], respectively. No options held by either of Messrs. Berman or Brimmer were at or below closing market price of Rainforest common stock on such date. As of [to come], 2000, the closing market price of Rainforest common stock was $[to come], and the exercise price of [to come], [to come], [to come] and [to come] options held by Messrs. Berman, Brimmer, Schussler and Ucan, respectively, was at or below the closing price of Rainforest common stock on such date. The average exercise price of such "in the money" options held by Messrs. Berman, Brimmer, Schussler and Ucan was $[to come], $[to come], $[to come] and $[to come], respectively.

   As of [to come], 2000, the latest practicable date prior to the printing of this Proxy Statement/Prospectus, the executive officers and directors of Rainforest (other than Messrs. Berman, Brimmer, Schussler and Ucan)

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

held an aggregate of 461,376 options to purchase shares of Rainforest common stock. The average exercise price of such options was $[to come]. As of February 8, 2000, the last trading day prior to the announcement of the proposed merger transaction, the closing market price of Rainforest common stock was $4.0625, and the exercise price of 152,500 options held by such executive officers and directors was at or below the closing price of Rainforest common stock on such date. The average exercise price of such "in the money" options was $[to come]. As of [to come], 2000, the latest practicable date prior to the printing of this Proxy Statement/Prospectus, the closing market price of Rainforest common stock was $[to come], and the exercise price of [to come] options held by such executive officers and directors was at or below the closing price of Rainforest common stock on such date. The average exercise price of such "in the money" options was $[to come]. As a result of the merger, at least 231,424 options held by such executive officers and directors will vest.

   The merger agreement also provides current and former officers and directors with certain rights to indemnification as described below. See "THE MERGER AGREEMENT--Certain Covenants of Landry's."

   Pursuant to the terms of a mutual termination agreement, dated as of January 24, 2000, by and between Rainforest and Lakes Gaming, Inc., Rainforest may be obligated to pay Lakes Gaming a fee of $2 million in the event Rainforest consummates a business combination at any time prior to July 24, 2000. The mutual termination agreement was approved by the special committee of the Rainforest board of directors which was formed to consider the Lakes Gaming transaction. The Landry's merger, if consummated prior to July 24, 2000 will result in the payment of the $2 million fee by Rainforest to Lakes Gaming. Lyle Berman, Joel Waller and David Rogers are each members of the board of directors of Rainforest, and are also members of the board of directors of Lakes Gaming, although none of these individuals served on the Rainforest special committee that was formed to consider the Lakes Gaming transaction or the mutual termination agreement.

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger proposal by the shareholders of Rainforest. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware and the filing of articles of merger with the Secretary of State of the State of Minnesota.

   We are working towards completing the merger as quickly as possible. We hope to complete the merger during the second quarter of 2000.

Structure of the Merger and Conversion of Rainforest Common Stock

   In accordance with the merger agreement and Delaware and Minnesota law, Rainforest will be merged with and into LSR Acquisition Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of Landry's. As a result of the merger, the separate corporate existence of Rainforest will cease and LSR will survive the merger as a wholly-owned subsidiary of Landry's. Landry's expects to change the name of LSR following the merger to Rainforest Cafe (or a comparable name). The merger requires the approval of a majority of the holders of Rainforest common stock and will be consummated as soon as practicable after the receipt of such Rainforest shareholder approval.

   In the merger, all of the outstanding shares of Rainforest common stock (other than shares as to which dissenters' rights have been properly perfected) will be cancelled in exchange for, at each Rainforest shareholder's election, the issuance of shares of Landry's common stock and/or cash. Rainforest shareholders will receive 0.5816th of a share of Landry's common stock for each share of Rainforest common stock for which they elect to receive stock or $5.23 in cash for each share of Rainforest common stock for which they elect to receive cash (in each case, subject to proration as more fully described below).

   The Rainforest common stock that will be converted into Landry's common stock will equal, as nearly as practicable, 65% of all outstanding shares of Rainforest common stock, and the Rainforest common stock that will be converted into the right to receive cash will equal, as nearly as practicable, 35% of all outstanding shares of Rainforest common stock. If Rainforest shareholders, in the aggregate, elect to receive shares of Landry's common stock for more than 65% of their shares of Rainforest common stock, or cash for more than

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

35% of their shares of Rainforest common stock, the shareholders electing the oversubscribed consideration will receive, on a pro rata basis, the alternative consideration with respect to the excess.

   Based on the number of shares of Rainforest common stock outstanding as of the date of the printing of this Proxy Statement/Prospectus, Rainforest shareholders would receive, in the aggregate, approximately 8,800,000 shares of Landry's common stock or approximately 26% of the shares of Landry's common stock that will be issued and outstanding immediately after the merger is completed and approximately $42,600,000 in cash, in the aggregate, in exchange for their shares of Rainforest common stock. The actual share numbers, aggregate cash amount and percentages may differ slightly based upon changes in the number of shares of Rainforest common stock and Landry's common stock outstanding as of the date the merger is completed.

   No certificate or scrip representing fractional shares of Landry's common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of a fraction of a share of Landry's common stock in an amount equal to the product obtained by multiplying such fractional amount by $5.23.

Certain Federal Income Tax Considerations

   The following discussion is a summary of certain U.S. federal income tax consequences of the merger to a shareholder of Rainforest who holds shares of Rainforest common stock as capital assets (a "Holder"). The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. This discussion is for general information only, and does not address all aspects of federal income taxation that may be applicable to a Holder subject to special treatment under the Code (including, but not limited to, banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, holders who dissent and exercise appraisal rights, and holders who are not U.S. persons (as defined in section 7701(a)(30) of the Code) or who acquired shares of Rainforest common stock pursuant to the exercise of an employee stock option or otherwise as compensation). In addition, the discussion does not address the state, local or foreign tax consequences of the merger.

   Consummation of the merger is conditioned upon the receipt by Rainforest and Landry's of the opinions of Maslon and Skadden, Arps, respectively, each dated as of the date the merger becomes effective, substantially to the effect that, on the basis of facts, representations, assumptions and agreements set forth or referred to in such opinions, for federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368 of the Code.

   Assuming that, in accordance with the opinions referred to above, the merger is treated as a reorganization within the meaning of Section 368 of the Code, the following is a summary of the general federal income tax consequences of the merger to a Holder:

   Exchange of Rainforest Common Stock. The federal income tax consequences of the merger to a Holder generally will depend on whether the Holder exchanges shares of Rainforest common stock for cash, shares of Landry's common stock, or a combination thereof, and may further depend on whether the Holder constructively owns shares of Rainforest common stock and whether the Holder actually or constructively owns any shares of Landry's common stock. For this purpose, shares are constructively owned under rules set forth in Section 318 of the Code which generally treats a person as owning stock owned by certain family members or related entities or that is the subject of an option or options owned or deemed owned by such person.

   Exchange Solely for Cash. If, pursuant to the merger, a Holder exchanges all of the shares of Rainforest common stock actually owned by the Holder solely for cash, such Holder will recognize gain or loss equal to the difference between the amount of cash received and the Holder's adjusted tax basis in the shares of Rainforest common stock surrendered therefor, which gain or loss generally will be long-term capital gain or loss if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain or loss. If, however, any such Holder constructively owns shares of Rainforest common stock

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

that are exchanged for shares of Landry's common stock in the merger or owns shares of Landry's common stock actually or constructively after the merger, the consequences to such Holder may be similar to the consequences described below under the heading "Exchange for Landry's Common Stock and Cash," except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such Holder's gain.

   Exchange Solely for Landry's Common Stock. If, pursuant to the merger, a Holder exchanges all of the shares of Rainforest common stock actually owned by the Holder solely for shares of Landry's common stock, such Holder will not recognize any gain or loss except to the extent of cash received in lieu of a fractional share of Landry's common stock (as discussed below). The aggregate adjusted tax basis of the shares of Landry's common stock received (including fractional shares) in such an exchange will equal the aggregate adjusted tax basis of the shares of Rainforest common stock surrendered therefor, and the holding period of the Landry's common stock will include the period during which the Holder held its shares of Rainforest common stock. If the Holder has differing bases or holding periods for its shares of Rainforest common stock, the Holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Landry's common stock that it receives in the exchange.

   Exchange for Landry's Common Stock and Cash. If, pursuant to the merger, a Holder exchanges all of the shares of Rainforest common stock actually owned by the Holder for a combination of Landry's common stock and cash, the Holder will realize gain or loss equal to the difference between

  . the sum of cash and the fair market value of Landry's common stock received, and

  . the Holder's adjusted tax basis in the shares of Rainforest common stock surrendered therefor.

However, any such gain will be recognized (that is, subject to tax) only to the extent of the cash received, and any such loss will not be recognized. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares of Rainforest common stock cannot be used to offset a gain recognized on another block of shares of Rainforest common stock. Any such recognized gain generally will be long-term capital gain if the Holder's holding period respect to the stock is more than one year, and otherwise will be short-term capital gain. If, however, the cash received has the effect of the distribution of a dividend, as discussed below, the gain will be treated as a dividend to the extent of the Holder's ratable share of Rainforest's accumulated earnings and profits. See "Possible Treatment of Cash as a Dividend" below.

   The aggregate tax basis of Landry's common stock received by a Holder that exchanges the Holder's shares of Rainforest common stock for a combination of Landry's common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Rainforest common stock surrendered therefor, decreased by the cash received and increased by any recognized gain (whether capital gain or ordinary income). The holding period of Landry's common stock received will include the holding period of the shares of Rainforest common stock surrendered therefor. If a Holder has differing bases or holding periods for its shares of Rainforest common stock, the Holder should consult its tax advisor prior to the exchange to identify the particular shares of Rainforest common stock to be surrendered in the exchange and the particular bases or holding periods of the particular shares of Landry's common stock that it receives in the exchange.

   Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or dividend income will depend upon whether and to what extent the exchange reduces the Holder's deemed percentage stock ownership interest in Landry's. For purposes of this determination, a Holder will be treated as if it first exchanged all of the Holder's shares of Rainforest common stock solely for Landry's common stock and then Landry's immediately redeemed (the "deemed redemption") a portion of that Landry's common stock in exchange for the cash that the Holder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is "substantially disproportionate" with respect to the Holder or "not essentially equivalent to a dividend."

   The deemed redemption, generally, will be "substantially disproportionate" with respect to a Holder if the percentage described in the first bullet below is less than 80 percent of the percentage described in the second bullet below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Holder will depend upon the Holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the Holder's deemed percentage stock ownership of Landry's. In general, that determination requires a comparison of

  . the percentage of the outstanding stock of Landry's that the Holder is deemed actually and constructively to have owned immediately before the deemed redemption; and

  . the percentage of the outstanding stock of Landry's that is actually and constructively owned by the Holder immediately after the deemed redemption.

In applying the foregoing tests, a shareholder will be deemed to own stock actually owned by such shareholder and, in some cases, constructively owned by certain family members, certain estates and trusts of which the Holder is a beneficiary, certain affiliated entities, and stock subject to an option actually or constructively owned by the shareholder or such other persons. As these rules are complex, each Holder that may be subject to these rules should consult its tax advisor. The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction." Accordingly, in most circumstances, gain recognized by a Holder that exchanges the Holder's shares of Rainforest common stock for a combination of Landry's common stock and cash generally will be long-term capital gain if the Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain.

   Cash Received in Lieu of a Fractional Share. Cash received in lieu of a fractional share of Landry's common stock will be treated as received in redemption of such fractional share and gain or loss will be recognized by a Holder, equal to the difference between the amount of cash received and the portion of the basis of the share of Rainforest common stock allocable to such fractional interest. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period for such share of Rainforest common stock was greater than one year as of the date of the exchange.

   Backup Withholding. Unless a Holder complies with certain reporting or certification procedures or is an "exempt recipient" (i.e., in general, corporations and certain other entities), the Holder may be subject to withholding tax of 31% with respect to any cash payments received pursuant to the merger. A foreign Holder should consult the Holder's tax advisor with respect to the application of withholding rules to the Holder with respect to any cash payments received pursuant to the merger.

   EACH RAINFOREST SHAREHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

Accounting Treatment

   The merger will be accounted for using the purchase method of accounting with Landry's as the acquiror.

Regulatory Approvals

   The merger is subject to the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), including the 30-day waiting period (or earlier termination thereof) under the HSR Act. The requisite filings with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission (the "FTC") under the HSR Act were made by Rainforest and Landry's on February 18, 2000 and February 24, 2000, respectively, and the parties requested early termination of the required waiting period. At any time before or after consummation of the merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking the divestiture of substantial assets of Landry's or Rainforest. There can be no assurance that additional information or documentary material will not be requested. At any time before or after the effective time of the merger, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of businesses of Landry's or of Rainforest by Landry's. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Restrictions on Sales of Shares of Rainforest Common Stock by Affiliates of Landry's and Rainforest

   The shares of Landry's common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Landry's common stock issued to any person who is deemed to be an "affiliate" of either of us at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal shareholders. Affiliates may not sell their shares of Landry's common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares;

  . an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  . any other applicable exemption under the Securities Act.

Landry's Registration Statement on Form S-4, of which this Proxy
Statement/Prospectus forms a part, does not cover the resale of shares of Landry's common stock to be received by our affiliates in the merger.

Listing on the New York Stock Exchange of Landry's Common Stock to be Issued in the Merger

   The shares of Landry's common stock to be issued in the merger will be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the completion of the merger.

   NYSE rules generally require that a NYSE-listed company receive approval from its stockholders in connection with any transaction involving the issuance of twenty percent or more of its common stock. NYSE rules, however, also provide that if a company is issuing shares of treasury stock in connection with such a transaction that its shares of treasury stock (i.e., shares previously issued by a company which have been reacquired by the company) are excluded for purposes of determining whether or not the aforementioned twenty percent threshold has been met. Landry's is not seeking approval from its stockholders with respect to the issuance of its shares of common stock under NYSE rules because a significant portion of the shares Landry's will issue in the merger will be shares of treasury stock.

Delisting and Deregistration of Rainforest Common Stock after the Merger

   If the merger is completed, Rainforest common stock will be delisted from the NASDAQ National Market and will no longer be subject to periodic reporting requirements under the Securities Exchange Act of 1934.

Dissenters' Rights

   Rainforest is governed under the laws of the State of Minnesota, and, accordingly, is governed by the provisions of the Minnesota Business Corporation Act (the "MBCA"). Pursuant to the relevant sections of the MBCA, the shareholders of Rainforest have the right to dissent from the merger and obtain payment for the "fair value" of their shares of Rainforest common stock.

   Sections 302A.471 and 302A.473 of the MBCA entitle any Rainforest shareholder who dissents from the merger and who follows the procedures prescribed by Sections 302A.471 and 302A.473, in lieu of receiving the consideration proposed under the merger agreement, to receive cash equal to the "fair value" of such shareholder's shares of Rainforest common stock. Set forth below is a summary of the procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA, which are

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

reproduced in full as Annex C attached to this Proxy Statement/Prospectus, and to any amendments to such provisions as may be adopted after the date of this Proxy Statement/Prospectus.

   ANY RAINFOREST SHAREHOLDER CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE MERGER SHOULD CAREFULLY REVIEW THE TEXT OF ANNEX C (PARTICULARLY THE SPECIFIED PROCEDURAL STEPS REQUIRED TO PERFECT THE DISSENTERS' RIGHTS, WHICH ARE COMPLEX) AND SHOULD ALSO CONSULT SUCH SHAREHOLDER'S LEGAL COUNSEL. SUCH RIGHTS WILL BE LOST IF THE REQUIREMENTS OF SECTIONS 302A.471 AND 302A.473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED.

   The MBCA provides dissenters' rights for any Rainforest shareholder who dissents from the merger and who meets the requisite statutory requirements contained in the MBCA. Under the MBCA, any Rainforest shareholder who (i) files with Rainforest a written notice of his, her or its intent to demand the fair value of such shareholder's Rainforest common stock, which notice is filed with Rainforest before the vote is taken at the special meeting, and (ii) does not vote such shares of Rainforest common stock at the special meeting in favor of the merger proposal, shall be entitled, if the merger is approved and effected, to receive a cash payment of the fair value of such shareholder's shares of Rainforest common stock upon compliance with the applicable statutory procedural requirements. A failure by any Rainforest shareholder to vote against the merger proposal will not in and of itself constitute a waiver of the dissenters' rights of such shareholder under the MBCA. In addition, a Rainforest shareholder's vote against the merger proposal will not satisfy the notice requirement referred to in clause (i) above.

   Any written notice of a Rainforest shareholder's intent to demand a cash payment of "fair value" for such shareholder's shares of Rainforest common stock if the merger is consummated must be filed with Rainforest at Rainforest Cafe, Inc., 720 South Fifth Street, Hopkins, Minnesota 55343, Attention:
Stephen Cohen, Esq., prior to the vote on the merger at the special meeting. A shareholder who votes for the merger proposal will have waived their dissenters' rights with respect to such proposal. A shareholder who does not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA is not entitled to payment for such shareholder's shares of Rainforest common stock under the dissenters' rights provisions of the MBCA and will be bound by the terms of the merger agreement.

   If the merger proposal is approved, Rainforest must send written notice to all shareholders who have given written notice prior to the vote to approve the merger proposal of their intent to demand the fair value of their shares of Rainforest common stock and who have not voted in favor of the merger as described above. The notice will contain: (i) the address where the demand for payment and certificates representing shares of Rainforest common stock (each a "certificate") must be sent and the date by which they must be received; (ii) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received; (iii) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment; and (iv) a copy of the provisions of the MBCA set forth in Annex C with a brief description of the procedures to be followed under those provisions. A Rainforest shareholder who is sent a notice and who wishes to assert dissenters' rights must demand payment and deposit his or her certificate or certificates or comply with any restrictions on transfer of uncertificated shares within 30 days after such notice is given by Rainforest. Prior to the effective time of the merger, a Rainforest shareholder exercising dissenters' rights retains all other rights of a Rainforest shareholder. From and after the effective time of the merger, dissenting shareholders will no longer be entitled to any rights of a Rainforest shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to dissenters' rights as provided by the MBCA.

   After the effective time of the merger, or upon receipt of a valid demand for payment, whichever is later, Rainforest must remit to each dissenting shareholder who complied with the requirements of the MBCA the amount Rainforest estimates to be the fair value of such shareholder's shares of Rainforest common stock, plus interest accrued from the effective time of the merger to the date of payment. The payment also must be accompanied by Rainforest's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the merger, together with the latest available interim financial statements, Rainforest's estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. If Rainforest fails to remit payment within 60 days of the deposit of the certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions; provided, however, Rainforest may again give notice regarding the procedure to exercise dissenters' rights and require deposit or restrict transfer at a later time. In certain circumstances, Rainforest may withhold this initial payment from a dissenting shareholder who became a Rainforest shareholder (or who is dissenting on behalf of a person who became a Rainforest shareholder) following the public announcement of the merger on February 9, 2000, pending a demand by such shareholder for supplemental payment. If a dissenting shareholder believes that the amount remitted is less than the fair value of the Rainforest common stock plus interest, such dissenting shareholder may give written notice to Rainforest of his or her own estimate of the fair value of the shares, plus interest, within 30 days after Rainforest mails its remittance, and demand payment of the difference. Failure to make such demand on a timely basis entitles the dissenting shareholder only to the amount offered.

   If Rainforest receives a demand from a dissenting shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or agreed to by the dissenting shareholder after discussion with Rainforest or file in court a petition requesting that the court determine the fair value of the Rainforest common stock.

   The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all shareholders wherever located. If the court determines that the fair value of the shares is in excess of the amount, if any, remitted by Rainforest, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds such amount previously remitted. A dissenting shareholder will not be liable to Rainforest if the amount, if any, remitted to such shareholder exceeds the fair value of the shares, as determined by the court, plus interest.

   Costs of the court proceeding shall be determined by the court and assessed against Rainforest, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

   If the court finds that Rainforest did not substantially comply with Section 302A.473 of the MBCA, the court may assess fees and expenses, if any, of any attorneys or experts as the court deems equitable against Rainforest. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

   A shareholder may not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

   Under Subdivision 4 of Section 302A.471 of the MBCA, a Rainforest shareholder has no right, at law or in equity, to set aside the approval of the merger agreement or the consummation of the merger except if such adoption or consummation was fraudulent with respect to such shareholder or Rainforest.

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

                              THE MERGER AGREEMENT

   Set forth below is a brief description of certain terms of the merger agreement and related matters. This description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, which is attached hereto as Annex A and is incorporated in its entirety herein by reference.

Structure of the Merger

   The merger agreement provides that Rainforest will be merged with and into LSR, and LSR, as the surviving corporation in the merger, will continue its corporate existence under the laws of the State of Delaware as a subsidiary of Landry's.

The Effective Time

   The closing will occur within three business after the day on which the last of the conditions set forth in the merger agreement have been satisfied or waived, unless Landry's and Rainforest agree to a different date. We will file articles of merger with the Secretary of State of the State of Minnesota and a certificate of merger with the Secretary of State of the State of Delaware at which time the merger will be effective. However, we may agree to make the merger effective at a time subsequent to such filings and specify that time in the articles of merger and certificate of merger.

Merger Consideration

   The merger agreement provides that each share of Rainforest common stock issued and outstanding immediately prior to the effective time (other than Rainforest common stock owned by Landry's and other than Rainforest common stock as to which dissenters' rights have been properly perfected) will be converted into 0.5816th of a share of Landry's common stock or $5.23 in cash, so that the number of shares of Rainforest common stock that will be converted into shares of Landry's common stock will equal, as nearly as practicable, 65% of all outstanding shares of Rainforest common stock and the number of shares of Rainforest common stock that will be converted into the right to receive cash will equal, as nearly as practicable, 35% of all outstanding shares of Rainforest common stock. If total shareholder elections for Landry's common stock or for cash exceed either of these percentages, the number of shares of Rainforest common stock that will be converted into Landry's common stock or into cash, as the case may be, will be reduced proportionately so that the Rainforest shareholders electing the oversubscribed consideration will receive, on a pro rata basis, the alternative consideration with respect to the excess.

   No fractional shares of Landry's common stock will be issued pursuant to the merger. Any holder of Rainforest common stock who would otherwise be entitled to a fractional share of Landry's common stock will receive an amount in cash equal to the cash consideration of $5.23 per share multiplied by the fractional interest of Landry's common stock to which they are entitled.

Election Procedure; Issuance of Landry's Common Stock and Payment of Cash

   An election form/letter of transmittal has been included in the mailing of this Proxy Statement/Prospectus to you. Rainforest shareholders who wish to receive the merger consideration, regardless of whether they wish to receive stock or cash, should, as soon as possible, mail the election form/letter of transmittal indicating whether they elect to receive cash and/or shares of Landry's common stock, together with their Rainforest common stock certificates, a book entry transfer of their shares, or a guarantee of delivery of such shares to the exchange agent at the address below:

                             Rainforest Cafe, Inc.
                  c/o American Stock Transfer & Trust Company
                           40 Wall Street, 46th Floor
                               New York, NY 10005
                           1-800-937-5449, ext. 6820

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

   We have retained Innisfree M&A Incorporated as information agent to assist you in the merger. You may call Innisfree at (888) 750-5834 to request additional documents and to ask any questions.

   Subject to the proration procedures described below, which applies if the amount of cash consideration or Landry's common stock elected by Rainforest shareholders, in the aggregate, exceeds 35% and 65%, respectively, each Rainforest shareholder may elect to receive with respect to each share of Rainforest common stock 0.5816th of a share of Landry's common stock or $5.23 in cash. If Rainforest shareholders, in the aggregate, elect to receive shares of Landry's common stock for more than 65% of their shares of Rainforest common stock, or cash for more than 35% of their shares of Rainforest common stock, the shareholders electing the oversubscribed consideration will receive, on a pro rata basis, the alternative consideration with respect to the excess.

   Rainforest shareholders who fail to timely return or properly complete their election form/letter of transmittal or who affirmatively make a non-election will receive Landry's common stock and/or cash consideration so that 65% of the outstanding shares of Rainforest common stock are converted into Landry's common stock and 35% of the outstanding shares of Rainforest common stock are converted into cash; provided, however, that in the event Rainforest shareholders elect to receive shares of Landry's common stock for more than 65% of the outstanding shares of Rainforest common stock or cash for more than 35% of the outstanding shares of Rainforest common stock, such non-electing Rainforest shareholders will only receive the undersubscribed consideration.

   Rainforest shareholders, or their brokers authorized to act on their behalf, must send in the election form/letter of transmittal, together with their Rainforest common stock certificates, book entry transfer of their shares or a guarantee of delivery of their certificates, as described in the election form/letter of transmittal, to the exchange agent.

   To elect what type of consideration you wish to receive for your shares of Rainforest common stock, a properly completed election form/letter of transmittal must be received by the exchange agent by 5:00 p.m., New York City
time, on           , 2000 (the "election deadline"). Please read the election form/letter of transmittal carefully and follow all instructions contained therein.

   Any Rainforest shareholder may change his election at any time prior to the election deadline by written notice to the exchange agent which is accompanied by a revised election form/letter of transmittal properly completed and executed. In addition, any Rainforest shareholder may at any time prior to the election deadline revoke his election by written notice to the exchange agent or by withdrawal of his Rainforest common stock certificates (or the guarantee of delivery of such certificates), which were previously deposited with the exchange agent. All elections will be automatically revoked if the merger agreement is terminated. In order to be eligible to receive the form of merger consideration that you want, you must complete and return the election form/letter of transmittal to the exchange agent.

   Immediately prior to the effective time, Landry's will deliver to the exchange agent the number of certificates of Landry's common stock, as well as the cash necessary to pay the cash consideration, that will be issued in exchange for shares of Rainforest common stock.

   As soon as practicable after the closing, each holder of Rainforest common stock, who has surrendered his certificates of Rainforest common stock to the exchange agent, will receive certificates representing the number of shares of Landry's common stock into which his shares of Rainforest common stock have been converted and/or a bank check for an amount equal to $5.23 multiplied by the number of shares of Rainforest common stock converted into cash consideration.

   If any Rainforest shareholder would like his certificates of Landry's common stock or any of his cash consideration issued in a name other than his own, he must pay to the exchange agent any and all required transfer or other taxes or must establish that such tax has been paid or is not applicable.

   No merger consideration, dividends or distributions, if any, will be paid on Landry's common stock to any Rainforest shareholder receiving shares of Landry's common stock in the merger until such Rainforest shareholder surrenders his Rainforest common stock certificates. In addition, Rainforest shareholders will not receive any interest on any cash they receive.

Treatment of Stock Options

   Each outstanding and unexercised option to buy shares of Rainforest common stock will become fully vested and exercisable by virtue of its terms (other than up to 1,611,250 options held by certain members of senior management which, if not exercised prior to the effective time of the merger, will be cancelled at the effective time of the merger). See "THE EMPLOYEE TERMINATION, CONSULTING AND NON-COMPETITION AGREEMENTS." Landry's will replace these options with options to purchase Landry's common stock on the same terms and conditions as the Rainforest options except that the exercise price and the number of shares issuable upon exercise will be adjusted to take into account the exchange ratio of 0.5816th of a share of Landry's common stock for each share of Rainforest common stock.

Dissenting Shares

   Under Minnesota law, each holder of shares of Rainforest common stock is entitled to dissent from the merger and demand to be paid the "fair value" of their shares provided they properly perfect this right as provided by the MBCA. If a Rainforest shareholder exercises this right in accordance with Sections 302A.471 and 302A.473 of the MBCA, his shares of Rainforest common stock will not be converted into the right to receive the merger consideration, but he will be entitled only to the rights that are granted under Minnesota law. Rainforest will give Landry's (i) prompt written notice of any notice of intent to demand fair value for any shares of Rainforest common stock, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by Rainforest, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to these demands for fair value under the MBCA. Rainforest cannot, except with the prior written consent of Landry's or as otherwise required by law, voluntarily make any payment with respect to any demands for fair value for shares of Rainforest common stock or offer to settle or settle any such demands.

Representations and Warranties

   The merger agreement contains various mutual customary representations and warranties relating to, among other things:

  . due incorporation and good standing

  . capitalization

  . the authorization and binding nature of the merger agreement and other transaction agreements

  . consents and approvals

  . no conflicts or violations

  . documents filed with the SEC and the accuracy of information contained in those documents

  . the conformity with generally accepted accounting principles of the respective financial statements of Rainforest and Landry's

  . the absence of certain changes and no undisclosed liabilities

  . compliance with laws

  . litigation

  . the timely filing of all requisite tax returns

  . the retention of investment bankers

  . the receipt of fairness opinions

   In addition to the mutual representations and warranties listed above, Rainforest has given representations and warranties relating to the following:

  . the possession by Rainforest of all requisite governmental permits

  . material contracts of Rainforest

  . the employee benefit plans of Rainforest and the obligations of Rainforest under any agreement with any of its employees

  . the intellectual property of Rainforest

  . Rainforest's insurance coverage

  . the vote required of Rainforest's shareholders to approve the merger and the inapplicability of certain state anti-takeover statutes

  . title to Rainforest's properties

  . certain environmental matters relating to Rainforest

   In addition to the mutual representations and warranties listed above, Landry's has given representations and warranties relating to the following:

  . no prior activities of LSR

  . Landry's ownership of Rainforest common stock

  . the absence of any financing contingency by Landry's

Certain Covenants of Rainforest

   Rainforest agreed that until completion of the merger, unless Landry's agrees otherwise in writing, Rainforest and its subsidiaries will:

  . operate their business in the ordinary course and consistent with past practice

  . use their reasonable best efforts to preserve intact their business organization, keep available the services of their officers and employees, maintain satisfactory relationships with all persons with whom they do business, and preserve possession, control and condition of all their assets

   In addition, Rainforest and its subsidiaries have specifically agreed not to, among other things:

  . modify their articles of incorporation or bylaws

  . issue, grant, sell, pledge, or dispose of any Rainforest securities, except for the issuance of stock in connection with Rainforest options or its employee stock purchase program

  . subject to certain exceptions, split, combine or reclassify any shares of Rainforest capital stock or declare, pay or set aside any dividend or other distribution

  . create, incur, assume, forgive or change the terms or collateral of any debt, receivables or employee or officer loans; assume, guarantee, or endorse the obligations of any person; except as disclosed, make any capital expenditures or incur any preopening expenses; make any loans, advances, capital contributions or investments in any other person (other than to subsidiaries and other than customary employee advances)

  . acquire or merge with any other business; or dispose of or encumber any of its assets other than in the ordinary course, consistent with past practice

  . increase the wages, salary, bonus, compensation or other benefits of any of its officers or employees except in the ordinary course of business, consistent with past practice

  . commence or settle litigation

  . make or rescind any election relating to taxes, settle any matter with respect to taxes or make any material changes to its accounting or tax policies

  . adopt or amend any resolution or agreement concerning indemnification of its directors, officers, employees or agents

  . materially increase or decrease the average restaurant, corporate or warehouse facility inventory or house bank accounts

  . subject to certain exceptions, enter into leases, contracts or agreements for an amount in excess of $25,000

  . make any changes to current line of business, investment strategy, policy and practices

  . undertake the design or construction of new restaurants or the remodeling or renovation of existing restaurants

  . remove any Rainforest property from any Rainforest facility or allow a Rainforest employee to do so

  . issue gift certificates, coupons or complimentary rights for dining or retail other than in the ordinary course of business, consistent with past practice

   Rainforest has also agreed to, among other things:

  . call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the merger agreement and the merger

  . use its reasonable best efforts to obtain all consents from governmental authorities and other third parties required for the consummation of the merger

  . not issue any public announcement with respect to the merger or discuss the merger with the media without Landry's written consent, except as is required by law

No Solicitation

   Rainforest has agreed that it will:

  . immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any inquiry, proposal or offer relating to any acquisition of 20% or more of the consolidated assets, voting power or common stock of Rainforest or to any merger or similar transaction involving Rainforest or its subsidiaries, other than the transactions contemplated by the merger agreement

  . not solicit, initiate or encourage any inquiries or participate in any discussion or negotiations regarding a competing proposal to acquire Rainforest as described above (a "takeover proposal")

   However, if at any time prior to the special meeting, the Rainforest board of directors determines in good faith based on the advice of its outside legal counsel that the failure to do so would result in a breach of its fiduciary duties, Rainforest may, in response to a superior takeover proposal, furnish information about Rainforest to any person pursuant to a customary confidentiality agreement and may participate in negotiations regarding a takeover proposal for purposes of determining, in good faith, if such takeover proposal is a superior takeover proposal.

   The merger agreement defines a "superior takeover proposal" as any bona fide proposal made by a third party to acquire more than a majority of the voting power of Rainforest or all or substantially all of the assets of Rainforest, on terms which the Rainforest board of directors determines, in its good faith judgment based on the advice of its financial advisors and legal counsel, is more favorable to Rainforest shareholders than the merger with Landry's.

   Rainforest has agreed that it will not withdraw or modify its approval or recommendation of the merger in a manner adverse to Landry's and it will not approve or recommend, or enter into any agreement relating to, any competing takeover proposal. However, the Rainforest board of directors may withdraw or modify its approval or recommendation of the merger or approve or recommend a superior takeover proposal (subject to compliance with the merger agreement) if, prior to the special meeting, the Rainforest board determines in good faith based on the advice of outside legal counsel that the failure to do so would result in a breach of its fiduciary duties. Notwithstanding the above, unless the merger agreement is terminated in accordance with its terms, Rainforest must submit the merger to the Rainforest shareholders for the purpose of voting on the merger and the related transactions.

Certain Covenants of Landry's

   Among other things, Landry's has agreed:

  . that the indemnification and exculpation provisions contained in the bylaws and the certificate of incorporation of LSR will be at least as favorable to individuals who immediately prior to the closing date were directors, officers, agents or employees of Rainforest and that the bylaws and certificate of incorporation of LSR will not be amended, repealed or otherwise modified for a period of six years after the closing date in any manner that would adversely affect the rights of any indemnified party

  . to provide employee benefits and programs to Rainforest's and its subsidiaries' employees that, in the aggregate, are substantially comparable to Landry's, and to honor, in accordance with their terms, all employment and severance agreements in effect immediately prior to the closing date that are applicable to any current or former employees or directors of Rainforest or any of its subsidiaries

Conditions to the Merger

   The respective obligations of each party to close the merger requires the fulfillment or waiver at or prior to the effective time of the merger of the following conditions:

  . approval of the merger proposal by holders of a majority of the outstanding shares of Rainforest common stock entitled to vote at the special meeting

  . the absence of any injunction or action entered by any court or other governmental authority which prohibits or prevents the consummation of the merger

  . expiration or early termination of the applicable HSR Act waiting period

  . continued effectiveness of the Registration Statement of which this Proxy
    Statement/Prospectus constitutes a part

  . receipt of any requisite state securities laws authorizations

  . approval for listing on the NYSE of the shares of Landry's common stock that will be issued in connection with the merger

   The obligation of Rainforest to close the merger is further subject to the fulfillment at or prior to the effective time of the merger of the following additional conditions, any one or more of which may be waived by Rainforest:

  . the representations and warranties of Landry's and LSR must be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a "material adverse effect" or other materiality qualifier, it must be true and correct in all respects) as of the date of the merger agreement and as of the closing date as if it were made on and as of the closing date, except for those which speak of an earlier date which must be true and correct only as of that earlier date

  . Landry's and LSR must have performed and complied with all their covenants and agreements in all material respects and satisfied in all material respects all the conditions required by the merger agreement to be performed or complied with or satisfied by them at or prior to the effective time of the merger

  . there have been no changes, conditions, events or developments which have or would reasonably be expected to have a material adverse effect on Landry's (as defined in the merger agreement) since the date of the merger agreement

  . the delivery by Landry's of customary closing certificates and other documents

  . the receipt by Rainforest of an opinion from its tax counsel substantially to the effect that, if the merger is consummated in accordance with the provisions of the merger agreement, for federal income tax purposes, the merger will qualify as a tax-free reorganization

   The obligations of Landry's to effect the merger will be subject to the fulfillment at or prior to the effective time of the merger of the following additional conditions, any one or more of which may be waived by Landry's:

  . the representations and warranties of Rainforest must be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a "material adverse effect" or other materiality qualifier, it must be true and correct in all respects) as of the date of the merger agreement and as of the closing date as if it were made on and as of the date of the closing date, except for those which speak of an earlier date which must be true and correct only as of that earlier date

  . Rainforest must have performed and complied with all of its covenants and agreements in all material respects and satisfied in all material respects all the conditions required by the merger agreement to be performed or complied with or satisfied by it at or prior to the effective time of the merger

  . there have been no changes, conditions, events or developments that have or would reasonably be expected to have a material adverse effect on Rainforest (as defined in the merger agreement) since the date of the merger agreement

  . the delivery by Rainforest of customary closing certificates and other documents

  . the receipt by Landry's of an opinion from its tax counsel substantially to the effect that, if the merger is consummated in accordance with the provisions of the merger agreement, the merger will qualify as a tax-free reorganization

  . the receipt of all requisite governmental approvals and consents, unless they have been waived or will not have a material adverse effect on either Landry's or Rainforest

  . the receipt of any material required consents of any third party, other than those which have been waived by Landry's

  . that the employee termination, consulting and non-competition agreements with Lyle Berman, Kenneth Brimmer, Steven Schussler and Ercument Ucan be in full force and effect

Termination and Abandonment

   The merger agreement may be terminated at any time prior to the effective time, whether before or after approval by the shareholders of Rainforest:

  . by mutual written consent of Landry's and Rainforest

  . by either Landry's or Rainforest, if:

    . the merger has not been consummated on or prior to August 31, 2000, unless the party seeking termination caused the merger not to be consummated on or prior to such date by not performing its obligations under the merger agreement

    . the vote of Rainforest's shareholders is insufficient to approve the merger

    . any governmental authority has permanently prohibited the consummation of the merger

  . by Landry's, if Rainforest has breached in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after Landry's has given written notice of such breach to Rainforest

  . by Landry's if (i) the Rainforest board of directors has withdrawn or modified its approval or recommendation of the merger in a manner adverse to Landry's, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any superior takeover proposal, or (ii) the Rainforest board of directors has resolved to take any of the foregoing actions

  . by Rainforest, if Landry's has breached in any material respect any of its representations, warranties, covenants or other agreements, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after Rainforest has given written notice of such breach to Landry's

  . by Landry's on or before April 21, 2000 (or a subsequent date if Rainforest does not deliver certain notices to Landry's on a timely basis) if any material third party consent (other than those from governmental authorities) the receipt of which has not been waived by Landry's, has not been obtained

  . without any action on the part of either Landry's or Rainforest, on April
    22, 2000 (or a subsequent date if Rainforest does not deliver certain notices to Landry's on a timely basis) if Landry's has not terminated the merger agreement because a material third party consent (other than a governmental consent) has not been obtained, or if Landry's has not waived any material consents required from third parties (other than from governmental authorities) which have not been obtained by Rainforest prior to or on April 21, 2000 (or a subsequent date if Rainforest does not deliver certain notices to Landry's on a timely basis)

   The April 21, 2000 date (the "Decision Date") is defined in the merger agreement as ten business days following the later of April 9, 2000 (the date by which Rainforest must give Landry's notice of the status of all material consents required for consummation of the merger (the "Consent Notice")) and the date on which Landry's actually receives the Consent Notice.

Termination Fee

   In the event that prior to termination of the merger agreement, a bona fide takeover proposal for Rainforest has been made known to Rainforest or has been made directly to its shareholders generally or any person has publicly announced an intention to make a bona fide takeover proposal for Rainforest, and thereafter the merger agreement is terminated, in certain cases, Rainforest will have to pay Landry's a $1,000,000 termination fee.

Amendment and Modification; Expenses

   The merger agreement may be amended, modified or supplemented only by a written agreement between Rainforest, Landry's and LSR. All costs and expenses incurred in connection with the merger will be paid by the party who incurred them.

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

                           THE STOCKHOLDER AGREEMENTS

   Simultaneously with the execution of the merger agreement, Landry's entered into a stockholder agreement with each of Lyle Berman and Steven W. Schussler, two significant employee/directors of Rainforest. As of the date of this Proxy Statement/Prospectus, Mr. Berman held approximately [1,524,749] shares of Rainforest common stock (or approximately [6.6%] of the outstanding Rainforest common stock) and Mr. Schussler held [943,692] shares of Rainforest common stock (or approximately [4.1%] of the outstanding Rainforest common stock).

   Under the terms of the stockholder agreements, each of Messrs. Berman and Schussler have agreed to vote his shares of Rainforest common stock in favor of the merger proposal and the adjournment proposal and against any competing takeover proposal for Rainforest. In connection therewith, each of Messrs. Berman and Schussler has granted to certain officers of Landry's an irrevocable proxy to vote all of his shares of Rainforest common stock in favor of the merger proposal and the adjournment proposal and against any competing takeover proposal. Additionally, each of Messrs. Berman and Schussler has agreed to waive any dissenters' rights they may have with respect to the merger, and each such person has agreed not to transfer, sell or otherwise dispose of their shares of Rainforest common stock without Landry's consent.

   Copies of such stockholder agreements have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus constitutes a part. See "Where You Can Find More Information."

                           THE EMPLOYEE TERMINATION,
                   CONSULTING AND NON-COMPETITION AGREEMENTS

   Simultaneously with the execution of the merger agreement, Landry's has entered into an employment termination, consulting and non-competition agreement (each, a "non-competition agreement") with each of four executive officers of Rainforest: Lyle Berman, Kenneth Brimmer, Steven W. Schussler and Ercument Ucan. The non-competition agreements will become effective upon the consummation of the merger.

   In consideration of the consulting, non-competition, non-solicitation and other provisions under each non-competition agreement, Landry's will pay to each of Messrs. Berman, Brimmer, Schussler and Ucan an aggregate amount equal to $1.5 million dollars. Of this amount, $1.4 million will be paid to each such person at the closing of the merger and $100,000 will be paid ninety days thereafter.

   As of [to come], 2000, the latest practicable date prior to the printing of this Proxy Statement/Prospectus, Messrs. Berman, Brimmer, Schussler and Ucan held 750,000, 300,000, 164,000 and 511,250 options to purchase shares of Rainforest common stock, respectively. The average exercise price of such options held by Messrs. Berman, Brimmer, Schussler and Ucan was $[to come], $[to come], $[to come] and $[to come], respectively. Pursuant to the non-competition agreements, all options to purchase shares of Rainforest common stock held by Messrs. Berman, Brimmer, Schussler and Ucan which are not exercised by the effective time of the merger will be cancelled at such time (other than 76,500 and 75,000 options with respect to Messrs. Schussler and Ucan, respectively). As of February 8, 2000, the last trading day prior to the announcement of the proposed merger transaction, the closing market price of Rainforest common stock was $4.0625, and the exercise price of 39,000 and 386,250 options held by Messrs. Schussler and Ucan, respectively, was at or below the closing price of Rainforest common stock on such date. The average exercise price of such "in the money" options of Messrs. Schussler and Ucan were $[to come] and $[to come], respectively. No options held by either of Messrs. Berman or Brimmer were at or below the closing market price of Rainforest common stock on such date. As of [to come], 2000, the closing market price of Rainforest common stock was $[to come], and the exercise price of [to come], [to come], [to come] and [to come] options held by Messrs. Berman, Brimmer, Schussler and Ucan, respectively, was at or below the closing price of Rainforest common stock on such date. The average exercise price of such "in the money" options held by Messrs. Berman, Brimmer, Schussler and Ucan was $[to come], $[to come], $[to come] and $[to come], respectively.

   Under the non-competition agreements, each of Messrs. Berman's, Brimmer's, Schussler's and Ucan's employment with Rainforest will terminate at the effective time of the merger. Each such person has, however, agreed to render certain consulting services to Landry's for a limited period of time following the merger in connection with general business and transitional matters relating to the merger and the integration of Landry's and Rainforest's businesses.

   Additionally, under the non-competition agreements, each of Messrs. Berman, Brimmer, Schussler and Ucan has agreed for a limited period of time following the effective time of the merger not to compete with Rainforest's business, not to solicit for employment certain Rainforest employees and not to disclose any of the confidential information acquired by him about Rainforest's business, in each case subject to certain limitations.

   Copies of such non-competition agreements have been filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus constitutes a part. See "Where You Can Find More Information."

                       BENEFICIAL OWNERSHIP OF RAINFOREST

   The following table sets forth, as of March 3, 2000, certain information regarding the beneficial ownership of shares of Rainforest common stock by each director of Rainforest, each executive officer of Rainforest, each person known by Rainforest to be the beneficial owner of more than 5% of the outstanding shares of Rainforest common stock and all directors and executive officers as a group. The following table gives effect to the consummation of the merger including the cancellation of certain options pursuant to the terms of Messrs. Berman, Brimmer, Schussler and Ucan's respective employee termination, consulting and non-competition agreements. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares he beneficially owned. Unless otherwise indicated, the address of the directors and executive officers is 720 South Fifth Street, Hopkins, Minnesota 55343.

                                                                       Percent
                                                                         of
      Name of Beneficial Owner                                Number    Class
      ------------------------                               --------- -------
      Lyle Berman(1)(7)..................................... 1,524,749   6.55%
      Steven W. Schussler(2)(7).............................   982,692   4.22
      Ercument Ucan(3)......................................   393,968   1.67
      Kenneth W. Brimmer(4).................................    56,128      *
      David L. Rogers(5)....................................   117,188      *
      Joel N. Waller(5).....................................    74,375      *
      Robert Hahn(6)........................................    82,040      *
      All directors and executive officers as a group (nine
       persons)............................................. 3,469,525  14.36

--------
* Less than 1%.

(1) The address of this reporting person is 130 Cheshire Lane, Minnetonka, Minnesota 55305.

(2) Includes 39,000 shares subject to options which are exercisable within 60 days.

(3) Includes 386,250 shares subject to options which are exercisable within 60 days. 311,250 of such options will be cancelled if not exercised by the effective time of the merger.

(4) Includes 10,000 shares owned by Mr. Brimmer's spouse.

(5) Includes 72,188 shares subject to options which are exercisable within 60 days assuming consummation of the merger.

(6) Includes 80,000 shares subject to options which are exercisable within 60 days assuming consummation of the merger.

(7) As a result of the execution of the stockholder agreements between Landry's and each of Mr. Berman and Mr. Schussler, Landry's may be deemed to have shared voting and dispositive power with respect to the shares of Rainforest common stock owned by such individuals. However, nothing contained herein shall be construed as an admission that Landry's or any of its executive officers or directors beneficially owns any of the shares of Rainforest common stock subject to the stockholder agreements. Nor shall anything contained herein be construed as an admission of the existence of a "group" as defined in Rule 13d-3(a) of the Exchange Act. See "THE STOCKHOLDER AGREEMENTS".

   Upon consummation of the merger, each of the persons specified above would be entitled to receive merger consideration with respect to their shares of Rainforest common stock.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma condensed combined financial information gives effect to the merger using the purchase method of accounting, with Landry's as the acquiror, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical financial statements and related notes of Landry's and Rainforest, which are incorporated by reference into this Proxy Statement/Prospectus.

   We are providing this information to aid you in your analysis of the financial aspects of the merger. We derived this information from the audited financial statements of Landry's for the year ended December 31, 1999 and from the audited financial statements of Rainforest for the year ended January 2, 2000.

   The unaudited pro forma condensed combined balance sheet gives effect to the merger as if it had occurred on December 31, 1999 and combines the unaudited condensed combined historical balance sheets of Landry's and Rainforest as of December 31, 1999. The unaudited pro forma condensed combined statements of income for the year ended December 31, 1999 assume the merger was effected on January 1, 1999.

   The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to be indicative of the operating results or financial position that would have actually occurred if the merger had been in effect on the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma adjustments are based on the information and assumptions available at the time of the printing of this Proxy
Statement/Prospectus.

              Unaudited Pro Forma Condensed Combined Balance Sheet

                            As of December 31, 1999

                                 (in thousands)

                                          Historical                     Pro
                                      -------------------  Pro Forma    Forma
                                      Landry's Rainforest Adjustments  Combined
                                      -------- ---------- -----------  --------
ASSETS
Current Assets:
  Cash and cash equivalents.........  $ 22,978  $ 35,437    ($53,750)A $  4,665
  Accounts receivable...............     7,065     8,027                 15,092
  Note receivable from related
   party............................        --     1,721      (1,721)A       --
  Inventories.......................    18,410     9,043                 27,453
  Deferred income taxes.............     1,228    10,198      (7,198)A    4,228
  Other current assets..............     9,030     2,986                 12,016
                                      --------  --------               --------
    Total current assets............    58,711    67,412                 63,454
Property, plant & equipment, net....   431,379   186,042     (95,405)A  522,016
Goodwill, net.......................     2,708        --                  2,708
Non current deferred income taxes...        --        --      25,000 A   25,000
Other Non-Current Assets, net.......     3,929     8,262                 12,191
                                      --------  --------               --------
Total Assets........................  $496,727  $261,716               $625,369
                                      ========  ========               ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................  $ 21,417  $  4,397               $ 25,814
  Accrued liabilities...............    19,772     9,774       5,000 A   34,546
  Current portion of long-term notes
   and other obligations............    68,093        --                 68,093
                                      --------  --------               --------
    Total current liabilities.......   109,282    14,171                128,453
Long-term Notes and Other
 Obligations, Net of Current
 Portion............................        60        --                     60
Deferred Occupancy Costs............        --    27,434                 27,434
Deferred Income Tax.................    10,037     9,385      (9,385)A   10,037
                                      --------  --------               --------
    Total liabilities...............   119,379    50,990                165,984
Commitments and Contingencies.......        --        --                     --
Minority Interest...................        --     1,168                  1,168
Put Option Obligation...............        --     7,166                  7,166
Shareholders' Equity................   377,348   202,392    (128,689)A  451,051
                                      --------  --------               --------
Total Liabilities and Shareholders'
Equity..............................  $496,727  $261,716               $625,369
                                      ========  ========               ========

    The accompanying notes are an integral part of these Unaudited Pro Forma
                    Condensed Combined Financial Statements.

          Unaudited Pro Forma Condensed Combined Statements of Income

                      For the Year Ended December 31, 1999

                    (in thousands, except per share amounts)

                                        Historical
                                    -------------------  Pro Forma   Pro Forma
                                    Landry's Rainforest Adjustments  Combined
                                    -------- ---------- -----------  ---------
Revenues:
  Restaurant Sales................. $438,986  $209,326   ($3,936)C   $644,376
  Retail Sales.....................       --    50,094      (960)C     49,134
  Licensing fees & royalties.......       --     3,270                  3,270
                                    --------  --------               --------
    Total revenue..................  438,986   262,690                696,780

Costs and Expenses:
  Food and beverage costs..........  136,321    49,502      (981)C    184,842
  Cost of retail goods sold........       --    24,254      (447)C     23,807
  Restaurant Labor.................  125,566    69,637    (1,754)C    193,449
  Restaurant operating expenses....  101,563    48,236    (2,460)C    147,339
  Retail operating expenses........       --    18,103      (164)C     17,939
  General and administrative.......   21,354    14,221                 35,575
  Preopening expenses..............    3,764     4,250                  8,014
  Depreciation and amortization....   22,230    20,210   (10,156)B     32,284
  Special charges/(credits), net...    2,945     7,615                 10,560
                                    --------  --------               --------
    Total costs and expenses.......  413,743   256,028                653,809

Income from Operations and
 Licensing.........................   25,243     6,662                 42,971
Other (Income) Expense, net........    1,789    (2,029)                  (240)
                                    --------  --------               --------
Income before Income Taxes.........   23,454     8,691                 43,211
Provision for Income Taxes.........    8,080     2,997      3,818 D    14,895
                                    --------  --------               --------
    Net Income..................... $ 15,374  $  5,694               $ 28,316
                                    ========  ========               ========
Earnings Per Share Data:

Basic
Net income per common share........ $   0.58  $   0.24               $   0.79
Weighted average number of common
 shares outstanding................   26,675    24,204   (15,176)E     35,703

Diluted
Net income per common share........ $   0.57  $   0.23               $   0.79
Weighted average number of common
 shares outstanding................   27,025    24,637   (15,609)E     36,053

    The accompanying notes are an integral part of these Unaudited Pro Forma
                    Condensed Combined Financial Statements.

      Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

   The unaudited pro forma condensed combined financial statements are based on the consolidated financial statements of Landry's and Rainforest as of and for the year ended December 31, 1999 for Landry's and as of and for the year ended January 2, 2000 for Rainforest.

   Landry's and Rainforest consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States and require management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates. In the opinion of Landry's and Rainforest, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the pro forma results of the periods presented. The pro forma adjustments are based on preliminary estimates, available information and certain assumptions, and may be revised as additional information becomes available. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that would have resulted had the combination been in effect on the date indicated, or that may result in the future.

Note 2. Accounting Policies and Financial Statement Classification

   The accounting policies of Landry's and Rainforest are substantially consistent. Consequently, it was not necessary to make adjustments to the unaudited pro forma condensed combined financial statements to conform the accounting policies of the companies.

   Certain items in the consolidated financial statements of Rainforest have been reclassified to conform to the presentation in the unaudited pro forma condensed combined financial statements.

Note 3. Pro Forma Earnings Per Share

   The pro forma combined net income per common share is based on net income and the weighted average number of outstanding common shares, basic and diluted. The weighted average number of common shares has been adjusted to reflect the exchange ratio of 0.5816th of a share of Landry's common stock for each share of Rainforest common stock.

Note 4. Merger Related Expenses

   Merger related fees and expenses are estimated to be approximately $10,000,000. These fees and expenses consist of termination/non-competition payments of $6,000,000 to certain officers of Rainforest, payment of $2,000,000 to Lakes Gaming, Inc. pursuant to the terms of a mutual termination agreement and $2,000,000 of costs relating to the following: employee severance, relocation costs, professional fees, financial printing, SEC filing fees and other related charges. The fees and expenses are considered a component of the purchase price and are allocated to the fair value of net assets purchased.

Note 5. Pro Forma Adjustments

   (A) Reflects the purchase of all outstanding shares of Rainforest common stock for $43,750,000 in cash and $73,703,000 in shares of Landry's common stock, (9,028,000 shares at $8.1638 per share) fees and expenses of approximately $10,000,000, and the adjustments to fair value for the net assets acquired. The adjustment to fair value includes the write down of property, plant and equipment to $90,600,000, the recognition of a deferred tax asset of approximately $25,000,000 for the difference between the book and tax basis in the assets acquired, the recording of an accrual for estimated lease termination costs of the Rainforest Cafe in Aventura, Florida of approximately $3,000,000, and the recording of a $2,000,000 accrual for the termination fee payable to Lakes Gaming, Inc.

   (B) Reflects the reduced depreciation expense as the result of the write down of property, plant and equipment to fair value. The fair value of property, plant and equipment is estimated to be approximately $90,600,000 and the annual depreciation expenses is estimated to be approximately $10,663,000.

   (C) Reflects the elimination of the operations of the Rainforest Cafe in Aventura, Florida for the year ended January 2, 2000.

   (D) Reflects the increased book income tax expense related to the increase in taxable income as the result of the net reduction in expenses.

   (E) Reflects the retirement of all outstanding shares of Rainforest common stock (23,246,000 common shares) and the issuance of approximately 9,028,000 shares of Landry's common stock.

                        COMPARATIVE RIGHTS OF HOLDERS OF
              RAINFOREST CAPITAL STOCK AND LANDRY'S CAPITAL STOCK

General

   As a result of the merger, holders of Rainforest common stock, whose rights are presently governed by the Minnesota Business Corporation Act (the "MBCA"), the Rainforest Articles of Incorporation (the "Rainforest Articles") and the Rainforest Bylaws, will become shareholders of Landry's which is a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law (the "DGCL"), the Landry's Certificate of Incorporation (the "Landry's Certificate") and the Landry's Bylaws. Certain differences in the rights of shareholders arise from distinctions between the MBCA and the DGCL as well as from the Rainforest Articles and Rainforest Bylaws as compared to the Landry's Certificate and the Landry's Bylaws. The following is a brief description of those differences. This discussion is not intended to be a complete statement of the differences but rather a summary of the more significant differences affecting the rights of such shareholders and certain important similarities. The following summary is qualified in its entirety by reference to the MBCA, the DGCL, the Rainforest Articles and Rainforest Bylaws, and the Landry's Certificate and Landry's Bylaws.

        MINNESOTA CORPORATION                     DELAWARE CORPORATION

                            Authorized Capital Stock

   The Rainforest Articles authorize         The Landry's Certificate
the issuance of up to 50,000,000          authorizes the issuance of up to
shares of capital stock, no par           60,000,000 shares of common stock,
value per share in the case of            par value $.01 per share, of which
common stock, and a par value as          [24,824,133 ] shares were issued and
determined by its board of directors      outstanding as of [February 8,
in the case of preferred stock. As        2000], and up to 2,000,000 shares of
of [February 8, 2000, 23,732,232 ]        preferred stock, par value $.0l per
shares of Rainforest common stock         share, of which no shares were
were issued and outstanding. The          issued and outstanding as of
Rainforest common stock is the only       [               ]. The Landry's
class or series of Rainforest             preferred stock is issuable in
capital stock issued and                  series, each series having such
outstanding.                              rights and preferences as Landry's
                                          board of directors may fix and
   The MBCA does not allow shares to      determine by resolution. As of
be held in treasury.                               , like Rainforest, Landry's
                                          common stock was the only class or
                                          series of Landry's capital stock
                                          issued and outstanding. The merger
                                          agreement does not prohibit, nor is
                                          Landry's otherwise prohibited from,
                                          issuing additional shares of common
                                          stock or preferred stock.

                                             Under the DGCL, treasury shares
                                          may be held, sold, lent, pledged,
                                          exchanged, transferred or otherwise
                                          disposed of by Landry's. Treasury
                                          shares, however, are not outstanding
                                          shares and therefore do not have
                                          voting rights.

                        Amendment of Charter and Bylaws

   Under the MBCA and the Rainforest         The DGCL generally provides that
Articles, amendments to the               the affirmative vote of a majority
Rainforest Articles generally             of a corporation's outstanding
require the affirmative vote of the       shares entitled to vote for the
holders of a majority of the              amendment, and the affirmative vote
outstanding shares of common stock        of the holders of a majority of the
present and entitled to vote on the       outstanding shares of each class
amendment. Prior to submitting a          entitled to vote for the amendment,
resolution for a shareholder vote,        are required to amend a
the resolution must be approved by a      corporation's certificate of
majority of directors present at a        incorporation, unless the
meeting where the resolution is           certificate of incorporation
considered, unless the resolution is      requires a greater vote. The
proposed by a shareholder or              Landry's Certificate contains no
shareholders holding three percent        provisions regarding the amendment
or more of the voting power of the        of the Landry's Certificate.
outstanding shares entitled to vote.
                                             The Landry's Certificate provides
   Under the MBCA and the Rainforest      that the Landry's Bylaws may be
Bylaws, the power to adopt, amend or      amended or repealed by its board of
repeal the Rainforest Bylaws is           directors or by the holders of a
vested in the board and is subject        majority of the shares present and
to the power of the shareholders to       entitled to vote at any duly held
adopt, amend or repeal bylaws             meeting of shareholders or pursuant
adopted, amended, or repealed by the      to a written consent signed by such
board. The board shall not, without       majority of shareholders entitled to
shareholder approval, adopt, amend,       vote thereon.
or repeal a bylaw fixing a quorum
for meetings of shareholders,                The DGCL, however, provides that
prescribing procedures for removing       although a corporation's certificate
directors or filling vacancies on         of incorporation may empower its
the board, or fixing the number of        board of directors to amend or
directors or their classifications,       repeal its bylaws, conferring that
qualifications, or terms of office,       power on the board does not divest
but may adopt or amend a bylaw to         the shareholders of the right to
increase the number of directors. A       adopt, amend or repeal any bylaws.
shareholder or shareholders holding
three percent or more of the voting
power of the shares entitled to vote
may propose a resolution for action
by the shareholders to adopt, amend,
or repeal bylaws adopted, amended or
repealed by the board. Except as
discussed above, the Rainforest
Bylaws may be amended by a majority
vote of those directors present at a
meeting at which a quorum is
present.

            Board of Directors; Cumulative Voting; Preemptive Rights

   The MBCA requires that a                  The DGCL requires that a
corporation must have at least one        corporation must have at least one
director and permits the board of         director. The number of directors
directors to be divided into classes      must be fixed by, or in the manner
without regard to the size of the         provided in, the bylaws, unless the
board of directors. The Rainforest        certificate of incorporation fixes
Bylaws provide that the number of         the number of directors. The
directors of Rainforest may either        Landry's Certificate provides for
be increased or decreased by a            its board of directors to consist of
resolution of the shareholders and        five members. The Landry's Bylaws
the number of directors my be             provide that the number of directors
increased by a resolution of the          may be increased or decreased from
board of directors. The Rainforest        time to time by amendment of the
board of directors is not                 Landry's Bylaws but no decrease in
classified. In addition, the              the number of directors can have the
Rainforest Articles prohibit              effect of shortening the term of an
cumulative voting for the election        incumbent director. Landry's
of directors and deny preemptive          Certificate, like the Rainforest
rights to Rainforest shareholders.        Articles, does not permit cumulative
                                          voting. The DGCL provides that a
                                          corporation's shareholders will have
                                          preemptive rights only if such
                                          rights are expressly granted in the
                                          corporation's certificate of
                                          incorporation. Landry's Certificate
                                          specifically denies preemptive
                                          rights.


                       Removal of Directors and Vacancies

   Under the MBCA, any director may          Under the DGCL, unless a
be removed by the board at any time,      corporation's board is classified or
with or without cause, if the             unless it has cumulative voting, any
director was named by the board to        director or the entire board may be
fill a vacancy, the shareholders          removed, with or without cause, by
have not elected directors in the         the holders of a majority of shares
interval between the time of the          entitled to vote at an election for
appointment to fill a vacancy and         directors. Under the Landry's
the time of the removal of such           Bylaws, any director may be removed
director, and a majority of the           with or without cause at an annual
remaining directors affirmatively         or special meeting of shareholders
vote for the removal of such              by the holders of a majority of
director. Shareholders may remove         shares present and entitled to vote
directors at any time, with or            for the election of such director,
without cause, by an affirmative          provided that notice of the
vote of the majority of the voting        intention to remove the director is
power of all shares entitled to vote      given in the notice to call the
at an election of directors;              meeting. Vacancies in Landry's board
provided that, if a director has          of directors, including vacancies
been elected solely by the holders        created by newly created
of a class or series of shares, then      directorships resulting from an
that director may be removed only by      increase in the number of directors,
the affirmative vote of the holders       are filled by Landry's board of
of a majority of the voting power of      directors, acting by a vote of at
all shares of that class or series        least a majority of the directors
entitled to vote at an election of        then in office, even if less than a
that director. Under the MBCA,            quorum, and any director so chosen
unless a corporation's articles or        will serve until the first annual
bylaws provide otherwise, (i) a           meeting of shareholders held after
vacancy on a corporation's board of       his selection to the board.
directors may be filled by the vote
of a majority of directors then in
office, although less than a quorum,
(ii) a newly created directorship
resulting from an increase in the
number of directors may be filled by
the board, and (iii) any director
elected pursuant to clause (i) or
(ii) above can hold office only
until a qualified successor is
elected at the next regular or
special meeting of shareholders. The
Rainforest Bylaws follow these
provisions.

                        Limitation of Director Liability

   The MBCA allows a corporation to          The corresponding provisions of
include in its charter a provision        the DGCL are substantially similar.
that eliminates or limits the
personal liability of a director to          The Landry's Certificate also
the corporation or its shareholders       includes a provision eliminating
for monetary damages for a breach of      such director liability, subject to
fiduciary duty as a director, except      the exceptions of the DGCL.
for:

  . any breach of the director's duty
    of loyalty;

  . acts or omissions not in good
    faith or that involve intentional
    misconduct or a knowing violation
    of law;

  . distributions that are illegal
    under applicable law;

  . any transaction from which the
    director derived an improper
    personal benefit; or

  . any act or omission occurring
    prior to the date when the
    provision in the charter
    eliminating or limiting liability
    became effective.

The Rainforest Articles eliminate
personal liability for a breach of
fiduciary duty.

                                Indemnification

   The MBCA requires indemnification         Under the DGCL, a corporation may
for any director, officer or              indemnify any person made a party or
employee if such person:                  threatened to be made a party to any
                                          type of proceeding (whether
                                          threatened, pending or completed),
  . acted in good faith;                  other than action by or in the right
                                          of the corporation, because he is or
  . reasonably believed that such         was an officer, director, employee
    conduct was in, or, in some           or agent of the corporation or was
    circumstances, not opposed to, the    serving at the request of the
    corporation's best interests;         corporation as a director officer,
                                          employee or agent of another
  . in the case of any criminal           corporation or entity, against
    proceeding, had no reasonable         expenses, judgments, fines and
    cause to believe such conduct was     amounts paid in settlement actually
    unlawful; and                         and reasonably incurred in
                                          connection with such proceeding if:
  . received no improper personal
    benefit and has not been                 . he acted in good faith and in a
    indemnified from another source.           manner he reasonably believed
                                               to be in or not opposed to the
                                               best interests of the
The Rainforest Bylaws require                  corporation; or
Rainforest to indemnify its
directors, officers and employees to
the fullest extent permissible under         . in the case of a criminal
the MBCA.                                      proceeding, he had no
                                               reasonable cause to believe
                                               that his conduct was unlawful.

                                             A corporation may indemnify any
                                          person made a party or threatened to
                                          be made a party to any threatened,
                                          pending or completed action or suit
                                          brought by or in the right of the
                                          corporation because he was an
                                          officer, director, employee or agent
                                          of the
                                          corporation, or is or was serving at
                                          the request of the corporation as a
                                          director, officer, employee or agent
                                          of another corporation or other
                                          entity, against expenses actually
                                          and reasonably incurred in
                                          connection with such action or suit
                                          if he acted in good faith and in a
                                          manner he reasonably believed to be
                                          in or not opposed to the best
                                          interests of the corporation.

                                          Indemnification will be denied if
                                          the person is found liable to the
                                          corporation unless, in such a case,
                                          the court determines the person is
                                          entitled to indemnification. A
                                          corporation must indemnify a
                                          director, officer, employee or agent
                                          who successfully defends himself in
                                          a proceeding to which he was a party
                                          because he was a director, officer,
                                          employee or agent of the corporation
                                          against expenses actually and
                                          reasonably incurred by him.

                                          Expenses incurred by an officer or
                                          director, or any employees or agents
                                          as deemed appropriate by the board
                                          of directors, in defending any
                                          civil, criminal, administrative or
                                          investigative action, suit or
                                          proceeding may be paid by the
                                          corporation in advance of the final
                                          disposition of such proceeding upon
                                          receipt of an undertaking by or on
                                          behalf of such director or officer
                                          to repay such amount if it shall
                                          ultimately be determined that he is
                                          not entitled to be indemnified by
                                          the corporation. The DGCL
                                          indemnification and expense
                                          advancement provisions are not
                                          exclusive of any other rights which
                                          may be granted by a corporation's
                                          bylaws, a vote of shareholders or
                                          disinterested directors, agreement
                                          or otherwise.

                                          The Landry's Certificate and Bylaws
                                          provide for indemnification of its
                                          officers, directors, employees and
                                          agents to the fullest extent
                                          permitted by the DGCL.

                       Special Meetings of Shareholders

   Pursuant to the MBCA and the             Under the DGCL special meetings of
Rainforest Bylaws, special meetings      shareholders may be called by the
of Rainforest shareholders may be        board of directors or by persons
called for any purpose at any time       authorized by a corporation's
by the President, a Vice President,      certificate of incorporation or
the Treasurer, the board of              bylaws. The Landry's Bylaws provide
directors or by any two or more          that special meetings of Landry's
members thereof; or shareholders         shareholders may be called by the
holding 10% or more (or, in the case     President, the board of directors or
of any meeting to approve a business     the holders of not less than 10%
combination, 25% or more) of the         of the shares of the corporation
voting power of all shares entitled      entitled to vote at a the meeting.
to vote. Any business conducted at a     Any business conducted at a special
special meeting of Rainforest            meeting of Landry's shareholders must
shareholders shall be confined to        be confined to the purposes stated in
the purposes stated in the notice of     the notice of meeting.
meeting.


                   Actions by Shareholders Without a Meeting

   Under the MBCA, an action                The Landry's Bylaws, consistent
required or permitted to be taken at     with the DGCL, but in contrast to the
a meeting of the shareholders may be     MBCA, do not require unanimous
taken without a meeting by written       written consent for shareholder
action only if signed by all of the      action without a meeting. The
shareholders entitled to vote on         Landry's Bylaws provide that any
that action.                             action required to be taken or which
                                         may be taken at any annual or special
                                         meeting of shareholders may be taken
                                         without a meeting, without prior
                                         notice and without a vote, if a
                                         consent or consents in writing,
                                         setting forth the action so taken, is
                                         signed by the holders of shares of
                                         outstanding stock having not less
                                         than the minimum number of votes that
                                         would be necessary to authorize or
                                         take such action at a meeting at
                                         which all shares entitled to vote
                                         thereon were present and voted.


                     Shareholder Nominations and Proposals

   The Rainforest Bylaws do not             The Landry's Certificate and
specifically provide for provisions      Bylaws do not specifically provide
on shareholder nominations of            for shareholder nominations of
persons for election to the board of     persons for election to the Landry's
directors or other shareholder           board of directors or for other
proposals, except for proposals to       shareholder proposals.
amend the Bylaws.

        Mergers, Share Exchanges, Sales of Assets, Business Combinations with Certain Persons and Acquisitions of Shares

   The MBCA generally requires the           The DGCL requires the approval of
affirmative vote of the holders of a      the board of directors and the
majority of the voting power of all       holders of a majority of the
shares entitled to vote for approval      outstanding shares entitled to vote
of mergers and consolidations or the      thereon for mergers or
sale or exchange of all, or               consolidations, and for sales,
substantially all, of a                   leases or exchanges of all or
corporation's assets. Under the           substantially all of its property
MBCA, shareholder approval is not         and assets.
required for a merger or
consolidation if the articles of             The DGCL, like the MBCA, permits
incorporation will not be amended in      a surviving corporation to merge
the transaction, if each shareholder      with another corporation without
before the transaction will continue      obtaining the approval of its
to hold the same number of shares         shareholders if:
with identical rights after the
transaction, and if the number of            . the merger agreement does not
shares issuable with voting power              amend its certificate of
and the number of participating                incorporation;
shares (i.e., shares that entitle
the holder to participate without            . each share of the surviving
limitation in distributions)                   common stock outstanding
immediately after the transaction,             immediately prior to the
plus those issuable upon conversion            effective date of the merger is
or exercise of other securities or             to be an identical outstanding
obligations issued in the                      or treasury share of the
transaction, will not exceed by more           surviving common stock after
than 20% the number of shares with             the merger; and any authorized
voting power and the numbers of                but unissued shares or treasury
participating shares, as the case              shares of the surviving common
may be, immediately before the                 stock to be issued or delivered
transaction.                                   under the plan of merger plus
                                               those initially issuable upon
   The Minnesota control share                 conversion of any other
acquisition statute requires                   securities or obligations to be
disinterested shareholder approval             issued or delivered under such
for any acquisition of shares of an            plan do not exceed 20% of the
"issuing public corporation" which             shares of the surviving common
results in the "acquiring person"              stock outstanding immediately
owning more than a designated                  prior to the effective date of
percentage of the outstanding shares           the merger.
of such corporation. Shares
beneficially owned by the acquiring          There are no provisions of
person that exceed certain share          Delaware law comparable to the
ownership thresholds lose their           Minnesota control share acquisition
voting power unless and until the         act.
acquiring person discloses certain
information to the corporation and           Section 203 of the DGCL governs
voting rights are granted by the          business combinations (e.g. mergers,
shareholders at a special or annual       sales and leases of assets,
meeting of the shareholders or the        issuances of securities) and certain
shares are transferred to an              other similar transactions between a
unaffiliated third party. These           Delaware public company and an
shares may also be subject to             "interested stockholder." An
redemption rights in various              interested stockholder is a person
circumstances. The Minnesota control      who beneficially owns or has the
share acquisition statute applies         right to vote 15% (unlike 10% in
unless the "issuing public                Minnesota) or more of a company's
corporation" opts out of the statute      outstanding shares.
in its articles of incorporation or
bylaws approved by its shareholders.         Section 203 will not apply if:
Rainforest has not opted out of such
provisions. Under Minnesota law,             . prior to the person or entity
control share acquisitions do not              becoming an interested
include, among other things:                   shareholder, the business
                                               combination or the transaction
  . mergers or consolidations if the           pursuant to which such person
    issuing public corporation is a            or entity became an interested
    party to the transaction;                  shareholder was approved by
                                               Landry's board of directors, or
  . an acquisition from the issuing
    public corporation; and

  . an acquisition subsequent to             . upon consummation of the
    January 1, 1991, pursuant to an            transaction in which he became
    offer to purchase, for cash,               an interested shareholder, the
    pursuant to a tender offer for all         interested shareholder holds at
    shares of the voting stock of the          least 85% of the Landry's
    issuing public corporation which           common stock outstanding at the
    has been approved by a majority            time the transaction commenced
    vote of the members of a committee         (excluding shares held by
    comprised of the disinterested             persons who are both officers
    members of the board of directors          and directors and shares held
    of the issuing public corporation          by certain employee stock
    formed before the commencement of,         plans); or
    or the public announcement of the
    intent to commence, the tender           . following the transaction in
    offer and pursuant to which                which such person became an
    acquisition the acquiring person           interested shareholder, the
    will become the owner of over 50%          business combination is
    of the voting stock of the issuing         approved by a corporations
    public corporation outstanding at          board of directors and by the
    the time of the transaction.               holders of at least two-thirds
                                               of the outstanding shares of
   Rainforest is also subject to               common stock (excluding shares
Section 302A.673 which generally               owned by the interested
prohibits a Minnesota public                   shareholder) at an annual or
corporation from engaging in a                 special meeting of shareholders
"business combination" with an                 (and not by written consent).
"interested shareholder" for a
period of four years after the date          The restrictions imposed on
of the transaction in which the           interested shareholders under
person became an interested               Section 203 do not apply under
shareholder, unless the business          certain limited circumstances where
combination is approved in a              a company proposes, with the
prescribed manner. "Business              approval of the majority of the
combination" includes mergers,            directors who were directors before
assets sales, certain issuances of        any person became an interested
stock and other transactions              stockholder, a merger or sale of at
resulting in a financial benefit to       least 50% of its assets (as defined
the interested shareholder. An            under Section 203) or supports (or
"interested shareholder" is a person      does not oppose) a tender offer for
or an entity who is the beneficial        at least 50% of its voting stock.
owner, directly or indirectly, of
10% or more of the voting power of           Section 203 only applies to
the outstanding shares entitled to        Delaware corporations which have a
vote of the issuing public                class of voting stock that is listed
corporation or who is an affiliate        on a national securities exchange,
or associate of the corporation and       are authorized for quotation on
at any time within the four years         NASDAQ or are held by record by more
prior to the date in question was         than 2,000 shareholders. However, a
the beneficial owner, directly or         Delaware corporation may elect not
indirectly, of 10% or more of the         to be governed by Section 203 by a
voting power of the outstanding           provision in its certificate of
shares entitled to vote of the            incorporation or the bylaws. The
issuing public corporation.               authorization of this provision must
                                          be approved by a majority of the
                                          shares entitled to vote and, in the
                                          case of a bylaw amendment, may not
                                          be further amended by the board of
                                          directors. Currently, Section 203
                                          applies to Landry's.

                                             If Section 203 applies, then for
                                          three years after a person becomes
                                          an interested stockholder, the
                                          following transactions between the
                                          company and the interested
                                          stockholder or persons related to
                                          that stockholder are prohibited:

                                             . the sale, lease, exchange,
                                               mortgage, pledge, transfer or
                                               acquisition (other than
                                               proportionately to
                                               shareholders) of any interest
                                               in assets worth more than 10%
                                               of the market value of the
                                               company's assets;

                                             . mergers and similar
                                               transactions;

                                             . loans or guarantees; and

                                             . subject to certain exceptions,
                                               the issuance or transfer of
                                               stock or any rights to acquire
                                               stock of the company's
                                               outstanding stock or the stock
                                               of its subsidiaries.

                           Anti-Greenmail Provisions

   The MBCA contains a provision             There is no provision of the DGCL
which limits the ability of a             which is analogous to the MBCA with
corporation to pay greenmail.             respect to greenmail.
Pursuant to the statute, a publicly
held corporation is prohibited from
purchasing or agreeing to purchase
any shares from a person (or two or
more persons who act as a
partnership, limited partnership,
syndicate, or other group pursuant
to any written or oral agreement,
arrangement, relationship,
understanding, or otherwise for the
purpose of acquiring, owning or
voting shares of the publicly held
corporation) who beneficially owns
more than 5% of the voting power of
the corporation if the shares had
been beneficially owned by that
person for less than two years, and
if the purchase price would exceed
the market value of those shares.
However, such a purchase would not
violate the statute if the purchase
is approved at a meeting of the
shareholders by the majority of all
shares entitled to vote or if the
corporation's offer is at least of
equal value per share and is made to
all holders of any class or series
into which the securities may be
converted.

                      Dissenters' Rights/Appraisal Rights

   Under the MBCA, shareholders have         The DGCL also provides
the right, under certain                  shareholders with the right, under
circumstances, to dissent from            certain circumstances, to dissent
certain corporate transactions,           from certain corporate transactions,
principally mergers and                   principally mergers and
consolidations, by demanding payment      consolidations, by demanding payment
in cash for their shares equal to         in cash for their shares equal to
the fair value, as determined by the      the fair value (excluding any
corporation or by a court. Under the      appreciation or depreciation as a
MBCA, Rainforest shareholders would       consequence or in expectation of the
have dissenters' rights if                transaction) as determined by the
Rainforest amends its articles in         corporation or by an independent
such a way that materially and            appraiser appointed by a court in an
adversely affects the rights or           action timely brought by the
preferences of the shares of the          dissenters.
dissenting shareholder, enters into
a sale, lease, transfer, or other            Under the DGCL, no dissenters'
disposition of all or substantially       rights exist for shares of stock of
all of the property and assets of         a constituent corporation in a
the corporation, a plan of merger, a      merger or consolidation that are
plan of exchange or any other action      either listed on a national
taken pursuant to a shareholder vote      securities exchange or designated as
if the articles, bylaws or a              a national market system security on
resolution approved by the board          an inter dealer quotation system by
directs that dissenting shareholders      the NASD, or held of record by more
may obtain payment for their shares.      than 2,000 shareholders. However,
For a discussion of Rainforest            dissenters' rights will exist if the
shareholders' dissenters' rights of       shareholders receive anything other
appraisal in connection with the          than: (i) shares of stock (or
merger, see "Dissenters' Rights."         depositary receipts) of the
                                          corporation surviving or resulting
                                          from such merger or consolidation;
                                          (ii) shares of stock of any other
                                          corporation (or depositary receipts)
                                          which at the effective date of the
                                          merger or consolidation will be
                                          either listed on a national
                                          securities exchange or designated as
                                          a national market system security on
                                          an inter dealer quotation system by
                                          the NASD, or held of record by more
                                          than 2,000 shareholders; (iii) cash
                                          in lieu of fractional shares of the
                                          corporation described in clauses (i)
                                          and (ii) above; or (iv) any
                                          combination of clauses (i), (ii) or
                                          (iii). The Landry's Certificate does
                                          not provide any appraisal rights. As
                                          a Landry's shareholder, you will not
                                          have appraisal rights other than as
                                          set forth in the DGCL.

                Shareholder's Right to Examine Books and Records

   The MBCA provides that any                The DGCL provides that a
shareholder or group of shareholders      shareholder of a Delaware
of a publicly held corporation have       corporation may inspect the books
the right, upon written demand            and records (including shareholder
stating the purpose, to examine and       lists) of the corporation during
copy the corporation's share              normal business hours upon written
register and other corporate records      demand under oath stating the purpose
upon demonstrating a proper purpose.      of the inspection, if such purpose
                                          is reasonably related to such person's
                                          interest as a shareholder.

                              Payment of Dividends

   Under the MBCA, Rainforest may            The DGCL provides that, subject
declare a dividend to its                 to any restrictions in the
shareholders if the board determines      corporation's certificate of
that Rainforest will be able to pay       incorporation, dividends may be
its debts in the ordinary course of       declared from the corporation's
business after making the                 surplus (as defined by and computed
distribution and the board does not       in accordance with the DGCL) or, if
know before the dividend is made          there is no surplus, from its net
that the determination was or has         profits for the fiscal year in which
become erroneous. A dividend may be       the dividend is declared and the
made to the holders of a class or         preceding fiscal year. However, if
series of shares only if all amounts      the corporation's capital (as
payable to the holders of shares          defined by and computed in
having a preference for the payment       accordance with the DGCL) has been
are paid and the distribution does        diminished to an amount less than
not reduce the remaining net assets       the aggregate amount of the capital
of Rainforest below the aggregate         represented by the issued and
preferential amount payable in the        outstanding stock of all classes
event of liquidation to the holders       having a preference upon the
of shares having preferential             distribution of assets, dividends
rights, unless the distribution is        may not be declared and paid out of
made to those shareholders in the         net profits until the deficiency in
order and to the extent of their          the capital has been repaired.
respective priorities.


                                  Dissolution

   Under the MBCA, voluntary                 Under the DGCL, voluntary
dissolution may be approved by the        dissolution of a corporation may be
affirmative vote of the holders of a      made by the adoption of a resolution
majority of the voting power of all       by a majority of the members of the
shares entitled to vote.                  whole board of directors at any
                                          meeting called for that purpose
                                          followed by the affirmative vote of
                                          the holders of the majority of the
                                          outstanding shares entitled to vote
                                          thereon. Dissolution may also be
                                          authorized without board of director
                                          approval if all the shareholders
                                          entitled to vote thereon consent in
                                          writing.

             PROPOSALS OF SHAREHOLDERS FOR THE 2000 ANNUAL MEETING

   Rainforest will hold its annual meeting of Rainforest shareholders only if the merger is not consummated. Shareholder proposals sought to be included in the proxy statement for the 2000 annual meeting of Rainforest shareholders if the merger is not completed should have been received by Rainforest at its principal executive offices on or before December 6, 1999.

   Pursuant to Rule 14a-4(c)(1), as promulgated under the Securities Exchange Act of 1934, as amended, if a proponent of a proposal fails to notify Rainforest of a shareholder proposal at least 45 days prior to the date of mailing of the prior year's proxy statement (i.e., February 20, 2000), the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

                                 LEGAL MATTERS

   Maslon Edelman Borman & Brand, LLP, counsel for Rainforest, has passed and will pass on certain federal income tax consequences of the merger for Rainforest and the shareholders of Rainforest, and Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for Landry's, has passed and will pass on certain federal income tax consequences of the merger for Landry's. In addition, Winstead Sechrest & Minick P.C., counsel for Landry's, will pass upon the validity of the shares of Landry's common stock to be issued in connection with the merger.

                                    EXPERTS

   The audited financial statements of Landry's and Rainforest incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   Landry's and Rainforest are subject to the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You can also access information regarding Landry's and Rainforest at their respective web sites, "http://www.landrysseafood.com" and "http://www.rainforestcafe.com." You may inspect information that Landry's and Rainforest have filed with the New York Stock Exchange and NASD, respectively, at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and the National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C. 20006.

   Landry's filed a Registration Statement on Form S-4 to register with the SEC the Landry's common stock to be issued to shareholders of Rainforest in the merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Landry's in addition to being a proxy statement of Rainforest for its special meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows Rainforest and Landry's to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that Rainforest and Landry's can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Rainforest and Landry's have previously filed with the SEC. These documents contain important information about Rainforest and Landry's and their respective finances.

Landry's SEC Filings (File No. 000-22150)

  . Annual Report on Form 10-K for the Fiscal Year ended December 31, 1999, filed on March 6, 2000

  . Current Report on Form 8-K, filed on February 18, 2000

  . Definitive Proxy Statement on Form 14A, filed on July 19, 1999

  . The description of Landry's common stock set forth in Landry's
    Registration Statement on Form 8-A12B dated December 10, 1999 filed pursuant to Section 12 of the Securities Exchange Act on December 10, 1999, including, any amendment or reports filed for the purpose of updating such description

Rainforest SEC Filings (File No. 000-27366)

  . Annual Report on Form 10-K for Fiscal Year ended January 2, 2000, filed on March 2, 2000

  . Current Report on Form 8-K, filed on February 18, 2000

  . Current Report on Form 8-K, filed on January 25, 2000

  . Current Report on Form 8-K, filed on December 23, 1999

  . Definitive Proxy Statement on Form 14A, filed on April 6, 1999

   Rainforest and Landry's are also incorporating by reference additional documents that each of them may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the special meeting.

   Landry's has supplied all information contained in this Proxy Statement/Prospectus relating to Landry's, and Rainforest has supplied all such information relating to Rainforest. Documents incorporated by reference are available from Rainforest or Landry's without charge, excluding all exhibits unless Rainforest or Landry's has specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Holders of Rainforest common stock may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone at the following address:

     Rainforest Cafe, Inc.          Landry's Seafood Restaurants, Inc.
     Attention: Secretary           Attention: Secretary
     720 South Fifth Street         1400 Post Oak Blvd., Suite 1010
     Hopkins, Minnesota 55343       Houston, Texas 77056
     Telephone: (612) 945-5400      Telephone: (713) 850-1010
     Telecopy: (612) 945-5484       Telecopy: (713) 623-4702

   If you would like to request documents from us, please do so by [    ], 2000
to receive them before the special meeting.

   We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

     Judiciary Plaza        Citicorp Center         Seven World Trade Center
     Room 1024              500 West Madison Street 13th Floor
     450 Fifth Street, N.W. Suite 1400              New York, New York 10048
     Washington, D.C. 20549 Chicago, Illinois 60661

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

   Landry's has filed a Registration Statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to the shares of Landry's common stock to be issued to Rainforest shareholders in the merger. This Proxy Statement/Prospectus constitutes the prospectus of Landry's filed as part of such Registration Statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement because certain parts of the Registration Statement are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and its exhibits are available for inspection and copying as set forth above.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER PROPOSAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                      LANDRY'S SEAFOOD RESTAURANTS, INC.,

                             LSR ACQUISITION CORP.

                                      and

                             RAINFOREST CAFE, INC.



                          Dated as of February 9, 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                                   ARTICLE I
                              TERMS OF THE MERGER

 1.1.  The Merger.......................................................   A-1
 1.2.  The Closing; Effective Time......................................   A-1
 1.3.  Merger Consideration.............................................   A-2
 1.4.  Election Procedure...............................................   A-2
          Issuance of Purchaser Stock and Payment of Cash Consideration;
 1.5.  Proration........................................................   A-3
 1.6.  Issuance of Purchaser Stock......................................   A-5
 1.7.  Payment of Cash Consideration....................................   A-5
 1.8.  Options..........................................................   A-6
 1.9.  Dissenting Shares................................................   A-6
 1.10. Articles of Incorporation and Bylaws.............................   A-7
 1.11. Stock Transfer Books.............................................   A-7
 1.12. Directors and Officers...........................................   A-7
 1.13. Other Effects of Merger..........................................   A-7
 1.14. Registration Statement Prospectus/Proxy Statement................   A-7
 1.15. Tax-Free Reorganization..........................................   A-8
 1.16. Additional Actions...............................................   A-8

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 2.1.  Due Incorporation and Good Standing..............................   A-9
 2.2.  Capitalization...................................................   A-9
 2.3.  Subsidiaries.....................................................   A-9
 2.4.  Authorization; Binding Agreement.................................  A-10
 2.5.  Governmental Approvals...........................................  A-10
 2.6.  No Violations....................................................  A-10
 2.7.  Securities Filings...............................................  A-11
 2.8.  Company Financial Statements.....................................  A-11
                    Absence of Certain Changes or Events; No Undisclosed
 2.9.  Liabilities......................................................  A-11
 2.10. Compliance with Laws.............................................  A-12
 2.11. Permits..........................................................  A-12
 2.12. Litigation.......................................................  A-12
 2.13. Contracts........................................................  A-12
 2.14. Employee Benefit Plans...........................................  A-12
 2.15. Taxes and Returns................................................  A-13
 2.16. Intellectual Property............................................  A-14
 2.17. Finders and Investment Bankers...................................  A-15
 2.18. Fairness Opinion.................................................  A-15
 2.19. Insurance........................................................  A-15
              Vote Required; Ownership of Purchaser Capital Stock; State
 2.20. Takeover Statutes................................................  A-15
 2.21. Title to Properties..............................................  A-15
 2.22. Environmental Matters............................................  A-16

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

 3.1.  Due Incorporation and Good Standing..............................  A-17
 3.2.  Capitalization...................................................  A-17
 3.3.  Authorization; Binding Agreement.................................  A-17
 3.4.  Governmental Approvals...........................................  A-17
 3.5.  No Violations....................................................  A-18
 3.6.  Securities Filings...............................................  A-18
 3.7.  Purchaser Financial Statements...................................  A-18
                    Absence of Certain Changes or Events; No Undisclosed
 3.8.  Liabilities......................................................  A-18
 3.9.  Compliance with Laws.............................................  A-19
 3.10. Litigation.......................................................  A-19
 3.11. Tax Returns......................................................  A-19
 3.12. Finders and Investment Bankers...................................  A-19
 3.13. Fairness Opinion.................................................  A-19
 3.14. No Prior Activities..............................................  A-19
 3.15. Ownership of Company Stock.......................................  A-19
 3.16. Financing........................................................  A-19

                                                                           Page
                                                                           ----

                                   ARTICLE IV
                      ADDITIONAL COVENANTS OF THE COMPANY

 4.1.  Conduct of Business of the Company and the Company Subsidiaries..   A-19
 4.2.  Notification of Certain Matters..................................   A-21
 4.3.  Access and Information...........................................   A-22
 4.4.  Shareholder Approval.............................................   A-22
 4.5.  Reasonable Best Efforts..........................................   A-22
 4.6.  Public Announcements.............................................   A-22
 4.7.  Compliance.......................................................   A-23
 4.8.  No Solicitation..................................................   A-23
 4.9.  Tax Opinion Certificate..........................................   A-24
 4.10. SEC and Shareholder Filings......................................   A-24

                                   ARTICLE V
                       ADDITIONAL COVENANTS OF PURCHASER

 5.1.  Access and Information...........................................   A-25
 5.2.  Notification of Certain Matters..................................   A-25
 5.3.  Reasonable Best Efforts..........................................   A-25
 5.4.  Compliance.......................................................   A-25
 5.5.  SEC and Shareholder Filings......................................   A-25
 5.6.  Tax Opinion Certificate..........................................   A-25
 5.7.  Indemnification..................................................   A-26
 5.8.  Benefit Plans and Employee Matters...............................   A-26

                                   ARTICLE VI
                                   CONDITIONS

 6.1.  Conditions to Each Party's Obligations...........................   A-27
 6.2.  Conditions to Obligations of the Company.........................   A-27
 6.3.  Conditions to Obligations of Purchaser...........................   A-28
 6.4.  Frustration of Conditions........................................   A-29

                                  ARTICLE VII
                          TERMINATION AND ABANDONMENT

 7.1.  Termination......................................................   A-29
 7.2.  Effect of Termination and Abandonment............................   A-30

                                  ARTICLE VIII
                                 MISCELLANEOUS

 8.1.  Confidentiality..................................................   A-31
 8.2.  The Rainforest Cafe Friends of the Future Foundation.............   A-31
 8.3.  Additional Approvals.............................................   A-31
 8.4.  Amendment and Modification.......................................   A-32
 8.5.  Waiver of Compliance; Consents...................................   A-32
 8.6.  Survival.........................................................   A-32
 8.7.  Notices..........................................................   A-32
 8.8.  Binding Effect; Assignment.......................................   A-33
 8.9.  Expenses.........................................................   A-33
 8.10. Governing Law....................................................   A-33
 8.11. Counterparts.....................................................   A-33
 8.12. Interpretation...................................................   A-33
 8.13. Entire Agreement.................................................   A-33
 8.14. Severability.....................................................   A-33
 8.15. Specific Performance.............................................   A-33
 8.16. Third Parties....................................................   A-34
 8.17. Disclosure Schedules.............................................   A-34
 8.18. Obligation of Purchaser..........................................   A-34

Exhibits:
       Exhibit A--Form of Stockholder Agreements
       Exhibit B--Form of Employee Termination, Consulting and Non-
       Competition Agreement

                          AGREEMENT AND PLAN OF MERGER

   This Agreement and Plan of Merger (this "Agreement") is made and entered into as of February 9, 2000, by and among Rainforest Cafe, Inc., a Minnesota corporation (the "Company"), Landry's Seafood Restaurants, Inc., a Delaware corporation ("Purchaser"), and LSR Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Purchaser ("Merger Sub") .

                                  WITNESSETH:

   WHEREAS, the respective Boards of Directors of Merger Sub, Purchaser and the Company have approved the merger (the "Merger") of the Company with and into Merger Sub in accordance with the laws of the State of Minnesota and the State of Delaware and the provisions of this Agreement;

   WHEREAS, as a condition and inducement to Purchaser's and the Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Purchaser is entering into Stockholder Agreements, in the form of Exhibit A hereto (the "Stockholder Agreements"), with each of the stockholders named therein, pursuant to which, among other things, such stockholders have agreed to vote their Company Shares (as defined in Section 1.3) in favor of the Merger provided for herein;

   WHEREAS, the Board of Directors of the Company (including all of the disinterested directors of the Company's Board of Directors) has approved the transactions contemplated by this Agreement and the Stockholder Agreements in accordance with the provisions of Sections 302A.613 and 302A.673 of the Minnesota Business Corporation Act ("MBCA");

   WHEREAS, for United States federal income tax purposes, it is intended that the Merger provided for herein shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code; and

   WHEREAS, the Company, Merger Sub and Purchaser desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

   NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                              TERMS OF THE MERGER

   1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the MBCA and the Delaware General Corporation Law (the "DGCL"). At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement, the Company shall be merged with and into Merger Sub in accordance with the MBCA and the DGCL and the separate existence of the Company shall thereupon cease, and Merger Sub, as the surviving corporation in the Merger (the "Surviving Corporation") shall continue its corporate existence under the laws of the State of Delaware as a subsidiary of Purchaser. The parties shall prepare and execute Articles of Merger (the "Articles of Merger") and a Certificate of Merger (the "Certificate of Merger") in order to comply in all respects with the requirements of the MBCA and the DGCL, respectively, and with the provisions of this Agreement.

   1.2. The Closing; Effective Time. (a) The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date that all of the closing conditions set forth in
Article VI have been satisfied or waived (if waivable) unless another time, date or place is agreed upon in writing by the parties hereto.

   (b) The Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the MBCA and the DGCL or at such later time as may be specified in the Articles of Merger and Certificate of Merger. The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs is herein referred to as the "Closing Date."

   1.3. Merger Consideration. (a) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued shares (the "Company Shares") of common stock, no par value, of the Company (the "Company Stock") outstanding immediately prior to the Effective Time (except for Company Shares to be cancelled, as set forth in Section 1.3(d) and Dissenting Shares, as defined in Section 1.9 hereof) shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into the right to receive such number of shares of the common stock, par value $.01 per share, of Purchaser (the "Purchaser Stock") or cash, without any interest thereon, as specified in Section 1.5 hereof, subject to payment of cash in lieu of any fractional share as hereinafter provided (the "Merger Consideration").

   (b) No fractional shares of Purchaser Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of Purchaser. In lieu thereof, any holder of Company Stock who would otherwise be entitled to a fractional share of Purchaser Stock pursuant to the provisions hereof shall receive an amount in cash pursuant to Section 1.5(h) hereof.

   (c) Subject to the provisions of this Agreement, at the Effective Time, each share of Merger Sub common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one share of common stock of the Surviving Corporation (the "Surviving Corporation Common Stock"), which shares of Surviving Corporation Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be wholly owned by Purchaser.

   (d) Any shares of Company Stock owned by Purchaser, Merger Sub or any other wholly owned subsidiaries of Purchaser immediately prior to the Merger shall be cancelled and retired at the Effective Time and shall cease to exist and no Purchaser Stock or other consideration shall be delivered in exchange therefor.

   (e) On and after the Effective Time, holders of certificates representing shares of Company Stock (the "Certificates") immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration for each Company Share held by them or the right, if so demanded, to receive payment from the Company of the "fair value" of such Company Shares as determined in accordance with the MBCA.

   1.4. Election Procedure. Each holder of Company Shares (other than holders of Company Shares to be cancelled as set forth in Section 1.3(d)) shall have the right to submit a request specifying the number of Company Shares that such holder desires to have converted into Purchaser Stock in the Merger and the number of Company Shares that such holder desires to have converted into the right to receive $5.23 in cash per Company Share (the "Purchaser Share Price"), without interest (the "Cash Consideration"), in the Merger in accordance with the following procedure:

     (a) Each holder of Company Shares may specify in a request made in accordance with the provisions of this Section 1.4 (herein called an "Election") (i) the number of Company Shares owned by such holder that such holder desires to have converted into Purchaser Stock in the Merger (a "Stock Election") and (ii) the number of Company Shares owned by such holder that such holder desires to have converted into the right to receive the Cash Consideration in the Merger (a "Cash Election").

     (b) Purchaser shall prepare a form (the "Form of Election") pursuant to which each holder of Company Shares at the close of business on the Election Deadline (as defined in Section 1.4(d)) may make an election and which shall be mailed to the Company's stockholders in accordance with
  Section 1.4(c) so as to permit the Company's stockholders to exercise their right to make an Election prior to the Election Deadline.

     (c) Purchaser shall use all reasonable efforts to mail the Form of Election available to all stockholders of the Company at least ten business days prior to the Election Deadline.

     (d) Any Company stockholder's election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which exchange agent shall be mutually acceptable to the Company and Purchaser (the "Exchange Agent") shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates for the Company Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Company Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election. As used herein, "Election Deadline" means the date announced by Purchaser, as the last day on which Forms of Election will be accepted; provided, that such date shall be a business day no earlier than twenty business days prior to the Effective Time and no later than the date on which the Effective Time occurs.

     (e) Any Company stockholder may at any time prior to the Election Deadline change his Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a revised Form of Election properly completed and signed.

     (f) Any Company stockholder may, at any time prior to the Election Deadline, revoke his Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his certificates for Company Shares, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Purchaser or the Company that this Agreement has been terminated. Any Company stockholder who shall have deposited certificates for Company Shares with the Exchange Agent shall have the right to withdraw such certificates by written notice received by the Exchange Agent and thereby revoke his Election as of the Election Deadline if the Merger shall not have been consummated prior thereto.

     (g) Purchaser shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.5, the issuance and delivery of certificates for Purchaser Stock into which Company Shares are converted in the Merger and the payment of cash for Company Shares converted into the right to receive the Cash Consideration in the Merger.

   1.5. Issuance of Purchaser Stock and Payment of Cash Consideration; Proration. The manner in which each Company Share (other than Dissenting Shares and Company Shares to be cancelled as set forth in Section 1.3(d)) shall be converted into Purchaser Stock or the right to receive the Cash Consideration on the Effective Date shall be as set forth in this Section 1.5. All references to "outstanding" Company Shares in this Section 1.5 shall mean all Company Shares outstanding immediately prior to the Effective Time minus Company Shares owned by Purchaser or by any direct or indirect wholly-owned subsidiary of Purchaser.

   (a) As is more fully set forth below, the number of Company Shares to be converted into Purchaser Stock in the Merger pursuant to this Agreement shall be equal as nearly as practicable to 65% of all outstanding Company Shares and the number of Company Shares to be converted into the right to receive the Cash Consideration in the Merger pursuant to this Agreement shall be equal as nearly as practicable to 35% of all outstanding Company Shares.

   (b) If Stock Elections are received for a number of Company Shares that is 65% or less of the outstanding Company Shares, each Company Share covered by a Stock Election shall be converted in the Merger into

0.5816 of a share of Purchaser Stock (the "Conversion Fraction"). The parties hereto acknowledge that the Conversion Fraction was based on an agreed upon value of $9.00 per share of Purchaser Stock. In the event that between the date of this Agreement and the Effective Time, the issued and outstanding shares of Purchaser Stock shall have been affected or changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification or other similar transaction, the Conversion Fraction shall be appropriately adjusted.

   (c) If Stock Elections are received for more than 65% of the outstanding Company Shares, each Non-Electing Company Share (as defined in Section 1.5(g)) and each Company Share for which a Cash Election has been received shall be converted into the right to receive the Cash Consideration in the Merger, and the Company Shares for which Stock Elections have been received shall be converted into Purchaser Stock and the right to receive the Cash Consideration in the following manner:

     (1) The Exchange Agent will distribute to each holder of Company Shares as to which a Stock Election has been made a number of shares of Purchaser Stock equal to the Conversion Fraction for a fraction of such Company Shares, the numerator of which fraction shall be 65% of the number of then outstanding Company Shares and the denominator of which shall be the aggregate number of Company Shares as to which Stock Elections have been made.

     (2) Company Shares covered by a Stock Election and not fully converted into the right to receive Purchaser Stock as set forth in clause (1) above shall be converted in the Merger into the right to receive the Cash Consideration for each such Company Share, in an amount to offset the reduction of shares of Purchaser Stock affected pursuant to clause (1) above.

   (d) If Cash Elections are received for a number of Company Shares that is 35% or less of the outstanding Company Shares, each Company Share covered by a Cash Election shall be converted in the Merger into the right to receive the Cash Consideration.

   (e) If Cash Elections are received for a number of Company Shares that is more than 35% of the outstanding Company Shares, each Non-Electing Company Share (as defined in Section 1.5(g)) and each Company Share for which a Stock Election has been received shall be converted in the Merger into a fraction of a share of Purchaser Stock equal to the Conversion Fraction, and the Company Shares for which Cash Elections have been received shall be converted into the right to receive the Cash Consideration and Purchaser Stock in the following manner:

     (1) The Exchange Agent will distribute to each holder of Company Shares as to which a Cash Election has been made the Cash Consideration for a fraction of such Company Shares, the numerator of which fraction shall be 35% of the number of then outstanding Company Shares and the denominator of which shall be the aggregate number of Company Shares covered by Cash Elections.

     (2) Company Shares covered by a Cash Election and not fully converted into the right to receive the Cash Consideration as set forth in clause (1) above shall be converted in the Merger into the right to receive a number of shares of Purchaser Stock equal to the Conversion Fraction for each such Company Share to offset the reduction in Cash Consideration affected pursuant to clause (1) above.

   (f) If Non-Electing Company Shares are not converted under either Section 1.5(c) or Section 1.5(e), the Exchange Agent shall convert each Non-Electing Company Share into such combination of Purchaser Stock and Cash Consideration such that the sum of the number of Company Shares converted into cash pursuant to this Section 1.5(f) and the number of Company Shares for which Cash Elections have been received is as close as practicable to 35% of the outstanding Company Shares. The portion of each Non-Electing Company Share not so converted into the right to receive the Cash Consideration pursuant to clause (i) above shall be converted in the Merger into a fraction of a share of Purchaser Stock equal to the Conversion Fraction.

   (g) For the purposes of this Section 1.5, outstanding Company Shares as to which an Election is not in effect at the Election Deadline shall be called "Non-Electing Company Shares." If Purchaser and the Company shall determine that any Election is not properly made with respect to any Company Shares, such Election shall be deemed to be not in effect, and the Company Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Company Shares.

   (h) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Purchaser Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Company Shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Purchaser. In lieu of any such fractional share of Purchaser Stock, Purchaser shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Purchaser Stock an amount in cash determined by multiplying (i) the Purchaser Share Price by (ii) the fractional interest in a share of Purchaser Stock to which such holder would otherwise be entitled.

   1.6. Issuance of Purchaser Stock. Immediately prior to the Effective Time, Purchaser shall deliver, in trust, to the Exchange Agent certificates representing an aggregate number of shares of Purchaser Stock as nearly as practicable equal to the number of shares to be converted into Purchaser Stock as determined in Section 1.5. As soon as practicable after the Effective Time, each holder of Company Shares converted into Purchaser Stock pursuant to
Section 1.3(a), upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more certificates for such Company Shares for cancellation, shall be entitled to receive certificates representing the number of shares of Purchaser Stock into which such Company Shares shall have been converted in the Merger. No dividends or distributions that have been declared will be paid to persons entitled to receive certificates for shares of Purchaser Stock until such persons surrender their certificates for Company Shares, at which time all such dividends shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any certificate for such Purchaser Stock is to be issued in a name other than that in which the certificate for Company Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of certificates for such Purchaser Stock in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Shares for any Purchaser Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.7. Payment of Cash Consideration. Immediately following the Effective Time, Purchaser shall deposit in trust with the Exchange Agent an amount in cash up to an amount equal to the Purchaser Share Price multiplied by the number of Company Shares to be converted into the right to receive the Cash Consideration as determined in Section 1.5. As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of Company Shares converted into the right to receive the Cash Consideration pursuant to
Section 1.3(a), upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more certificates for such Company Shares for cancellation, a bank check for an amount equal to the Purchaser Share Price times the number of Company Shares so converted. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the certificates for the Company Shares surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Company Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.8. Options. (a) Except as provided in paragraph (b) below with respect to the Company's 1996 Employee Stock Purchase Plan, as amended (the "Company ESPP"), at the Effective Time, each then outstanding and unexercised option (the "Company Options") exercisable for shares of Company Stock shall become fully vested and exercisable (by virtue of their terms) and Purchaser shall cause each holder of a Company Option to receive, by virtue of the Merger and without any action on the part of the holder thereof, options exercisable for shares of Purchaser Stock ("Purchaser Replacement Options") having the same terms and conditions as the Company Options (including such terms and conditions as may be incorporated by reference into the agreements evidencing the Company Options pursuant to the plans or arrangements pursuant to which such Company Options were granted) except that the exercise price and the number of shares issuable upon exercise shall be divided and multiplied, respectively, by the Conversion Fraction, and rounded to the nearest whole cent or number, respectively. Purchaser shall use all reasonable efforts to ensure that any Company Options that qualified as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") prior to the Effective Time continue to so qualify after the Effective Time. Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Stock for delivery upon the exercise of Purchaser Replacement Options after the Effective Time. Promptly after the Effective Time, Purchaser shall file or cause to be filed all registration statements on Form S-8 or other appropriate form as may be necessary in connection with the purchase and sale of Purchaser Stock contemplated by such Purchaser Replacement Options subsequent to the Effective Time, and shall maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of the Purchaser Replacement Options registered thereunder remain outstanding. As soon as practicable after the Effective Time, Purchaser shall qualify under applicable state securities laws the issuance of such shares of Purchaser Stock issuable upon exercise of Purchaser Replacement Options. Purchaser's Board of Directors shall take all actions necessary on the part of Purchaser to enable the acquisition of Purchaser Stock, Purchaser Replacement Options and subsequent transactions in Purchaser Stock after the Effective Time pursuant to Purchaser Replacement Options by persons subject to the reporting requirements of Section 16(a) of the Securities Exchange Act (as defined below) to be exempt from the application of Section 16(b) of the Securities Exchange Act, to the extent permitted thereunder.

   (b) The current offerings in process as of the date of this Agreement under the Company ESPP shall continue, and Company Shares shall be issued to participants thereunder on the next currently scheduled purchase dates thereunder occurring after the date hereof as provided under, and subject to the terms and conditions of, the Company ESPP. The Company may, consistent with past practice, commence new offering periods under the Company ESPP on or after the date hereof and prior to the Effective Time at an exercise price for each such offering not less than as is required under the Company ESPP. Immediately prior to the Effective Time, pursuant to the Company ESPP, all offerings under the Company ESPP shall be terminated, and each participant shall be deemed to have purchased immediately prior to the Effective Time, to the extent of payroll deductions accumulated by such participant as of such offering period end, the number of whole shares of Company Stock at a per share price determined pursuant to the provisions of the Company ESPP, and each participant shall receive a cash payment equal to the balance, if any, of such accumulated payroll deductions remaining after such purchase of such shares. As of the Effective Time, each participant shall receive, by virtue of the Merger, the number of whole shares of Purchaser Stock or cash into which the shares of Company Stock such participant has so purchased under the Company ESPP have been converted pursuant to the Merger as provided in Section 1.3(a) hereof, plus the cash value of any fraction of a share of Purchaser Common Stock as provided in Section 1.5(h) hereof, plus any dividends or distributions as provided in Section 1.6. The Company ESPP and all purchase rights thereunder shall terminate effective as of the Effective Time.

   1.9. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Purchaser Stock into which shares of Company Stock are converted, or to receive cash, pursuant to Section
1.5 hereof, but the
holder thereof shall be entitled only to such rights as are granted by the MBCA. Purchaser shall cause the Company to make all payments to holders of shares of Company Stock with respect to such demands in accordance with the MBCA. The Company shall give Purchaser (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Stock, withdrawals of such notices, and any other instruments served pursuant to the MBCA and received by the Company, and (ii) the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for shares of Company Stock under the MBCA. The Company shall not, except with the prior written consent of Purchaser or as otherwise required by law, voluntarily make any payment with respect to any demands for fair value for shares of Company Stock or offer to settle or settle any such demands.

   1.10. Articles of Incorporation and Bylaws. Subject to Section 5.7 hereof, at and after the Effective Time until the same have been duly amended, (i) the Articles of Incorporation of the Surviving Corporation shall be identical to the Articles of Incorporation of Merger Sub in effect at the Effective Time, except that the name of the Surviving Corporation shall be Rainforest Cafe, Inc. (or a name comparable thereto), and (ii) and the Bylaws of the Surviving Corporation shall be identical to the Bylaws of Merger Sub in effect at the Effective Time.

   1.11. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash and/or certificates representing Purchaser Stock pursuant to this Article I.

   1.12. Directors and Officers. At and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

   1.13. Other Effects of Merger. The Merger shall have all further effects as specified in the applicable provisions of the MBCA and the DGCL.

   1.14. Registration Statement Prospectus/Proxy Statement.

   (a) For the purposes of (i) registering Purchaser Stock for issuance to holders of the Company Shares in connection with the Merger with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), and complying with applicable state securities laws, and (ii) holding the meeting of the Company's shareholders to vote upon the approval of this Agreement and the Merger and the other transactions contemplated hereby (collectively, the "Company Proposals"), Purchaser and the Company will cooperate in the preparation of a registration statement on Form S-4 (such registration statement, together with any and all amendments and supplements thereto, being herein referred to as the "Registration Statement"), including a prospectus/proxy statement satisfying all requirements of applicable state securities laws, the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Securities Exchange Act"). Such prospectus/proxy statement in the form mailed by the Company to its shareholders, together with any and all amendments or supplements thereto, is herein referred to as the "Prospectus/Proxy Statement."

   (b) The Company will furnish Purchaser with such information concerning the Company and its subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable Law. None of the information relating to the Company and its subsidiaries supplied by the Company for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company agrees promptly to advise Purchaser if, at any time prior to the meeting of the shareholders of the Company, referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide Purchaser with the information needed to correct such inaccuracy or omission. The Company will furnish Purchaser with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to the Company and its subsidiaries, to comply with applicable Law after the mailing thereof to the shareholders of the Company.

   (c) Purchaser will furnish the Company with such information concerning Purchaser and its subsidiaries as is necessary in order to cause the Prospectus/Proxy statement, insofar as it relates to Purchaser and its subsidiaries, to comply with applicable Law. None of the information relating to Purchaser and its subsidiaries supplied by Purchaser for inclusion in the Prospectus/Proxy Statement will be false or misleading with respect to any material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Purchaser agrees promptly to advise the Company if, at any time prior to the meeting of shareholders of the Company referenced herein, any information provided by it in the Prospectus/Proxy Statement is or becomes incorrect or incomplete in any material respect and to provide the Company with the information needed to correct such inaccuracy or omission. Purchaser will furnish the Company with such supplemental information as may be necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to Purchaser and its subsidiaries, to comply with applicable Law after the mailing thereof to the shareholders of the Company.

   (d) The Company and Purchaser agree to cooperate in making any preliminary filings of the Prospectus/Proxy Statement with the SEC, as promptly as practicable, pursuant to Rule 14a-6 under the Securities Exchange Act.

   (e) Purchaser will file the Registration Statement with the SEC and appropriate materials with applicable state securities agencies as promptly as practicable and will use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and all such state filed materials to comply with applicable state securities Laws. Purchaser shall provide the Company for its review a copy of the Registration Statement at least such amount of time prior to each filing thereof as is customary in transactions of the type contemplated hereby and shall not make any filing with the SEC without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. The Company authorizes Purchaser to utilize in the Registration Statement and in all such state filed materials, the information concerning the Company and its subsidiaries provided to Purchaser in connection with, or contained in, the Prospectus/Proxy Statement. Purchaser promptly will advise the Company when the Registration Statement has become effective, and of any supplements or amendments thereto, and Purchaser will furnish the Company with copies of all documents. Except for the Prospectus/Proxy Statement or the preliminary prospectus/proxy statement, neither Purchaser nor the Company shall distribute any written material that might constitute a "prospectus" relating to the Merger or the Company Proposals within the meaning of the Securities Act or any applicable state securities Law without the prior written consent of the other party.

   1.15. Tax-Free Reorganization. The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the parties will knowingly take any action that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

   1.16. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   Except as set forth in the disclosure schedule from the Company to Purchaser to be delivered upon the execution of this Agreement, which sets forth certain disclosures concerning the Company and its business (the "Company Disclosure Schedule"), each section of which only qualifies the correspondingly numbered representation or warranty, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

   2.1. Due Incorporation and Good Standing. The Company and each subsidiary of the Company (the "Company Subsidiaries") is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of the Company and its subsidiaries taken as a whole, except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which the Company competes, or (iii) the taking of any action contemplated by this Agreement (a "Company Material Adverse Effect"). The Company has heretofore made available to Purchaser accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of the Company.

   2.2. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 50 million shares of capital stock. As of February 8, 2000, 23,272,232 shares of Company Stock were issued and outstanding. No other shares of capital stock of the Company is authorized or issued. As of February 8, 2000, a total of 4,966,716 Company Shares are reserved for future issuance to employees and directors upon exercise of any Company Options, warrants or other rights to purchase or acquire any shares of capital stock of the Company (including restricted stock, stock equivalents and stock units). As of February 8, 2000, there were 1,452,387 Company Options with an exercise price of $5.625 or less. Since February 2, 2000, the Company has not issued or granted additional Company Options. All issued and outstanding shares of the Company Stock are, and all shares which may be issued upon exercise of then outstanding Company Options will be when issued, duly authorized, validly issued, fully paid and non-assessable. Except as otherwise contemplated by this Agreement, as of the date hereof there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued or unauthorized shares of capital stock or any other security of the Company, and there is no authorized or issued security of any kind convertible into or exchangeable, for any such capital stock or other security.

   2.3. Subsidiaries. Section 2.3 of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary, each of which is wholly owned by the Company except as otherwise indicated in said Section 2.3 of the Company Disclosure Schedule. All of the capital stock and other interests of the Company Subsidiaries so held by the Company are owned by it or a Company Subsidiary as indicated in said Section
2.3 of the Company Disclosure Schedule, free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Company Subsidiaries directly or indirectly held by the Company are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

   2.4. Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval of this Agreement and the Merger by the shareholders of the Company in accordance with the MBCA). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions"). The Company's Board of Directors (including all of the disinterested directors of the Company's Board of Directors) has approved for purposes of Sections 302A.613 and 302A.673 of the MBCA (a) this Agreement and the Stockholder Agreements and the transactions contemplated hereby and thereby, and (b) the formation of any "group" for purposes of Section 13(d)(3) of the Securities Exchange Act that may be deemed to exist as a result of the execution and delivery of the Stockholder Agreements or otherwise in connection with the transactions contemplated by this Agreement and the Stockholder Agreements.

   2.5. Governmental Approvals. No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent"), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self regulatory organization ("Governmental Authority") on the part of the Company or any of the Company Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, (ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. ("NASD"), (iii) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (iv) such filings as may be required in any jurisdiction where the Company is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization and (v) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Company Material Adverse Effect.

   2.6. No Violations. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of the Company or any of the Company Subsidiaries,
(ii) except as set forth on Section 2.6 of the Company Disclosure Schedule, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which the Company or any Company Subsidiaries are parties or by which their respective assets are bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Company Subsidiary or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, contravene any applicable provision of any statute, law, rule or regulation or any order, decision, injunction, judgment, award or decree ("Law") to which the Company or any Company Subsidiary or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Company Material Adverse Effect.

   2.7. Securities Filings. (a) The Company has made available to Purchaser true and complete copies of (i) its Annual Reports on Form 10-K for the years ended January 3, 1999, December 28, 1997 and December 29, 1996 as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of the Company since December 29, 1996, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by the Company with the SEC since December 29, 1996. The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this Section 2.7, are referred to collectively herein as the "Company Securities Filings." As of their respective dates, and as of the date of the last amendment thereof, if amended after filing, none of the Company Securities Filings contained or, as to the Company Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to the Company Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company Securities Filings at the time of filing and as of the date of the last amendment thereof, if amended after filing, complied or, as to the Company Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable.

   2.8. Company Financial Statements. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company Securities Filings (the "Company Financial Statements") have been prepared or will be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present or will present fairly, in all material respects, the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act. All accounts receivable of the Company, whether reflected in the Company Financial Statements or otherwise, represent sales actually made in the ordinary course of business, and are current and collectible net of any reserves shown in the Company Financial Statements filed prior to the date hereof.

   2.9. Absence of Certain Changes or Events; No Undisclosed
Liabilities. Except as set forth in Section 2.9 of the Company Disclosure Schedule, since January 3, 1999, through the date of this Agreement, there has not been: (i) any event that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, payment or setting aside for payment of any dividend or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company or any Company Subsidiary, (iii) any material damage or loss to any material asset or property, whether or not covered by insurance, or (iv) any change by the Company in accounting principles or practices. Except as set forth in Section 2.9 of the Company Disclosure Schedule, since June 30, 1999, through the date of this Agreement, there has not been any action taken by the Company or any of the Company Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1. Except for those liabilities that are fully reflected or reserved against on the balance sheet of the Company included in its January 3, 1999 Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since January 3, 1999, neither the Company nor any of the Company Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

   2.10. Compliance with Laws. The business of the Company and each of the Company Subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Company Material Adverse Effect.

   2.11. Permits. (i) The Company and each of the Company Subsidiaries have all permits (including signage permits) certificates, licenses, approvals and other authorizations required in connection with the operation of their respective businesses (collectively, "Company Permits"), (ii) neither the Company nor any of the Company Subsidiaries is in violation of any Company Permit and (iii) no proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in each case, those the absence or violation of which would not be reasonably likely to have a Company Material Adverse Effect.

   2.12. Litigation. Except as disclosed in the Section 2.12 of the Company Disclosure Schedule, there is no suit, action or proceeding ("Litigation") pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

   2.13. Contracts.

   (a) Neither the Company nor any of the Company Subsidiaries is a party or is subject to any franchise, management, royalty, license, lease or joint venture agreement or any material note, bond, mortgage, indenture, contract, lease, license, agreement or instrument ("Company Material Contract") that is not so listed in Section 2.13(a) of the Company Disclosure Schedule. All such Company Material Contracts are valid and binding and are in full force and effect and enforceable against the Company or such Company Subsidiary in accordance with their respective terms, subject to the Enforceability Exceptions. Neither the Company nor any of the Company Subsidiaries is in violation or breach of or default under any such Company Material Contract where such violation or breach would be reasonably likely to have a Company Material Adverse Effect.

   (b) Except as is listed in Section 2.13(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or has any of its assets or properties subject to, any agreement, arrangement or understanding (written or oral) with any other person (including a Company Subsidiary or an affiliate of the Company or of any Company Subsidiary), which
(i) provides capital, surplus, balance sheet or any other form of economic or financial support to such other person, (ii) guarantees the obligations of, or performance of any acts, by such other person, or (iii) imposes legal liability on the Company or any Company Subsidiary for any payments (contingent or otherwise) under any note, guarantee, debt, bond, mortgage, indenture, contract, lease, license, agreement or instrument.

   2.14. Employee Benefit Plans. (a) Section 2.14 of the Company Disclosure Schedule contains a complete and accurate list of all material Benefit Plans (as defined below) maintained or contributed to by the Company or any of the Company Subsidiaries ("Company Benefit Plan"). A "Benefit Plan" shall include
(i) an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"), and (ii) whether or not described in the preceding clause, any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase or stock option plan or any other compensation, welfare, fringe benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees or agents of the Company or any of its subsidiaries or their beneficiaries or dependents; provided that Benefit Plans shall not include any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan"). Each of the Company Benefit Plans has been maintained in compliance in all material respects with its terms and all applicable Law. Neither the Company nor any of the Company Subsidiaries contributes to, or has any outstanding liability with respect to, any Multiemployer Plan.

   (b) The Company has identified in Section 2.14(b) of the Company Disclosure Schedule and has made available to Purchaser true and complete copies of (1) all severance, employment consulting and other agreements with directors, executive officers, key employees or consultants of the Company; (2) all severance programs and policies of each of the Company and each Company Subsidiary with or relating to its employees or directors; and (3) all plans, programs, agreements and other arrangements of each of the Company and each Company Subsidiary with or relating to its employees which contain change in control provisions. Except as set forth in Section 2.14(b) of the Company Disclosure Schedule (which includes the amount of the payments due under such agreements, programs, policies, plans, or other arrangements referred to in the preceding sentence), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) materially increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.

   (c) Except as set forth in Section 2.14(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any contract, plan, or arrangement under which it is obligated to make or to provide, or could become obligated to make or to provide, a payment or benefit that would be nondeductible by virtue of Section 162(m) or 280G of the Code.

   2.15. Taxes and Returns. (a) The Company and each of its subsidiaries has timely filed, or caused to be timely filed, all Tax Returns (as defined below) required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes (as defined below) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established. There are no claims or assessments pending against the Company or any of the Company Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith or are immaterial in amount). Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any return. There are no liens for material amounts of Taxes on the assets of the Company or any of the Company Subsidiaries except for statutory liens for current Taxes not yet due and payable.

   (b) None of the Company or any of the Company Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

   (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (either alone or in combination with another event) will not result in any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries.

   (d) None of the Company or any of the Company Subsidiaries has been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

   (e) None of the Company or any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that could reasonably be expected to have a Company Material Adverse Effect following the Closing.

   (f) None of Company or any of the Company Subsidiaries is currently being audited by any taxing authority and none of the Company or any of its Subsidiaries has been notified by any tax authority that any such audit is contemplated or pending.

   (g) For purposes of this Agreement, the term "Tax" shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including, but not limited to, any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

   2.16. Intellectual Property. (a) The Company or the Company Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information; (iv) copyrights in writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; and (vi) Internet Web sites, domain names and applications and registrations pertaining thereto that, in each case, are used in the respective businesses of the Company or the Company Subsidiaries as currently conducted (as described in clauses (i) through (vi) above, collectively, "Company Intellectual Property"), except for any such failures to own, be licensed or possess that would not be reasonably likely to have a Company Material Adverse Effect.

   (b) Except as set forth on Section 2.16(b) of the Company Disclosure Schedule, to the Company's knowledge, there are no conflicts with or infringements of any material Company Intellectual Property by any third party and the conduct of the businesses as currently conducted does not conflict with or infringe any proprietary right of a third party, except for any such conflicts or infringements that would not be reasonably likely to have a Company Material Adverse Effect.

   (c) Section 2.16 (c) of the Company Disclosure Schedule sets forth a complete list of all material trademarks, registrations and applications pertaining to the Company Intellectual Property owned by the Company and the Company Subsidiaries. All such Company Intellectual Property listed is owned by the Company and/or the Company Subsidiaries, free and clear of liens or encumbrances of any nature.

   (d) Section 2.16(d) of the Company Disclosure Schedule sets forth a complete list of all licenses, sublicenses and other agreements in which the Company and the Company Subsidiaries have granted rights to any person to use the Company Intellectual Property. The Company will not, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, be in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

   (e) The Company and each of the Company Subsidiaries own or have the right to use all computer software currently used in and material to the businesses, except for any failures to own or have the right to use that would not be reasonably likely to have a Company Material Adverse Effect.

   (f) All Company Intellectual Property was developed by: (i) employees of the Company within the scope of their employment; or (ii) independent contractors as "works-made-for-hire" as that term is defined under Section 101 of the United States copyright laws, pursuant to written agreements.

   2.17. Finders and Investment Banker. Other than pursuant to the Piper Engagement Letter, neither the Company nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby. For purposes of this Agreement, the term "Piper Engagement Letter" means the letter dated December 16, 1999 from U.S. Bancorp Piper Jaffray to the Company, as amended by a letter dated February 8, 2000 from U.S. Bancorp Piper Jaffray to the Company. A true and complete copy of the Piper Engagement Letter has been delivered by the Company to Purchaser prior to the date hereof.

   2.18. Fairness Opinion. The Company has received from U.S. Bancorp Piper Jaffray, its financial advisor, a written opinion addressed to it for inclusion in the Prospectus/Proxy Statement to the effect that the consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view.

   2.19. Insurance. Section 2.19 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies carried by, or covering the Company and the Company Subsidiaries with respect to their businesses, assets and properties and with respect to which records are maintained at the Company's principal executive offices, together with, in respect of each such policy, the amount of coverage and the deductible. The Company and the Company Subsidiaries maintain insurance policies against all risk of a character, including without limitation, business interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Section 2.19 of the Company Disclosure Schedule is in full force and effect and all premiums due thereon have been paid in full.

   2.20. Vote Required; Ownership of Purchaser Capital Stock; State Takeover Statutes. (a) The approval of the Company Proposal by a vote of a majority of the holders of the issued and outstanding Company Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the transactions contemplated hereunder.

   (b) Neither the Company nor any of the Company Subsidiaries beneficially owns, either directly or indirectly, any shares of Purchaser capital stock.

   (c) The Company has taken all actions necessary under the MBCA to approve the transactions contemplated by this Agreement and the Stockholder Agreements. Assuming for purposes of this Section 2.20(c) that no person or entity associated or affiliated with Purchaser is an "interested shareholder" (as such term is defined in the MBCA) of the Company who has not continuously been an interested shareholder of the Company during the four-year period preceding the Merger, Section 302A.673 of the MBCA applicable to a "business combination" does not, and will not, prohibit the transactions contemplated hereunder, and the restrictions contained in Section 302A.671 of the MBCA applicable to "control share acquisitions" will not prohibit the authorization, execution, delivery and performance of this Agreement or the consummation of the Merger by the Company. The authorization, execution and delivery of this Agreement and the Stockholder Agreements do not, and the consummation of the transactions contemplated hereunder and thereunder do not, and any formation of a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act in connection with this Agreement and the Stockholder Agreements will not, result in a "control share acquisition" as defined in Section 302A.011 of the MBCA. No other "fair price," "moratorium," or other similar anti-takeover statute or regulation prohibits (by reason of Company's participation therein) the Merger or the other transactions contemplated by this Agreement.

   2.21. Title to Properties. Section 2.21 of the Company Disclosure Schedule sets forth a complete list of all material real property owned in fee by Company or any of the Company Subsidiaries and sets forth all material real property leased by Company or any of the Company Subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all improvements thereon, referred to collectively as the "Company Real Property"). The Company Real Property set forth in Section 2.21 of the Company Disclosure Schedule comprises all of the material real property necessary and/or currently used in the operations of the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have good and valid title to, or, as to Company Real Property designated as leased, a valid leasehold interest in, all of the Company Real Property. The Company Real Property is free of encumbrances, except for (a) liens with respect to Taxes either not delinquent or being diligently contested in appropriate proceedings; (b) mechanics', materialmen's or similar statutory liens for amounts not yet due or being diligently contested in appropriate proceedings; and (c) other exceptions with respect to title to Company Real Property (including easements of public record) that do not and would not materially interfere with the current and intended use of such Company Real Property (clauses, (a), (b), and (c) being referred to herein as "Permitted Encumbrances"), and the consummation of the transactions contemplated hereby will not create any encumbrance (other than Permitted Encumbrances) on any of the Company Real Property. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all leases of Company Real Property, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and the Company Subsidiaries to conduct their business on such property.

   2.22. Environmental Matters. The Company has not, and no third party has, generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property, any toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitations, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. (S) 9601-9657, as amended) (collectively, "Hazardous Substances") except in material compliance with all applicable Laws, and no Hazardous Substances have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Company Real Property except in material compliance with all applicable Laws, nor has any activity been undertaken on the Company Real Property that would cause or contribute to (a) the Company Real Property becoming a treatment, storage or disposal facility in material violation of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. (S) 6901 et seq., or any similar state law or local ordinance, (b) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants from the Company Real Property in material violation of CERCLA or any similar state law or local ordinance, or (c) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, for which the Company does not have all material required permits under the Federal Water Act, 33 U.S.C. (S) 1251 et seq., or the Clean Air Act, 42 U.S.C. (S) 7401 et seq., or any similar state law or local ordinance, in each case except for any such noncompliance, violations, or failures as would not be reasonably likely to have a Company Material Adverse Effect. There are no substances or conditions in or on the Company Real Property that may support a claim or cause of action under RCRA, CERCLA or any other federal, state or local environmental statutes, regulations, ordinances or other environmental regulatory requirements, except for any such claims or causes of action as would not be reasonably likely to have a Company Material Adverse Effect. There are no above ground or underground tanks that have been located under, in or about the Company Real Property which have been subsequently removed or filled. To the extent storage tanks exist on or under the Company Real Property, such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and are otherwise in compliance with applicable federal, state and local statutes, regulations, ordinances and other regulatory requirements.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

   Except as set forth in the disclosure schedule from Purchaser to the Company to be delivered upon the execution of this Agreement, which sets forth certain disclosures concerning Purchaser and its business (the "Purchaser Disclosure Schedule"), each section of which qualifies only the correspondingly numbered representation or warranty, Purchaser hereby represents and warrants to the Company as follows:

   3.1. Due Incorporation and Good Standing. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a material adverse effect on the business, assets, prospects, condition (financial or otherwise), liabilities or the results of operations of Purchaser and its subsidiaries taken as a whole except in each case for any such effects resulting from, arising out of, or relating to (i) general business or economic conditions, (ii) conditions generally affecting the industry in which Purchaser competes, or (iii) the taking of any action contemplated by this Agreement ("Purchaser Material Adverse Effect"). Purchaser has heretofore made available to the Company accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in effect, of Purchaser.

   3.2. Capitalization. As of the date hereof, the authorized capital stock of Purchaser consists of sixty million shares of common stock, par value $.01 per share, and two million shares of preferred stock, par value $.01 per share. As of February 4, 2000, 24,824,133 shares of Purchaser Stock were issued and outstanding and 6,421,157 shares of Purchaser were held in the treasury of Purchaser. No other capital stock of Purchaser is authorized or issued. All issued and outstanding shares of the Purchaser Stock are, and all such shares to be issued to Company stockholders in connection with the Merger will upon issuance be, duly authorized, validly issued, fully paid and non-assessable.

   3.3. Authorization; Binding Agreement. Purchaser and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Merger, have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub, as appropriate, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval by the sole shareholder of Merger Sub of this Agreement and the Merger). This Agreement has been duly and validly executed and delivered by each of Purchaser and Merger Sub and constitutes the legal, valid and binding agreement of Purchaser and Merger Sub, enforceable against each of Purchaser and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

   3.4. Governmental Approvals. No Consent from or with any Governmental Authority on the part of Purchaser or Merger Sub is required in connection with the execution or delivery by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota in accordance with the MBCA and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (ii) filings with the SEC, state securities laws administrators and the New York Stock Exchange (the "NYSE"); (iii) filings under the HSR Act; (iv) such filings as may be required in any jurisdiction where Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization; and (v) those Consents that, if they were not obtained or made, would not be reasonably likely to have a Purchaser Material Adverse Effect.

   3.5. No Violations. Except as set forth in Section 3.5 of the Purchaser Disclosure Schedule, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Purchaser and Merger Sub with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws or other governing instruments of Purchaser or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement or other instrument to which Purchaser is a party or by which its assets are bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Purchaser or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.4 hereof, contravene any Law to which Purchaser or Merger Sub or its or any of their respective assets or properties are subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing which would not be reasonably likely to have a Purchaser Material Adverse Effect.

   3.6. Securities Filings. Purchaser has made available to the Company true and complete copies of (i) its Annual Reports on Form 10-K for the year ended December 31, 1998, as filed with the SEC, (ii) its proxy statements relating to all of the meetings of shareholders (whether annual or special) of Purchaser since December 31, 1998, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Purchaser with the SEC since December 31, 1998. The reports and statements set forth in clauses (i) through (iii) above, and those subsequently provided or required to be provided pursuant to this Section 3.6, are referred to collectively herein as the "Purchaser Securities Filings." As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Purchaser Securities Filings contained or, as to Purchaser Securities Filings subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted or, as to Purchaser Securities Filings subsequent to the date hereof, will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Purchaser Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Purchaser Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable.

   3.7. Purchaser Financial Statements. The audited consolidated financial statements and unaudited interim financial statements of Purchaser included in the Purchaser Securities Filings (the "Purchaser Financial Statements") have been prepared or will be in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and present or will present fairly, in all material respects, the financial position of Purchaser and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Securities Exchange Act.

   3.8. Absence of Certain Changes or Events; No Undisclosed
Liabilities. Except as set forth in Section 3.8 of the Purchaser Disclosure Schedule, since December 31, 1998, through the date of this Agreement, there has not been (i) any event that has had or would reasonably be expected to have a Purchaser Material Adverse Effect or (ii) any declaration, payment or setting aside for payment any dividend or other distribution or redemption or other acquisition of any shares of capital stock of Purchaser by Purchaser. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Purchaser included in its December 31, 1998, Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1998, neither Purchaser nor any of the Purchaser Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to result in a Purchaser Material Adverse Effect.

   3.9. Compliance with Laws. The business of Purchaser and each of its subsidiaries has been operated in compliance with all Laws applicable thereto, except for any instances of non-compliance which would not be reasonably likely to have a Purchaser Material Adverse Effect.

   3.10. Litigation. Except as disclosed in Section 3.10 of the Purchaser Disclosure Schedule, there is no Litigation pending or, to the knowledge of Purchaser, threatened against, Purchaser or any of its subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Purchaser Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Purchaser or any of its subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Purchaser Material Adverse Effect.

   3.11. Tax Returns. Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financial Statements have been established or which are being contested in good faith. There are no material claims or assessments pending against Purchaser for any alleged deficiency in any Tax. To Purchaser's knowledge, none of Purchaser or any of the Purchaser Subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of
Section 368(a) of the Code.

   3.12. Finders and Investment Bankers. Other than Banc of America Securities LLC, neither Purchaser nor any of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

   3.13. Fairness Opinion. Purchaser's Board of Directors has received from its financial advisor, Banc of America Securities LLC, a written opinion addressed to it for inclusion in the Prospectus/Proxy Statement to the effect that the Merger Consideration is fair to Purchaser from a financial point of view.

   3.14. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

   3.15. Ownership of Company Stock. Purchaser does not beneficially own, either directly or indirectly, more than 100 shares of Company Stock. None of the Purchaser Subsidiaries beneficially owns, either directly or indirectly, any shares of Company Stock.

   3.16. Financing. Purchaser will have prior to the satisfaction of the conditions to the Merger, sufficient funds available to purchase the Company Shares converted into the right to receive Cash Consideration.

                                   ARTICLE IV

                      ADDITIONAL COVENANTS OF THE COMPANY

   The Company covenants and agrees as follows:

   4.1. Conduct of Business of the Company and the Company
Subsidiaries. (a) Unless Purchaser shall otherwise agree in writing and except as expressly contemplated by this Agreement or as set forth on Section 4.1 of the Company Disclosure Schedule (the inclusion of any item having been consented to by Purchaser), during the period from the date of this Agreement to the Effective Time, (i) the Company shall conduct, and it shall cause each of the Company Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause each of the Company Subsidiaries to, use its or their reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees, to maintain satisfactory relationships with all persons with whom it does business, and to preserve the possession, control and condition of all of its assets and (ii) without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary will:

     (A) amend or propose to amend its Articles of Incorporation or Bylaws (or comparable governing instruments);

     (B) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its subsidiaries, except for (i) the issuance of Company Shares pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms, and (ii) subject to the limitations set forth in Section 1.8, the grant of purchase rights pursuant to the Company ESPP or the issuance of Company Stock upon the exercise of such purchase rights;

     (C) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or any Company Subsidiary, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities and other than pursuant to commitments outstanding on the date of this Agreement in accordance with their present terms as set forth on
  Schedule 4.1 of the Company Disclosure Schedule.

     (D) (a) create, incur, assume, forgive or make any changes to the terms or collateral of any debt, receivables or employee or officer loans or advances, except incurrences that constitute refinancing of existing obligations on terms that are no less favorable to the Company or its subsidiaries than the existing terms; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person; (c) make any capital expenditures or incur any pre-opening expenses, other than consistent as set forth in Section 4.1 of the Company Disclosure Schedule;
  (d) make any loans, advances or capital contributions to, or investments in, any other person (other than to a Company subsidiary and customary travel, relocation or business advances to employees); (e) acquire the stock or assets of, or merge or consolidate with, any other person; (f) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice; or (g) sell, transfer, mortgage, pledge, or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company and the Company Subsidiaries taken as a whole other than to secure debt permitted under subclause (a) of this clause (D) or other than in the ordinary course of business consistent with past practice;

     (E) increase in any manner the wages, salaries, bonus, compensation or other benefits of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, termination, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than as required pursuant to the terms of agreements in effect on the date of this agreement, or enter into or engage in any agreement, arrangement or transaction with any of its directors, officers, employees or affiliates except current compensation and benefits in the ordinary course of business, consistent with past practice;

     (F) (i) commence or settle any litigation or other proceedings with any Governmental Authority or other person, or (ii) make or rescind any election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, change any method of accounting or make any other material change in its accounting or Tax policies or procedures, or commit or omit to do any act which act or omission would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     (G) adopt or amend any resolution or agreement concerning indemnification of its directories, officers, employees or agents;

     (H) commit or omit to do any act which act or omission would cause a breach of any covenant contained in this Agreement or would cause any representation or warranty contained in this Agreement to become untrue, as if each such representation and warranty were continuously made from and after the date hereof;

     (I) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

     (J) materially increase or decrease the average restaurant, corporate or warehouse facility inventory or house bank accounts in any restaurant;

     (K) enter into any new line of business;

     (L) enter into any lease, contract or agreement pursuant to which the Company is obligated to pay or incur obligations of more than $25,000 per year, other than (i) the purchase of inventory in the ordinary course of business consistent with past practice or in connection with the construction of restaurants as listed in Section 4.1 of the Company Disclosure Schedule and approved, if required, pursuant to clause (N) below;

     (M) make any changes to its current investment strategy, policy or practices;

     (N) make, engage or incur costs for the design or construction of any new restaurant, the remodeling or renovation of existing restaurants or restaurants under construction without approval by Purchaser (it being understood that Purchaser shall have approval of all design and construction matters);

     (O) allow any employee or other person to remove any Company asset, display, proprietary asset, retail item or other property from the corporate office, warehouses, restaurants of the Company or any other Company facilities;

     (P) issue any gift certificates, coupons or complimentary rights for dining or retail other than in such amounts as are in the ordinary course of business consistent with past practice; or

     (Q) authorize any of, or agree to commit to do any of, the foregoing actions.

   (b) The Company shall, and the Company shall cause each of its subsidiaries to, use its or their reasonable best efforts to comply in all material respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Company Permits necessary for, or otherwise material to, such business.

   4.2. Notification of Certain Matters. The Company shall give prompt notice to Purchaser if any of the following occur after the date of this Agreement:
(i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement;
(ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Company Material Adverse Effect; or (iv) the commencement or threat of any Litigation involving or affecting the Company or any Company Subsidiary, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of the Company or any Company Subsidiary which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

   4.3. Access and Information. Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Purchaser and its respective authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to the Company and its subsidiaries, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish Purchaser with (a) such financial and operating data and other information with respect to the business and properties of the Company and the Company Subsidiaries as Purchaser may from time to time reasonably request, and (b) a copy of each material report, schedule and other document filed or received by the Company or any Company Subsidiary pursuant to the requirements of applicable securities laws or the NASD.

   4.4. Shareholder Approval. As soon as practicable, the Company shall call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Company Proposals and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated by this Agreement, the Company will use reasonable best efforts to obtain any necessary approval by the Company's shareholders of the Company Proposals. Notwithstanding the foregoing, unless the Board of Directors of the Company, based on the opinion of its outside legal counsel, determines that to do so would result in a breach of the fiduciary duties of the Company's Board of Directors under applicable law, the Company, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the Company Proposals.

   4.5. Reasonable Best Efforts.

   (a) Subject to the terms and conditions herein provided, the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the transactions contemplated hereby (provided that the Company shall not make any payment or amend the terms of any agreement in connection with obtaining any such Consent without the prior written approval of Purchaser) and (ii) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, the Company agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions to Closing set forth herein.

   (b) The Company agrees to inform Purchaser regularly, and to respond to requests of Purchaser, as to the status of whether or not each material Consent required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have been obtained. The Company shall promptly deliver to Purchaser in writing a reasonably detailed notice (the "Consent Notice") as to the status of all such material Consents on the sixtieth calendar day (such date, the "Consent Notice Date") following public announcement of the Merger. In the event that the Company has not obtained any one or more of such material Consents by the Consent Notice Date, then Purchaser shall have up to and including the date (the "Decision Date") which is ten business days following the later of the date of its receipt of such written notice and the Consent Notice Date to (i) terminate this Agreement in accordance with Section 7.1(f) hereof or (ii) waive any such one or more material Consents by delivery of a reasonably detailed written notice to the Company (any such material Consents so waived in writing by Purchaser, collectively, the "Waived Consents"); provided, however, that in the event that Purchaser has not by or on the Decision Date either (i) terminated this Agreement in accordance with Section 7.1(f) hereof or (ii) waived all such material Consents, then this Agreement shall terminate without any action by any party hereto in accordance with Section 7.1(g) hereof. Notwithstanding any such waiver of material Consents, if Purchaser has not so terminated this Agreement, the Company shall continue to use its reasonable best efforts to actually obtain the Waived Consents pursuant to Section 4.5(a) up to the Closing Date.

   4.6. Public Announcements. So long as this Agreement is in effect, the Company shall not, and shall cause its affiliates not to, (a) issue or cause the publication of any press release or any other announcement or communication with respect to the Merger or the other transactions contemplated hereby without the written consent of Purchaser, or (b) discuss with the press or the media this Agreement, the Merger or the transactions contemplated hereby (and will refer any and all questions and inquiries to Purchaser), except in any case under (a) or (b) where such release or announcement is required by applicable Law or pursuant to any applicable listing agreement with, or rules or regulations of, the NASD, in which case the Company, prior to making such announcement, will consult with Purchaser regarding the same.

   4.7. Compliance. In consummating the Merger and the other transactions contemplated hereby, the Company shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

   4.8. No Solicitation. (a) The Company shall, and shall direct and cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Takeover Proposal (as defined below) and immediately request that all confidential information furnished by or on behalf of the Company be returned. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries, directly or indirectly, to (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action knowingly designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal or (ii) participate in any discussion or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time prior to the Company shareholder meeting with respect to the transactions contemplated hereby, the Board of Directors of the Company determines in good faith, based on the advice of its outside legal counsel, that the failure to do so would result in a breach of its fiduciary duties to the Company's shareholders under applicable Law, the Company may, in response to a Company Superior Proposal (as defined below), and subject to compliance with Section 4.8(c), (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with outside legal counsel) and (y) participate in negotiations regarding such Company Takeover Proposal for purposes of determining in good faith if such Company Takeover Proposal is a Company Superior Proposal. "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to (1) any direct or indirect acquisition or purchase of assets representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (2) any issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, (3) any tender offer, exchange offer or other transaction in which, if consummated, any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange
Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Securities Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of, 20% or more of the outstanding voting capital stock of the Company, or, (4) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, other than the transactions contemplated by this Agreement. Notwithstanding any provision to the contrary contained in this Section 4.8, the provision by the Company of copies of its SEC filings by its investor relations department to third parties in a manner consistent with its historical practices, shall not be deemed a violation of this Section 4.8. For purposes of this Agreement, a "Company Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the combined voting power of the Company Shares then outstanding or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company determines in its good faith judgment based on the advice of the

Company's financial advisers and outside legal counsel to be more favorable to the Company's shareholders, from a financial point of view, than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the Board of Directors of the Company, including, without limitation, the financing thereof and all other conditions thereto).

   (b) Except as set forth in this Section 4.8, neither the Company nor the Board of Directors, or any committee thereof, shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by such Board of Directors of the Company of the Company Proposals, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Company shareholder meeting with respect to the transactions contemplated hereby, the Board of Directors of the Company determines in good faith, based on the advice of outside legal counsel, that the failure to do so would result in a breach of its fiduciary duties to the Company's shareholders under applicable Law, the Board of Directors of the Company may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Company Proposals or (y) approve or recommend a Company Superior Proposal, but in each case, only at a time that is after the second business day following Purchaser's receipt of written notice advising Purchaser that the Company's Board of Directors has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, and identifying the person making such Company Superior Proposal.

   (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.8, the Company shall promptly advise Purchaser orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or the Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal and shall keep Purchaser fully informed on a prompt basis with respect to any developments with respect to the foregoing.

   (d) Nothing contained in this Agreement shall prohibit the Board of Directors of the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, based on the advice of its outside counsel, failure so to disclose would result in a breach of its fiduciary duties to the Company's shareholders under applicable law; provided, however, neither the Company nor its Board of Directors, shall, except as permitted by Section 4.8(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Company Proposals or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal. Notwithstanding anything to the contrary contained herein, the Company Proposals shall be submitted to the shareholders of the Company at the meeting of such shareholders for the purpose of approving the Company Proposals and the Merger, and, subject to termination of this Agreement in accordance with the terms of Article VII hereof, nothing in this Agreement to the contrary shall be deemed to relieve Company of such obligation.

   4.9. Tax Opinion Certificate. The Company shall execute and deliver a certificate, in form reasonably satisfactory to Purchaser, (the "Company Tax Opinion Certificate") signed by an officer of the Company setting forth factual representations and covenants that will serve as a basis for the tax opinion required pursuant to Section 6.2(e) of this Agreement.

   4.10. SEC and Shareholder Filings. The Company shall send to Purchaser a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

                                   ARTICLE V

                       ADDITIONAL COVENANTS OF PURCHASER

   Purchaser covenants and agrees as follows:

   5.1. Access and Information. Between the date of this Agreement and the Effective Time, Purchaser will give, and shall direct its accountants and legal counsel to give, the Company and its authorized representatives (including, without limitation, its financial advisors, accountants and legal counsel), at all reasonable times, access as reasonably requested to all offices and other facilities and to all contracts, agreements, commitments, books and records of or pertaining to Purchaser and its subsidiaries or to any Pending Purchaser Transactions, if any, and to the parties thereto, will permit the foregoing to make such reasonable inspections as they may require and will cause its officers promptly to furnish the Company with (a) such financial and operating data and other information with respect to the business and properties of Purchaser and its subsidiaries as the Company may from time to time reasonably request and (b) a copy of each material report, schedule and other document filed or received by Purchaser or any of its subsidiaries pursuant to the requirements of applicable securities laws or the NYSE.

   5.2. Notification of Certain Matters. Notification of Certain Matters. Purchaser shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, provided that such Consent would have been required to have been disclosed in this Agreement; (ii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NYSE or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence of an event which would be reasonably likely to have a Purchaser Material Adverse Effect or
(iv) the commencement or threat of any Litigation involving or affecting Purchaser or any of its subsidiaries, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer, in his or her capacity as such, of Purchaser or any of its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in this Agreement or which relates to the consummation of the Merger.

   5.3. Reasonable Best Efforts. Subject to the terms and conditions herein provided, Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all Consents from Governmental Authorities and other third parties required for the consummation of the Merger and the other transactions contemplated hereby and (ii) timely making all necessary filings under the HSR Act. Upon the terms and subject to the conditions hereof, Purchaser agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions to Closing set forth herein.

   5.4. Compliance. In consummating the Merger and the other transactions contemplated hereby, Purchaser shall comply in all material respects with the provisions of the Securities Exchange Act and the Securities Act and shall comply, and/or cause its subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

   5.5. SEC and Shareholder Filings. Purchaser shall send to the Company a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC or any state or foreign securities commission.

   5.6. Tax Opinion Certificate. Purchaser shall execute and deliver a certificate, in form reasonably satisfactory to Company, (the "Purchaser Tax Opinion Certificate") signed by an officer of Purchaser setting forth factual representations and covenants that will serve as a basis for the tax opinions required pursuant to Section 6.3(f) of this Agreement.

   5.7. Indemnification. (a) As of the Effective Time, the indemnification and exculpation provisions contained in the Bylaws and the Articles of Incorporation of the Surviving Corporation shall be at least as favorable to individuals who immediately prior to the Closing Date were directors, officers, agents or employees of the Company or otherwise entitled to indemnification under the Company's Bylaws or Articles of Incorporation (an "Indemnified Party") as those contained in the Bylaws and the Articles of Incorporation of the Company, respectively, and shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of any Indemnified Party. The Company hereby covenants that it shall, to the fullest extent permitted under Minnesota law and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Purchaser and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under Delaware law, indemnify, defend and hold harmless, each Indemnified Party against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, including, without limitation, liabilities arising out of this Agreement or under the Securities Exchange Act, occurring through the Closing Date, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section 5.7 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. Purchaser shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney's fees and expenses, incurred by any person to enforce the obligations of Purchaser and the Surviving Corporation under this Section 5.7. To the fullest extent permitted by law, Purchaser shall cause the Surviving Corporation to advance expense in connection with the foregoing indemnification.

   (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.7.

   5.8. Benefit Plans and Employee Matters.

   (a) Purchaser shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's and the Company Subsidiaries' employees that, in the aggregate, are substantially comparable to those of Purchaser. From and after the Effective Time, Purchaser shall honor, in accordance with their terms, all employment and severance agreements in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company or any Company Subsidiaries.

   (b) To the extent that service is relevant for purposes of eligibility, level of participation, or vesting under any employee benefit plan, program or arrangement established or maintained by Purchaser, the Company or any of their respective subsidiaries, employees of the Company and its subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or such subsidiary, as the case may be. Under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan.

                                   ARTICLE VI

                                   CONDITIONS

   6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. The Company Proposals shall have been approved at or prior to the Effective Time by the requisite vote of the shareholders of the Company required under the MBCA.

     (b) No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority since the date of this Agreement which prohibits or prevents the consummation of the Merger which has not been vacated, dismissed or withdrawn prior to the Effective Time. The Company and Purchaser shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

     (c) HSR Act. Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted.

     (d) Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by any Governmental Authority.

     (e) Blue Sky. Purchaser shall have received all state securities law authorizations necessary to consummate the transactions contemplated hereby.

     (f) Listing of Purchaser Stock. The shares of Purchaser Stock comprising the Merger Consideration shall have been approved for listing on the NYSE.

   6.2. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

     (a) Purchaser Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a "material adverse effect", "material" or other materiality qualifier, such representation or warranty shall be true and correct in all respects) as of date hereof and as of the Closing Date as if made on and as of the Closing Date, except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Purchaser Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     (b) Performance by Purchaser. Each of Purchaser and Merger Sub shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Purchaser and/or Merger Sub at or prior to the Effective Time.

     (c) No Material Adverse Change. There shall have been no changes, conditions, events, or developments (including but not limited to with respect to any matters described in this Agreement or in the Purchaser Securities Filings or on the Purchaser Disclosure Schedule) that have or would reasonably be expected to have a Purchaser Material Adverse Effect since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such Purchaser Material Adverse Effect, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which Purchaser competes shall be disregarded, and (iii) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

     (d) Certificates and Other Deliveries. Purchaser shall have delivered, or caused to be delivered, to the Company: (i) a certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in Sections 6.2(a), (b) and (c) hereof have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of Delaware stating that Purchaser is a validly existing corporation in good standing; (iii) a certificate of good standing from the Secretary of State of Delaware stating that Merger Sub is a validly existing corporation in good standing; (iv) duly adopted resolutions of the Board of Directors of Purchaser and the Board of Directors and the shareholder of Merger Sub approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, each certified by its respective Secretary; (v) the duly executed Purchaser Tax Opinion Certificate; and (vi) such other documents and instruments as the Company reasonably may request.

     (e) Tax Opinion. The Company shall have received an opinion from its tax counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. For purposes of rendering its opinion, the Company's tax counsel may rely on the statements and representations set forth in the Company Tax Opinion Certificate and the Purchaser Tax Opinion Certificate, without regard to any qualification as to knowledge and belief.

   6.3. Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Purchaser:

     (a) Purchaser Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a "material adverse effect", "material" or other materiality qualifier, such representation or warranty shall be true and correct in all respects) as of date hereof and as of the Closing Date as if made on and as of the Closing Date, except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Purchaser Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

     (b) Performance by the Company. The Company shall have performed and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by the Company at or prior to the Effective Time.

     (c) No Material Adverse Change. There shall have been no changes, conditions, events, or developments (including but not limited to with respect to any matters described in this Agreement or in the Purchaser Securities Filings or on the Purchaser Disclosure Schedule) that have or would reasonably be expected to have a Purchaser Material Adverse Effect since the date of this Agreement; provided, however, that for purposes of determining whether there shall have been any such Purchaser Material Adverse Effect, (i) any adverse change resulting from or relating to general business or economic conditions shall be disregarded, (ii) any adverse change resulting from or relating to conditions generally affecting the industry in which Purchaser competes shall be disregarded, and (iii) any adverse change resulting from or relating to the taking of any action contemplated by this Agreement shall be disregarded.

     (d) Certificates and Other Deliveries. The Company shall have delivered, or caused to be delivered, to Purchaser (i) a certificate executed on its behalf by its President or another duly authorized officer to the effect that the conditions set forth in Sections 6.3(a), (b) and (c) hereof have been satisfied; (ii) a certificate of good standing from the Secretary of State of the State of Minnesota stating that the Company is a validly existing corporation in good standing; (iii) duly adopted resolutions of its Board of Directors approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, and of the Company's shareholders approving the Company Proposals, each certified by the Secretary of the Company; (iv) a true and complete copy of the Articles of Incorporation of the Company certified by the Secretary of State of the State of Minnesota, and a true and complete copy of the Bylaws of the Company certified by the Secretary thereof; (v) the duly executed Company Tax Opinion Certificate; and (vi) such other documents and instruments as Purchaser reasonably may request.

     (e) Tax Opinion. Purchaser shall have received an opinion from its tax counsel substantially to the effect that, if the Merger is consummated in accordance with the provisions of this Agreement, under current Law, for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. For purposes of rendering its opinion, Purchaser's tax counsel may rely on the statements and representations set forth in the Purchaser Tax Opinion Certificate and the Company Tax Opinion Certificate, without regard to any qualification as to knowledge and belief.

     (f) Governmental Approval. All Consents of any Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained, except as may be waived by Purchaser or those Consents the failure or which to obtain will not have a Company Material Adverse Effect or a Purchaser Material Advise Effect.

     (g) Required Consents. Except with respect to any Waived Consents, any material required Consents of any person to the Merger or the transactions contemplated hereby shall have been obtained and be in full force and effect.

     (h) Employee Termination, Consulting and Non-Competition
  Agreements. Concurrently with the execution and delivery of this Agreement, Purchaser, is entering into an Employee Termination, Consulting and Non-Competition Agreement, in the form of Exhibit B hereto with each of the directors and officers named therein and each of such Employee Termination, Consulting and Non-Competition Agreements shall be in full force and effect.

   6.4. Frustration of Conditions. Neither Purchaser nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT

   7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company and the shareholders of Purchaser described herein:

     (a) by mutual written consent of Purchaser and the Company;

     (b) by either Purchaser or the Company if:

       (i) the Merger shall not have been consummated on or prior to August 31, 2000, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) (i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

       (ii) the vote of the Company's shareholders shall have been taken at a meeting duly convened therefor or at any adjournment or postponement thereof and shall be insufficient to approve the Company Proposals;

       (iii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

     (c) by Purchaser if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to the Company;

     (d) by Purchaser if (i) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of any of the Company Proposals, or failed to reconfirm its recommendation within 15 business days after a written request to do so, or approved or recommended any Company Superior Proposal or (ii) the Board of Directors of the Company shall have resolved to take any of the foregoing actions;

     (e) by the Company if Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured or has not been cured within 20 business days after the giving of written notice to Purchaser;

     (f) by Purchaser on or before the Decision Date if any one or more material Consents required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby have not been obtained; and

     (g) without any action on the part of any party hereto on the day immediately following the Decision Date in the event that, and only in the event that, (i) Purchaser has not terminated this Agreement by or on the Decision Date pursuant to Section 7.1(f) or (ii) Purchaser has not waived any material Consents specified in the Consent Notice and which are required from third parties (other than Governmental Authorities) in connection with this Agreement and the transactions contemplated hereby which have not been obtained by the Company prior to or on the Decision Date.

The party desiring to terminate this Agreement pursuant to the preceding paragraphs shall give written notice of such termination to the other party in accordance with Section 8.7 hereof.

   7.2. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than Sections 7.2, 8.1, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17 and 8.18) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for any breach of this Agreement prior to termination. If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same.

   (b) In the event that prior to termination of this Agreement a bona fide Company Takeover Proposal shall have been made known to the Company or has been made directly to its shareholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Company Takeover Proposal (a "Competing Company Takeover Proposal"), and thereafter this Agreement is (x) terminated pursuant to Section 7.1(b)(i), 7.1(b)(ii) or 7.1(g) or (y) terminated by Purchaser pursuant to Section 7.1(c), 7.1(d) or 7.1(f), then the Company shall promptly, but in no event later than, in the case of termination by Purchaser, two days after, or in the case of termination by the Company, immediately prior to, termination of this Agreement giving rise to the Company's payment obligation, pay Purchaser a fee equal to $1,000,000

(the "Termination Fee"), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Purchaser would not enter into this Agreement. Notwithstanding the foregoing, no fee or expense reimbursement shall be paid pursuant to this Section 7.2(b) if Purchaser shall be in material breach of its obligations hereunder.

   (c) Purchaser acknowledges that payments made under Section 7.2(b) hereof shall constitute its exclusive remedy with respect to any termination of this Agreement that gives rise to such payment obligation.

                                  ARTICLE VIII

                                 MISCELLANEOUS

   8.1. Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD,
(iii) necessary to secure any required Consents as to which the other party has been advised or (iv) consented to in writing by Purchaser and the Company, any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Purchaser and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. To the extent required by such disclosure obligations, Purchaser or the Company, after consultation with the other party, may file with the SEC a Report on Form 8-K pursuant to the Securities Exchange Act with respect to the Merger, which report may include, among other things, financial statements and pro forma financial information with respect to the other party. In connection with any filing with the SEC of a registration statement or amendment thereto under the Securities Act, the Company or Purchaser, after consultation with the other party, may include a prospectus containing any information required to be included therein with respect to the Merger, including, but not limited to, financial statements and pro forma financial information with respect to the other party, and thereafter distribute said prospectus. Purchaser and the Company shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, each party shall return to the other any documents furnished by the other and all copies thereof any of them may have made and will hold in absolute confidence any information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure or (iii) such information becomes generally available to the public other than by breach of this Section 8.1. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the name in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

   8.2. The Rainforest Cafe Friends of the Future Foundation. At the Effective Time, the directors of Rainforest Cafe Friends of the Future Foundation (the "Foundation"), shall resign and shall elect successor directors as designated by Purchaser. For all purposes of this Agreement, the Foundation shall be deemed a "Company Subsidiary."

   8.3. Additional Approvals. If, contrary to the parties' understanding, the approval of the shareholders of Purchaser shall be required to effectuate the transactions contemplated hereby, Purchaser shall, as soon as reasonably practicable, call, give notice of, convene and hold a meeting of its shareholders for purpose of seeking to obtain such approval. Notwithstanding anything to the contrary contained herein, no such approval of the shareholders of Purchaser as described in the preceding sentence shall be deemed a breach of any representation, warranty, covenant, agreement or other provision of this Agreement.

   8.4. Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among the Company, Purchaser and Merger Sub.

   8.5. Waiver of Compliance; Consents. Any failure of the Company on the one hand, or Purchaser on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Purchaser on the one hand, or the Company on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.5.

   8.6. Survival. The respective representations, warranties, covenants and agreements of the Company and Purchaser contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time, except for those covenants contained in Sections 1.4, 1.5, 1.6, 1.7, 1.13, 5.7, 8.1 and 8.16 hereof, which shall survive beyond the Effective Time in accordance with their terms.

   8.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (i) if to the Company, to:

         Rainforest Cafe, Inc.
         720 South Fifth Street
         Hopkins, Minnesota 55343
         Attention: Kenneth W. Brimmer
         Telecopy: 612-945-5484

  with a copy to (but which shall not constitute notice to the Company):

         Maslon, Edelman, Borman & Brand
         3300 Norwest Center
         Minneapolis, Minnesota 55402
         Attention: Neil P. Ayotte, Esq.
         Telecopy: 612-672-8397

  and

     (ii) if to Purchaser or Merger Sub, to:

         Landry's Seafood Restaurants, Inc.
         1400 Post Oak Blvd., Suite 1010
         Houston, Texas 77056
         Attention: Steven L. Scheinthal
         Telecopy: 713-623-4702

  with a copy to (but which shall not constitute notice to Purchaser):

         Skadden, Arps, Slate, Meagher & Flom LLP
         Four Times Square
         New York, New York 10036
         Attention: Paul T. Schnell, Esq.
         Telecopy: 212-735-2001

   8.8. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto.

   8.9. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

   8.10. Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

   8.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

   8.12. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity,
(ii) unless otherwise specified herein, the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person, (iii) the term "subsidiary" of any specified person shall mean any corporation any of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity any of the total equity interest of which, is directly or indirectly owned by such specified person, (iv) the term "knowledge," when used with respect to the Company, shall mean the knowledge of the directors and executive officers of the Company when used with respect to Purchaser, shall mean the knowledge of the directors and executive officers of Purchaser, and (v) the term "including" shall mean "including, without limitation".

   8.13. Entire Agreement. This Agreement and the documents or instruments referred to herein including, but not limited to, the Exhibit(s) attached hereto and the Disclosure Schedules referred to herein, which Exhibit(s) and Disclosure Schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

   8.14. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

   8.15. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

   8.16. Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of Sections 5.7 and 5.9 hereof are intended to be for the benefit of, and shall be enforceable by, the current or former employees, officers and directors of the Company and/or the Company Subsidiaries affected thereby and their heirs and representatives.

   8.17. Disclosure Schedules. The Company and Purchaser acknowledge that the Company Disclosure Schedule and the Purchaser Disclosure Schedule (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement and (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Purchaser, as the case may be, except to the extent required by this Agreement.

   8.18. Obligation of Purchaser. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

   IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

                                          Landry's Seafood Restaurants, Inc.

                                          By:  /s/ Tilman J. Fertitta
                                             ----------------------------------
                                             Name:Tilman J. Fertitta
                                             Title:Chairman, President and
                                             Chief Executive Officer

                                          Rainforest Cafe, Inc.

                                              /s/ Kenneth W. Brimmer
                                          By:
                                             ----------------------------------
                                             Name:Kenneth W. Brimmer
                                             Title:President

                                          Lsr Acquisition Corp.

                                              /s/ Tilman J. Fertitta
                                          By:
                                             ----------------------------------
                                             Name:Tilman J. Fertitta
                                             Title:President

                                                                         ANNEX B

                           U.S. BANCORP PIPER JAFFRAY
                             222 South Ninth Street
                             Minneapolis, MN 55402
                                 (612) 342-6000

                                                                February 8, 2000

The Board of Directors
Rainforest Cafe, Inc.
720 South Fifth Street
Hopkins, MN 55343

Members of the Board:

   We understand that Rainforest Cafe, Inc. ("Rainforest" or the "Company"), LSR Acquisition Corp. ("Merger Subsidiary") and Landry's Seafood Restaurants, Inc. ("Landry's") propose to enter into an Agreement and Plan of Merger to be dated February 8, 2000 (the "Merger Agreement"), pursuant to which Rainforest will be acquired through the merger of Merger Subsidiary with Rainforest, with Merger Subsidiary as the surviving corporation (the "Transaction"). Pursuant to the Merger Agreement, and subject to certain exceptions, at the effective time of the Transaction, all the outstanding shares of Rainforest will be converted into 9,027,777 shares of Landry's and $43,750,000 cash (the "Merger Consideration"). We have not opined on the relative amounts of cash or stock which any shareholder may have the right to elect, but rather have opined as to the Merger Consideration payable to shareholders as a group. You have requested our opinion as to whether, as of the date hereof, the Merger Consideration to be received by the shareholders of Rainforest pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of Rainforest.

   U.S. Bancorp Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, Rainforest will pay us a fee and indemnify us against certain liabilities. A minor portion of Piper Jaffray's fee is contingent on consummation of the Transaction. In the ordinary course of our business, we and our affiliates may actively trade securities of Rainforest and Landry's for our own account or the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

   In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. Reviewed the latest available draft of the Merger Agreement.

     2. Reviewed certain publicly available business and financial information for Rainforest, including the reports on Form 10-K for the years ended December 29, 1996, December 28, 1997 and January 3, 1999, proxy statements relating to annual meetings dated March 31, 1998 and April 6, 1999, and the reports on Form 10-Q for the quarters ended April 4, 1999, July 4, 1999 and October 3, 1999, as well as recent published research analyst reports and press releases.

     3. Reviewed certain publicly available business and financial information for Landry's, including the report on Form 10-K for the years ended December 31, 1996, December 31, 1997, and December 31, 1998, the proxy statements dated April 28, 1997, April 30, 1998, and July 21, 1999, and the reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, as well as recent published research analyst reports and press releases.

     4. Reviewed financial forecasts for Rainforest and Landry's prepared by managements of the respective companies for the fiscal years ending December 31, 1999 through 2004 ("Financial Forecasts").

     5. Conducted discussions with members of senior management of Rainforest, including the President, the Chief Executive Officer, and the Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of Rainforest and the prospects for the Company and Landry's on a combined basis.

     6. Conducted discussions with members of senior management of Landry's, including the Chief Executive Officer and Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of Landry's and the prospects for the Company and Landry's on a combined basis.

     7. Reviewed the historical prices and trading activity for Rainforest and Landry's common stock.

     8. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which were deemed relevant.

     9. Performed discounted cash flow analyses on the Financial Forecasts for Rainforest.

     10. Analyzed the premiums paid in recent public company acquisitions.

     11. Performed certain financial analyses for Rainforest and Landry's on a pro forma combined basis.

     12. Compared certain financial data of Rainforest and Landry's with certain financial and securities data of companies deemed similar to Rainforest and Landry's or representative of the business sector in which both companies operate.

     13. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

   We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Rainforest and Landry's or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of Rainforest's and Landry's managements that the information provided has been prepared on a reasonable basis in accordance with industry practice and, with respect to projected financial planning data, reflects the best currently available estimates and judgment of Rainforest's and Landry's managements as to the expected future financial performance of Rainforest and Landry's, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither Rainforest nor Landrys is a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business.

   In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of Rainforest or Landry's and have not been furnished with any such appraisals or valuations, have made no physical inspection of the properties or assets of Rainforest or Landry's and express no opinion regarding the liquidation value of Rainforest or Landry's. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any owned real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either Rainforest or Landry's or their respective affiliates are a party or may be subject and our opinion makes no assumption concerning and therefore does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

   Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which shares of Rainforest or Landry's common stock have traded or at which such shares may trade at any future time. Our opinion addresses only the Merger Consideration to be received by the shareholders of Rainforest. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion, except as expressly provided in our engagement letter with you.

   We have not been authorized by the Board of Directors of Rainforest to solicit other purchasers for the Company or alternative transactions to the Transaction. We were not requested to opine as to, and this opinion does not in any manner address, Rainforest's underlying decision to proceed with or effect the Transaction or structure thereof.

   This opinion is directed to the Board of Directors of Rainforest in evaluating the Transaction and is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how to vote in the Transaction. This opinion shall not be published or otherwise used by any other persons for any other purposes nor shall any public references to Piper Jaffray be made without our prior written consent. However, notwithstanding the foregoing, we consent to inclusion of this opinion in the Proxy Statement/Prospectus (as defined in the Merger Agreement) to be issued in connection with the Transaction in accordance with the terms of our engagement by the Company.

   Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Rainforest.

                                            Sincerely,

                                            /s/ U.S. BANCORP PIPER JAFFRAY INC.

                                                                         ANNEX C

                     SECTIONS 302A.471 AND 302A.473 OF THE
                       MINNESOTA BUSINESS CORPORATION ACT

   Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act which provide that shareholders may dissent from, and obtain payment for the fair value of their shares in the event of, certain corporate actions, and establish procedures for the exercise of such dissenters' rights.

   302A.471 Rights of dissenting shareholders.

   Subdivision 1. Actions creating rights. A share holder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

       (1) alters or abolishes a preferential right of the shares;

       (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

       (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

       (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permit ted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the share holder are entitled to be voted on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

   Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473 , if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

   Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

(b) If a date is fixed according to section 302A.445 , subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

   Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.
                                      ***

   302A.473 Procedures for asserting dissenters' rights.

   Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

   (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

   (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

   (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

   Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

   Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

   Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

     (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

     (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

     (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

   (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

   Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting share holder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

     (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

     (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

     (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

   (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

   (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

   Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

   Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall deter mine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

   Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

   (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

   (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                    Part II

                     Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, such person is entitled to indemnity for such expenses as the court deems proper. Any determination as to whether a person seeking indemnification has met the required standard of conduct and thus entitled to indemnification is, unless ordered by a court, to be made (1) by a majority vote of directors who are not party to such action, suit or proceeding, or (2) by a committee of such directors designated by a majority vote of such directors, or (3) if there are no such directors, or if such directors so direct, independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or
(4) by the shareholders.

   Landry's certificate of incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Landry's certificate of incorporation further provides that each person who was or is a party or threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of Landry's or is or was serving at the request of Landry's as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, will be indemnified by Landry's to the fullest extent permitted by Delaware law. The right to indemnification includes the right to be paid by Landry's the expenses incurred in connection with any such proceeding advance of its final disposition. In general, the indemnification provided for by Delaware law is not deemed to be exclusive of any non-statutory indemnification rights provided to directors, officers and employees under any by-law, agreement or vote of shareholders or disinterested directors. The Landry's certificate of incorporation contains similar provisions.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits required by Item 601 of Regulation S-K:

 Exhibit                               Description
 ------- ----------------------------------------------------------------------
  2.1    Agreement and Plan of Merger, dated as of February 9, 2000, by and among the Registrant, LSR Acquisition Corp. and Rainforest Cafe, Inc.
         (included as Annex A to the Proxy Statement/Prospectus contained in the Registration Statement)

  4.1    Specimen Common Stock Certificate for the Registrant's Common Stock
         (incorporated by reference to Exhibit 4 to the Amendment No. 1 to the Registrant's Registration Statement on Form S-1, filed with the SEC on
         August 2, 1993 (Registration No. 33-65498))

 *5.1 Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities to be registered (including consent)

  8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters (including consent)

 Exhibit                               Description
 ------- ----------------------------------------------------------------------

   8.2 Opinion of Maslon Edelman Borman & Brand LLP regarding certain tax matters (including consent)

   9.1 Stockholder Agreement, dated as of February 9, 2000, by and between the Registrant and Lyle Berman (incorporated by reference to Exhibit
         10.01 of the Schedule 13D dated February 18, 2000 filed by the Registrant with respect to Rainforest)

   9.2 Stockholder Agreement, dated as of February 9, 2000, by and between the Registrant and Steven W. Schussler (incorporated by reference to Exhibit 10.02 of the Schedule 13D dated February 18, 2000 filed by the
         Registrant with respect to Rainforest)

  23.1 Consent of Winstead Sechrest & Minick P.C. (contained in Exhibit 5.1 hereto)

  23.2   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in
         Exhibit 8.1 hereto)

  23.3 Consent of Maslon Edelman Borman & Brand LLP (contained in Exhibit 8.2 hereto)

  23.4   Consent of U.S. Bancorp Piper Jaffray (contained in Annex B to the
         Proxy Statement/Prospectus
         contained in the Registration Statement)

 *23.5   Consent of Arthur Andersen LLP (Houston, Texas)

 *23.6   Consent of Arthur Andersen LLP (Minneapolis, Minnesota)

  24.1   Powers of Attorney (included on signature page)

 *99.1   Form of Proxy Card

 *99.2   Form of Election Form/Letter of Transmittal

 *99.3 Employee Termination, Consulting and Non-Competition Agreement, dated as of February 9, 2000, by and between the Registrant and Lyle Berman

 *99.4 Employee Termination, Consulting and Non-Competition Agreement, dated as of February 9, 2000, by and between the Registrant and Kenneth W.
         Brimmer

 *99.5 Employee Termination, Consulting and Non-Competition Agreement, dated as of February 9, 2000, by and between the Registrant and Steven W.
         Schussler

 *99.6 Employee Termination, Consulting and Non-Competition Agreement, dated as of February 9, 2000, by and between the Registrant and Ercument
         Ucan

--------
*  Filed herewith.
(b) Financial Statement Schedules. Not applicable.
(c) Reports, Opinion or Appraisal. See Exhibits 5.1, 8.1 and 8.2.

Item 22. Undertakings

   (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (2) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (3) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (4) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of the registration statement through the date of responding to such request.

   (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on March 6, 2000.

                                          LANDRY'S SEAFOOD RESTAURANTS, INC.

                                             /s/ Tilman J. Fertitta
                                          By:  ________________________________
                                          Name: Tilman J. Fertitta
                                          Title: Chairman of the Board,
                                              President
                                              and Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Tilman J. Fertitta, Steven L. Scheinthal and Paul S. West, and each of them individually, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Tilman J. Fertitta         Director, Chairman of the     March 6, 2000
______________________________________  Board, President and
          Tilman J. Fertitta            Chief Executive Officer

       /s/ Steven L. Scheinthal        Director, Vice President      March 6, 2000
______________________________________  of Administration,
         Steven L. Scheinthal           General Counsel and
                                        Secretary

           /s/ Paul S. West            Director, Vice President      March 6, 2000
______________________________________  of Finance and Chief
             Paul S. West               Financial Officer

         /s/ Richard E. Ervin          Vice President of             March 6, 2000
______________________________________  Restaurant Operations
           Richard E. Ervin

         /s/ James E. Masucci          Director                      March 6, 2000
______________________________________
           James E. Masucci

          /s/ Joe Max Taylor           Director                      March 6, 2000
______________________________________
            Joe Max Taylor

                                 EXHIBIT INDEX

 Exhibit                               Description
 ------- ----------------------------------------------------------------------
   2.1   Agreement and Plan of Merger, dated as of February 9, 2000, by and among the Registrant, LSR Acquisition Corp. and Rainforest Cafe, Inc.
         (included as Annex A to the Proxy Statement/Prospectus contained in the Registration Statement)

   4.1   Specimen Common Stock Certificate for the Registrant's Common Stock
         (incorporated by reference to Exhibit 4 to the Amendment No. 1 to the Registrant's Registration Statement on Form S-1, filed with the SEC on
         August 2, 1993 (Registration No. 33-65498))

  *5.1 Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities to be registered (including consent)

   8.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters (including consent)

   8.2 Opinion of Maslon Edelman Borman & Brand LLP regarding certain tax matters (including consent)

   9.1 Stockholder Agreement, dated as of February 9, 2000, by and between the Registrant and Lyle Berman (incorporated by reference to Exhibit
         10.01 of the Schedule 13D dated February 18, 2000 filed by the Registrant with respect to Rainforest)

   9.2 Stockholder Agreement, dated as of February 9, 2000 by and between the Registrant and Steven W. Schussler (incorporated by reference to
         Exhibit 10.02 of the Schedule 13D dated February 18, 2000 filed by the
         Registrant with respect to Rainforest)

  23.1 Consent of Winstead Sechrest & Minick P.C. (contained in Exhibit 5.1 hereto)

  23.2   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in
         Exhibit 8.1 hereto)

  23.3 Consent of Maslon Edelman Borman & Brand LLP (contained in Exhibit 8.2 hereto)

  23.4   Consent of U.S. Bancorp Piper Jaffray (contained in Annex B to the
         Proxy Statement/Prospectus
         contained in the Registration Statement)

 *23.5   Consent of Arthur Andersen LLP (Houston, Texas)

 *23.6   Consent of Arthur Andersen LLP (Minneapolis, Minnesota)

  24.1   Powers of Attorney (included on signature page)

 *99.1   Form of Proxy Card

 *99.2   Form of Election Form/Letter of Transmittal

 *99.3 Employee Termination, Consulting and Non-Competition Agreement, dated as of February 9, 2000, by and between the Registrant and Lyle Berman

 *99.4 Employee Termination, Consulting and Non-Competition Agreement, dated as of February 9, 2000, by and between the Registrant and Kenneth W.
         Brimmer

 *99.5 Employee Termination, Consulting and Non-Competition Agreement, dated as of February 9, 2000, by and between the Registrant and Steven W.
         Schussler

 *99.6 Employee Termination, Consulting and Non-Competition Agreement, dated as of February 9, 2000, by and between the Registrant and Ercument
         Ucan

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* Filed herewith